As filed with the Securities and Exchange Commission on September 26, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL ENTERTAINMENT CORPORATION

(Exact Name of Registrant as specified in its Charter)

Nevada	7941	86-0933274
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Global Entertainment Corporation

4909 E. McDowell, Suite 104

Phoenix, Arizona 85008-4293

(480) 994-0772

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard Kozuback

President and Chief Executive Officer

Global Entertainment Corporation

4909 E. McDowell, Suite 104

Phoenix, Arizona 85008-4293

(480) 994-0772

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With Copies To:

Steven D. Pidgeon, Esq. Snell & Wilmer LLP One Arizona Center 400 E. Van Buren Phoenix, AZ 85004-2002 (602) 382-6000	Robert S. Kant, Esq. Greenberg Traurig, LLP 2375 E. Camelback Rd. Suite 700 Phoenix, AZ 85016 (602) 445-8000

Approximate Date of Commencement of Proposed Sale to the Public:  Upon consummation of the merger described herein.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee

Common stock, $0.001 par value per share	1,260,999	N/A	$3,022,671	(2)	$244.53

Common stock issuable on exercise of options and warrants	160,401	N/A	567,659	(3)	45.92

Total	1,420,600		$3,590,330		$290.45

(1)	Represents the estimated maximum number of shares of Global Entertainment Corporation common stock to be issued or to become issuable upon completion of the merger of Cragar Industries, Inc. with a subsidiary of the Registrant, including (i) 815,400 shares of Global Entertainment Corporation common stock to be issued in exchange for 3,900,221 shares of Cragar Industries, Inc. common stock assumed to be outstanding as of the close of the merger, (b) 444,799 shares of Global Entertainment Corporation common stock to be issued upon the conversion of $1,265,500 in principal amount of outstanding debt of Cragar Industries, Inc., and (c) up to 160,401 shares of Global Entertainment Corporation common stock issuable upon the exercise of options and warrants to be issued in exchange for outstanding options and warrants to acquire 767,103 shares of Cragar Industries, Inc. common stock.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, based on the product of (i) $0.775, the average of the bid and asked price of Cragar Industries, Inc. common stock as reported on the OTC Bulletin Board on September 24, 2003, and (ii) the estimated maximum number of shares of Cragar Industries, Inc. common stock to be acquired in the merger.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g)(1) under the Securities Act of 1933, as amended, based on the product of (i) $3.539, the assumed exercise price of the options and warrants being issued in the merger, and (ii) the estimated maximum number of shares of Global Entertainment Corporation common stock that may be issued upon exercise of such options and warrants.

To the Stockholders of Cragar Industries, Inc.

Merger Proposal—Your Vote is Very Important

Dear Cragar Industries, Inc. Stockholders:

On behalf of your board of directors, I am pleased to announce that Cragar Industries, Inc. has agreed to a merger that will result in Cragar becoming a wholly owned subsidiary of Global Entertainment Corporation. Global Entertainment is a Nevada corporation that operates and manages a minor professional hockey league, develops and manages multipurpose arenas, and pursues licensing and marketing opportunities related to its sports management and arena development and management activities. Prior to the merger, there has been no public market for Global Entertainment’s common stock. However, as a condition to the merger, shares of Global Entertainment common stock, including the shares issued to holders of shares of Cragar common stock in the merger, must be eligible for quotation on the OTC Bulletin Board.

In the merger, each share of Cragar common stock will be exchanged for a fraction of a share of Global Entertainment common stock equal to 815,400 divided by the number of outstanding shares of Cragar common stock on the effective date of the merger. Assuming the number of shares of Cragar common stock on the effective date of the merger remains at 3,900,221, each share of Cragar common stock will be exchanged for approximately 0.2091 of a share of Global Entertainment common stock. Each option or warrant to acquire shares of Cragar common stock will be exchanged for an option or warrant to acquire shares of Global Entertainment common stock based on the same exchange ratio described above. In addition, $1,265,500 in principal amount of outstanding Cragar debt will be converted on the effective date of the merger into approximately 444,799 shares of Global Entertainment common stock. In connection with the merger, Global Entertainment will issue up to 1,260,199 shares of Global Entertainment stock and, assuming no additional issuances of Cragar common stock or grants of options or warrants to acquire shares of Cragar common stock prior to the effective date of the merger, will grant options and warrants to acquire up to 160,401 shares of Global Entertainment common stock, representing approximately 23.7% of Global Entertainment’s common stock after the merger, or 24.8% on a fully diluted basis.

We request your approval of the merger by voting by proxy or in person at a special meeting of stockholders to be held on                     , 2003, at 9:00 a.m., Mountain Standard Time, at 4909 East McDowell Road, Suite 100, Phoenix, Arizona. After careful consideration, your board of directors believes that the merger is advisable, fair, and in the best interests of Cragar’s stockholders and unanimously recommends that you vote in favor of the merger agreement.

The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger in detail and the process your board of directors went through before recommending the merger with Global Entertainment. Please read this information carefully before you vote.

Approval of the merger requires the affirmative vote of the holders of at least 66 2/3% percent of the outstanding shares of Cragar common stock. Holders of 37.7% of the outstanding shares of Cragar common stock, including the undersigned, have agreed to vote in favor of the merger.                     , 2003 has been fixed as the record date for stockholders entitled to notice of and to vote at the meeting.

You are cordially invited to attend the special meeting in person. Regardless of whether you plan to attend the meeting, please complete, sign, and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. No postage is required if the proxy is mailed in the United States. If you attend the meeting and wish to vote in person, you may withdraw your proxy before the meeting.

Your vote is very important. Please submit your proxy according to the instructions on the attached proxy card. Please do not send us your stock certificates.

Cragar appreciates your interest in and consideration of this matter.

Sincerely,
Michael Hartzmark, Ph.D.
Chairman and Chief Executive Officer
Cragar Industries, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                     , 2003

A special meeting of stockholders of Cragar Industries, Inc., a Delaware corporation (“Cragar”), will be held on                     , 2003, at 9:00 a.m., Mountain Standard Time, at 4909 E. McDowell Road, Suite 100, Phoenix, Arizona 85008, for the following purposes, as more fully described in the proxy statement/prospectus accompanying this notice:

1.    To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of June 13, 2003, by and among Global Entertainment Corporation (“Global Entertainment”), Global Entertainment Acquisition Corp., a wholly owned subsidiary of Global Entertainment, and Cragar , a copy of which is attached as Annex A to the accompanying proxy statement/prospectus. Under the merger agreement, Global Entertainment Acquisition Corp. will merge with and into Cragar, and Cragar will survive the merger as a wholly owned subsidiary of Global Entertainment. In the merger, each outstanding share of Cragar common stock will be exchanged for a fraction of a share of Global Entertainment common stock equal to 815,400 divided by the number of outstanding shares of Cragar common stock on the effective date of the merger and each outstanding option or warrant to acquire shares of Cragar common stock will be exchanged for an option or warrant to acquire shares of Global Entertainment common stock based on the same exchange ratio described above. Assuming the number of outstanding shares of Cragar common stock on the effective date of the merger remains at 3,900,221, the number of such shares outstanding as of September 1, 2003, the exchange ratio described above will be approximately 0.2091. In addition, Cragar has $1,265,500 in principal amount of outstanding debt that will be converted on the effective date of the merger into approximately 444,799 shares of Global Entertainment common stock. Adoption of the merger agreement also will constitute approval of the merger and the other transactions contemplated by the merger agreement.

2.    To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on                     , 2003 are entitled to notice of and to vote at the special meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at Cragar’s executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.

Sincerely,
Michael Hartzmark, Ph.D.
Chairman and Chief Executive Officer

Phoenix, Arizona

                    , 2003

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
PLEASE READ THE ATTACHED PROXY STATEMENT/PROSPECTUS CAREFULLY, COMPLETE,
SIGN, AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN
IT IN THE ENCLOSED ENVELOPE.

The information in this proxy statement/prospectus is not complete and may be changed. Global Entertainment may not offer or sell these securities until the registration statement on Form S-4 filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and Global Entertainment is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2003

PROXY STATEMENT OF CRAGAR INDUSTRIES, INC.

FOR A SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD                     , 2003

AND

PROSPECTUS OF GLOBAL ENTERTAINMENT CORPORATION FOR UP TO 1,420,600 SHARES OF COMMON STOCK

This proxy statement/prospectus is furnished to the holders of Cragar common stock in connection with the solicitation of proxies by Cragar’s board of directors for a special meeting of stockholders to be held on             , 2003, at 9:00 a.m., Mountain Standard Time, at 4909 East McDowell Road, Suite 100, Phoenix, Arizona.

At the special meeting , holders of Cragar common stock will be asked to consider and vote upon a merger agreement pursuant to which Cragar will become a wholly owned subsidiary of Global Entertainment Corporation. As a result of the merger, Global Entertainment will issue up to 815,400 shares of Global Entertainment common stock to the holders of outstanding shares of Cragar common stock, with each share of Cragar common stock being exchanged for approximately 0.2091 of a share of Global Entertainment common stock, assuming the number of outstanding shares of Cragar common stock on the effective date of the merger remains at 3,900,221, the number of shares of Cragar common stock outstanding on September 1, 2003. Each outstanding option or warrant to acquire shares of Cragar common stock will be exchanged for an option or warrant to acquire shares of Global Entertainment common stock based on the same exchange ratio described above. In addition, holders of $1,265,500 in principal amount of Cragar’s outstanding debt have agreed to convert that debt in connection with the merger into approximately 444,799 shares of Global Entertainment common stock. As a result of the merger, the former stockholders of Cragar will own approximately 23.7% of Global Entertainment’s common stock after the merger, or approximately 24.8% on a fully diluted basis.

Prior to the merger, there has been no public market for Global Entertainment’s common stock. However, as a condition to the merger, Global Entertainment common stock must be eligible for quotation on the OTC Bulletin Board.

Cragar common stock currently is quoted on the OTC Bulletin Board under the trading symbol “CRGR.OB.” On September                     , 2003, Cragar common stock closed at $             per share. As of the record date for the special meeting, there were outstanding              shares of Cragar common stock entitled to vote. In addition, Cragar has outstanding options and warrants to acquire up to 767,103 shares of Cragar common stock, none of which entitle the holders thereof to vote at the special meeting or to exercise appraisal rights.

The merger requires the approval of stockholders holding at least 66 2/3% of the outstanding shares of Cragar common stock. Holders of 39% of the outstanding shares of Cragar common stock have agreed to vote in favor of the merger.

This proxy statement/prospectus provides you with information concerning Cragar, Global Entertainment, and the merger. Please carefully review all of the information contained in this proxy statement/prospectus. An investment in Global Entertainment common stock involves significant risk. In particular, you should carefully consider the discussion in the section entitled “ Risk Factors” beginning on page 13 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Global Entertainment common stock to be issued in connection with the merger or determined whether the accompanying proxy statement/prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated                     , 2003 and was first mailed to stockholders on or about                     , 2003.

i

(continued)

ii

(continued)

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving these materials?

A:	Cragar is sending you these materials to help you decide how to vote your shares of Cragar common stock with respect to the proposed merger.

Q:	Why is Cragar proposing the merger?

A:	Cragar is proposing the merger because, among other reasons described in this proxy statement/prospectus, Cragar’s board of directors believes that the combined entity will offer better prospects for improving Cragar’s overall business and financial condition and for enhancing Cragar’s earnings than if Cragar were to continue to operate as an independent entity.

Q:	What will Cragar’s stockholders receive for their shares?

A:	Assuming the number of outstanding shares of Cragar common stock on the effective date of the merger remains at 3,900,221, the number of such outstanding shares as of September 1, 2003, each share of Cragar common stock will be exchanged for approximately 0.2091 of a share of Global Entertainment common stock. Because the exchange ratio will be determined by dividing 815,400 by the number of outstanding shares of Cragar common stock on the effective date of the merger, the exchange ratio described above will be adjusted if the number of outstanding shares of Cragar common stock on the effective date of the merger is less or more than 3,900,221. Global Entertainment will not issue fractional shares in the merger; instead, Cragar stockholders will receive cash (rounded to the nearest whole cent) equal to the product of each fractional share multiplied by the average closing price per share of Cragar’s common stock as quoted on the NASD’s OTC Bulletin Board during the five trading days immediately preceding the closing of the merger, less any amount required to be withheld under applicable tax laws.

Q:	How will the merger affect Cragar’s debt holders?

A:	Holders of $1,265,500 in principal amount of Cragar’s outstanding debt will be entitled to receive, in exchange for such debt, up to 444,799 shares of Global Entertainment common stock.

Q:	How will the merger affect Cragar stock options and warrants?

A:	Each outstanding option or warrant to purchase Cragar common stock will be converted into the right to receive shares of Global Entertainment common stock on the same terms and conditions as were applicable prior to the merger, except that:

•	the number of shares that may be acquired upon exercise will equal the number of shares of Cragar common stock that would have been issuable upon exercise immediately prior to the effective date of the merger, multiplied by the applicable exchange ratio described in the answer to the third question above, rounded to the nearest whole number;

•	the per share exercise price will equal the exercise price per share of the option or warrant immediately prior to the effective date of the merger divided by the applicable exchange ratio described in the answer to the third question above; and

•	the merger will not accelerate the exercisability or vesting of the option or warrant.

Assuming that the number of outstanding shares of Cragar common stock on the effective date of the merger remains at 3,900,221, each outstanding option and warrant to acquire a share of Cragar common stock will be converted into an option or warrant to acquire approximately 0.2091 of a share of Global Entertainment common stock. As of September 1, 2003, Cragar had outstanding options and warrants to acquire up to

767,103 shares of Cragar common stock at a weighted average exercise price of $0.74 per share, which, based on the exchange ratio described above, would be converted into options and warrants to acquire up to 160,401 shares of Global Entertainment common stock at an adjusted weighted average exercise price of $3.54 per share.

Q:	How many total shares of Global Entertainment common stock will be issued in the merger and what percentage will Cragar stockholders own?

A:	Global Entertainment will issue a total of up to 1,260,199 shares of Global Entertainment common stock in connection with the merger, which will represent approximately 23.7% of the total number of shares of Global Entertainment common stock to be outstanding immediately following the merger, or approximately 24.8% on a fully diluted basis. Global Entertainment may issue up to an additional 160,401 shares of Global Entertainment common stock upon the exercise of options and warrants issued in exchange for outstanding options and warrants to acquire up to 767,103 shares of Cragar common stock.

Q:	When will the merger occur?

A:	The merger will occur after approval of the Cragar stockholders is obtained and the other conditions to the merger are satisfied or waived, including the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the listing of Global Entertainment’s common stock on the OTC Bulletin Board.

Q:	Do Cragar or Global Entertainment have the right to terminate or modify the merger agreement based upon changes in Cragar’s common stock price?

A:	No. Neither Cragar nor Global Entertainment has the right to “walk-away” from the transaction or change the terms of the agreement based on whether Cragar’s common stock price increases or decreases.

Q:	Will Cragar stockholders be able to trade publicly the Global Entertainment common stock they receive in the merger?

A:	Yes. As a condition to the merger, Global Entertainment must apply to have its stock quoted on the OTC Bulletin Board. As soon as practicable after the completion of the merger, Global Entertainment will make publically available the information necessary to satisfy Securities and Exchange Commission Rule 15c2-11, which is required in order for broker-dealers to effect transactions in Global Entertainment common stock, and will apply for quotation on the OTC Bulletin Board. There can be no assurance, however that an active trading market will develop for the shares of Global Entertainment common stock, even if the shares are quoted on the OTC Bulletin Board.

Q:	Am I entitled to appraisal rights?

A:	Under applicable law, Cragar stockholders are entitled to appraisal rights in connection with the merger, provided that the procedures set forth under applicable Delaware law are followed, as more fully described in “The Merger—Appraisal Rights” on page 34 and in Annex B to this proxy statement/prospectus.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. Before voting on the merger, you should review and carefully consider the risk factors discussed in the section entitled “Risk Factors” beginning on page 13 of this proxy statement/prospectus.

Q:	How will Cragar fit into Global Entertainment after the merger?

A:	Following the merger, Cragar will be operated as a wholly owned subsidiary of Global Entertainment and will continue to pursue licensing opportunities for the various trademarks owned by Cragar, including the CRAGAR brand name, particularly with respect to the markets in which teams affiliated with Global Entertainment’s minor league professional hockey leagues operate.

Q:	What do I need to do now?

A:	Following your review of this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

Q:	How do I vote on the merger?

A:	Following your review of this proxy statement/prospectus, complete and sign the enclosed proxy card, and then mail it in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting at which the merger agreement will be presented and voted upon. You may also attend and vote at the special meeting instead of submitting a proxy.

Q:	What happens if I return my proxy card but don’t indicate how to vote?

A:	If you sign your proxy properly but do not include instructions on how to vote, your shares will be voted FOR adoption of the merger agreement.

Q:	What happens if I do not return a proxy card at all?

A:	Not returning your proxy card will have the same effect as voting against adoption of the merger agreement and against approval of the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to Cragar stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person.

Q:	If my broker holds my shares in street name, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Global Entertainment will send Cragar stockholders written instructions for exchanging their Cragar stock certificates for new Global Entertainment stock certificates.

Q:	Who can help answer my questions?

A:	Cragar stockholders can write or call Cragar at 4620 East Arcadia Lane, Phoenix, Arizona 85018, telephone (480) 947-2627 with any questions about the merger, the merger agreement, or the special meeting. Global Entertainment stockholders can write or call Global Entertainment at 4909 East McDowell Road, Suite 104, Phoenix, Arizona 85008-4293, telephone (480) 994-0772 with any questions about the merger or the merger agreement.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire document and the other documents to which this summary refers, including the documents attached as annexes to this proxy statement/prospectus. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about Cragar. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 94 of this proxy statement/prospectus.

The Companies

Cragar Industries, Inc.

4620 East Arcadia Lane

Phoenix, Arizona 85018

Attn: Michael Hartzmark, Ph.D.

(480) 947-2627

From its inception in December 1992 through the first nine months of 1999, Cragar designed, produced, and sold high-quality custom vehicle wheels and wheel accessories. Cragar sold its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order companies. During the fourth quarter of 1999, Cragar began a transformation into a licensing and trademark company. This process was concluded during the fiscal year ended December 31, 2000. Cragar currently has seven licensing agreements with third parties to market CRAGAR-branded products.

Cragar was incorporated in Delaware in December 1992. Unless the context otherwise requires, references to “Cragar” refer to Cragar Industries, Inc., a Delaware corporation, and its wholly owned subsidiaries. Cragar’s principal executive offices are located at 4620 East Arcadia Lane, Phoenix, Arizona 85018, and its telephone number is (480) 947-2627.

Global Entertainment Corporation

4909 E. McDowell, Suite 104

Phoenix, Arizona 85008-4293

Attn: Richard Kozuback

(480) 994-0772

Global Entertainment is a sports management, arena development, and licensing company. Through its subsidiaries, Global Entertainment operates and manages a minor professional hockey league with teams in eight states pursuant to a joint operating agreement with the Central Hockey League (the “CHL”); designs, manages the construction of, and acts as the facility manager for multipurpose sports and entertainment arenas in mid-market communities; and pursues licensing and marketing opportunities related to its sports management and arena development and management activities.

Global Entertainment was organized as a Nevada corporation on August 20, 1998, under the name Global II, Inc. On April 18, 2000, Global II, Inc. acquired all of the outstanding stock of Western Professional Hockey League Holdings, Inc., which operated and managed the Western Professional Hockey League, from WPHL Holdings, Inc., a British Columbia corporation, in exchange for 6,000,000 shares of Global II, Inc. common stock. Contemporaneously with the acquisition of the WPHL, Global II, Inc. changed its name to Global Entertainment Corporation. References herein to “Global Entertainment” refer to Global Entertainment Corporation and its three subsidiaries: Western Professional Hockey League, Inc., International Coliseums Company, Inc., and Global Entertainment Marketing Systems. Global Entertainment’s headquarters are located at 4909 E. McDowell, Suite 104, Phoenix, Arizona 85008-4293, and its telephone number is (480) 994-0772.

Summary of the Transaction

Structure of the Transaction

At the effective time of the merger, Global Entertainment Acquisition Corp., a wholly owned subsidiary of Global Entertainment, will merge with and into Cragar with Cragar then becoming a wholly owned subsidiary of Global Entertainment. Following the merger, Cragar’s stockholders will own common stock in Global Entertainment, and holders of options or warrants to purchase shares of Cragar common stock will receive options or warrants to purchase shares of Global Entertainment common stock. Holders of $1,265,500 in principal amount of Cragar’s outstanding debt will receive up to 444,799 shares of Global Entertainment common stock at the effective time of the merger.

Stockholder Approval

To approve the merger, the holders of at least 66 2/3% of the outstanding shares of Cragar’s common stock must adopt the merger agreement and approve the merger. Global Entertainment stockholders are not required to vote on the merger agreement or the merger.

As of September 1, 2003, Cragar’s directors and executive officers collectively beneficially owned a total of approximately 14.7% of the outstanding shares of Cragar common stock. These directors and officers have agreed to vote in favor of the merger agreement.

Cragar’s stockholders are entitled to cast one vote for each share of Cragar common stock owned as of                          , 2003, the record date for the special meeting.

Recommendations of Cragar’s Board of Directors

After careful consideration, Cragar’s board of directors has determined that the merger is advisable, fair, and in the best interests of Cragar stockholders and unanimously recommends a vote in favor of the merger agreement.

CRAGAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CRAGAR’S COMMON STOCK APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER IN ACCORDANCE WITH THE TERMS THEREOF.

Procedure for Exchanging Cragar Stock Certificates

Upon completion of the merger, Global Entertainment will send Cragar stockholders written instructions for exchanging their Cragar stock certificates for new Global Entertainment stock certificates. Do not send your Cragar stock certificates now.

Completion and Effectiveness of the Merger

Global Entertainment and Cragar will complete the merger when all of the conditions to completion of the merger are satisfied or, if permitted by law, waived. The merger will become effective when a certificate of merger is filed with the state of Delaware. Global Entertainment and Cragar are working toward completing the merger as quickly as reasonably possible.

Conditions to Completion of the Merger

Global Entertainment’s and Cragar’s obligations to complete the merger are subject to certain conditions. The conditions that must be satisfied or, if permitted by law, waived, before completion of the merger include the following:

•	the merger agreement must be adopted by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Cragar common stock;

•	the holders of not more than 10% of the outstanding shares of Cragar’s common stock shall have exercised dissenters’ rights;

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must become effective, no stop order may be in effect, and no proceedings by the Securities and Exchange Commission for suspension of its effectiveness may be pending, and any applicable registration, qualification, approval, exemptions, waivers, or consents required under any blue sky laws must have been timely obtained or satisfied;

•	no statute, rule, regulation, judgment, executive order, decree, injunction or other order may be in effect that has the effect of making the merger illegal or otherwise prohibiting completion of the merger; and

•	the shares of Global Entertainment common stock issuable to stockholders in connection with the merger must have been declared eligible for quotation on the OTC Bulletin Board.

Cragar’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Global Entertainment’s representations and warranties must be true and correct, except where the failure to be true and correct, taken together, has not had a material adverse effect on Global Entertainment; and

•	Global Entertainment has performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by it at or before completion of the merger.

Global Entertainment’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Cragar’s representations and warranties must be true and correct, except where the failure to be true and correct, taken together, has not had a material adverse effect on Cragar;

•	Cragar has performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by it at or before completion of the merger;

•	Cragar has obtained all necessary consents, waivers and approvals required in connection with the merger;

•	Cragar and the holders of $1,265,500 in principal amount of Cragar’s outstanding debt must have agreed to convert the debt into a total of up to 444,799 shares of Global Entertainment common stock at the closing of the merger;

•	Cragar and the holders of all of its outstanding options and warrants must have consented and taken all actions necessary to effect an exchange of Cragar’s outstanding options and warrants, so that, upon completion of the merger, they are not exercisable for more than 164,903 shares of Global Entertainment common stock at an exercise price no less than $3.50 per share; and

•	Cragar has received from its legal counsel an opinion stating that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

No Solicitation

Cragar has agreed that, subject to certain exceptions, Cragar will not, directly or indirectly, solicit, initiate or intentionally encourage any offer or proposal for a merger or other business combination involving Cragar or its subsidiaries and a third party. Cragar has further agreed that it will not, subject to certain exceptions, solicit, initiate, or intentionally encourage any offer or proposal for the sale of any equity interest in Cragar to any third party.

Termination of the Merger Agreement

Global Entertainment and Cragar may mutually agree to terminate the merger agreement without completing the merger. Further, either Global Entertainment or Cragar may, subject to certain limitations, terminate the merger agreement if any of the following events occurs:

•	the merger is not completed before December 31, 2003;

•	any permanent injunction or other order of a court or governmental entity preventing the merger becomes final and nonappealable;

•	Cragar’s stockholders do not approve the merger agreement at the special meeting; or

•	the other party materially breaches any representation, warranty, obligation or agreement under the merger agreement, other than a breach that has not had, and would not reasonably be expected to result in, a material adverse effect on the non-breaching party, and the breach is not cured within 30 days of written notice of the breach.

Furthermore, Cragar may terminate the merger agreement if, in accordance with the requirements set forth in the merger agreement, Cragar’s board of directors recommends, approves, or resolves to approve or recommend an alternative transaction that is superior to the merger.

Payment of Termination Fees

Cragar must pay Global Entertainment a termination fee equal to $250,000 upon the termination of the merger agreement resulting from the occurrence of any of the following events:

•	Cragar terminates the merger in a manner not permitted by the merger agreement;

•	Global Entertainment terminates the merger due to Cragar’s failure to satisfy any closing condition within its control; or

•	the merger agreement is terminated because, in accordance with the requirements set forth in the merger agreement, Cragar’s board of directors recommends, approves, or resolves to approve or recommend an alternative transaction that is superior to the merger.

Global Entertainment must pay Cragar a termination fee equal to $250,000 upon the termination of the merger agreement resulting from the occurrence of any of the following events:

•	Global Entertainment terminates the merger in a manner not permitted by the merger agreement; or

•	Cragar terminates the merger due to Global Entertainment’s failure to satisfy any closing condition within its control.

Interests of Directors and Executive Officers in the Merger

When considering the recommendation of Cragar’s board of directors, you should be aware that some Cragar directors and executive officers have interests in the merger that may diverge from, or be in addition to, the interests of Cragar’s stockholders generally.

•	Dolores Hartzmark, the mother of Michael Hartzmark, Cragar’s Chairman and CEO, as well as other holders of Cragar’s outstanding debt, including Mark Schwartz, one of Cragar’s directors, have agreed to convert their debt into shares of Global Entertainment common stock at a conversion ratio equal to approximately 0.3516 shares of Global Entertainment common stock for each dollar in principal amount of outstanding debt converted, which is greater than the anticipated exchange rate of approximately 0.2091 shares of Global Entertainment common stock for each share of Cragar common stock available to Cragar’s common stockholders in the merger.

•	Global Entertainment has agreed to cause each person who served as a Cragar officer or director prior to the effective date of the merger to continue to be indemnified for acts or omissions arising out of such individual services to Cragar occurring at or prior to the closing of the merger.

•	Upon the closing of the merger, Michael Hartzmark and Mark Schwartz, currently members of Cragar’s board of directors, will become members of Global Entertainment’s board of directors.

The members of Cragar’s board of directors knew about these additional interests, and considered them, when they approved the merger and the merger agreement.

You should consider whether these interests may have influenced these directors and officers in their decision to support or recommend the merger.

U. S. Federal Income Tax Consequences of the Merger

The merger is structured so that, in general, Cragar’s stockholders will not recognize gain or loss for U.S. federal income tax purposes upon the merger, except for taxes payable because of cash received by Cragar stockholders instead of fractional shares. It is a condition to the merger that Cragar receive from its legal counsel a written opinion stating that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

Restrictions on the Ability to Sell Global Entertainment Stock

All shares of Global Entertainment common stock to be received by Cragar stockholders in connection with the merger will be freely transferable under the federal securities laws unless the stockholder is considered an affiliate of either Global Entertainment or Cragar under the federal securities laws. There can be no assurance, however, that an active trading market for the shares will develop following the merger. Transfers of Global Entertainment common stock also must qualify for an exemption from registration in each state in which a transfer is made.

Appraisal Rights

Under Delaware law, holders of Cragar common stock are entitled to appraisal rights in connection with the merger, provided that the procedures set forth under applicable Delaware law are followed, as more fully described in “The Merger Appraisal Rights” on page 34 and in Annex B to this proxy statement/prospectus.

Expenses

Except for the termination fees payable by Global Entertainment and Cragar in certain circumstances, each party has agreed to pay its own expenses incurred in connection with the merger, whether or not the merger is completed.

SELECTED UNAUDITED PRO FORMA

FINANCIAL DATA OF GLOBAL ENTERTAINMENT AND CRAGAR

The following tables set forth selected pro forma financial data of Global Entertainment and Cragar. The unaudited pro forma condensed consolidated balance sheet information assumes that the merger had been consummated on May 31, 2003. The unaudited pro forma condensed consolidated income statement information assumes that the merger had been consummated on June 1, 2002. The selected pro forma financial data was derived from the unaudited pro forma data presented elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated financial information is based on estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of future operating results or financial position.

Pro Forma Year Ended May 31, 2003
(Unaudited)
Selected Statement of Operations Data:
Revenue	$4,360,425
Gross profit on sales	3,733,464
Net income	949,391
Basic and diluted pro forma EPS	$0.18

Pro Forma May 31, 2003
(Unaudited)
Selected Balance Sheet Data:
Total assets	$5,458,368
Notes receivable	40,000
Total liabilities	1,471,566
Notes payable	36,956
Stockholders’ equity	3,986,802

COMPARATIVE PER SHARE DATA

The following table summarizes historical financial information and unaudited condensed consolidated pro forma financial information on a per share basis.

The unaudited pro forma condensed consolidated operating results assumes that the merger was completed at the beginning of the period presented. The unaudited pro forma book value per common share assumes the merger occurred on the balance sheet date.

Historical book value per share is computed by dividing stockholders’ equity (deficit) by the number of shares of common stock outstanding at the end of the period. Global Entertainment pro forma condensed consolidated book value per share is computed by dividing pro forma condensed consolidated stockholders’ equity by the pro forma number of shares of Global Entertainment common stock outstanding at the end of the period.

The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial information of Global Entertainment and Cragar included in this document and the pro forma condensed consolidated financial information included in this document.

	Years Ended May 31,
	2003	2002	2001
Historical Global Entertainment
Basic net income (loss) per common share	$0.16	$0.04	$(0.19)
Diluted net income (loss) per common share	0.16	0.04	(0.19)
Book value per common share	0.10	(0.06)	(0.05)

	Years Ended December 31,			Six Months Ended June 30, 2003
	2002	2001	2000
Historical Cragar
Basic net income (loss) per share	$0.12	$(0.37)	$0.30	(0.01)
Diluted net income (loss) per share	0.12	(0.37)	0.30	(0.01)
Book value per basic common share	(0.26)	(0.40)	(0.21)	(0.27)
Book value per diluted common share	(0.26)	(0.40)	(0.20)	(0.27)

Year Ended May 31, 2003
Global Entertainment Pro Forma Combined
Basic and diluted net income (loss) per share	$0.18
Book value per common share	0.75

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Global Entertainment Price Information

Global Entertainment’s capital stock is not listed on an exchange or quoted on any public market. Accordingly, there is no established public trading market for Global Entertainment’s common stock. However, in connection with the merger, Global Entertainment will cause an application to be filed to have its common stock listed on the OTC Bulletin Board, and Global Entertainment is expected to file periodic and other reports and information with the Securities and Exchange Commission pursuant to Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended. In addition, following the merger, Global Entertainment will be subject to the annual and quarterly reporting requirements of Section 13 of the Securities Exchange Act, the proxy requirements of Section 14, and the Section 16 requirement to report transactions in its securities by directors, officers, and principal stockholders.

Cragar Market Price Information

Cragar common stock is traded on the OTC Bulletin Board under the symbol “CRGR.OB.” The following table shows the high and low sale prices of Cragar common stock as reported by the OTC Bulletin Board for the periods indicated. Cragar has never paid a cash dividend on its common stock since its inception and does not anticipate paying any cash dividends in the foreseeable future.

	Cragar Sale Price
	High	Low
Year Ended December 31, 2001
First Quarter	$2.75	$0.62
Second Quarter	$2.25	$1.80
Third Quarter	$2.00	$0.60
Fourth Quarter	$2.00	$1.10
Year Ended December 31, 2002
First Quarter	$1.85	$1.15
Second Quarter	$1.60	$0.55
Third Quarter	$1.25	$0.70
Fourth Quarter	$1.03	$0.90
Year Ended December 31, 2003
First Quarter	$0.95	$0.62
Second Quarter	$1.50	$0.84
Third Quarter through September 24, 2003	$0.80	$0.85

Recent Closing Price of Cragar

On June 13, 2003, the last full trading day before the public announcement of the proposed merger, the high and low sale prices for Cragar common stock, as reported on the OTC Bulletin Board, were both $1.30. On                     , 2003, the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus, the high and low sale prices for Cragar common stock, as reported on the OTC Bulletin Board, were both $            .

Dividend Information

Neither Global Entertainment nor Cragar has ever paid or declared cash dividends on the shares of its capital stock. Global Entertainment does not anticipate paying cash dividends on its common stock for the foreseeable future. Global Entertainment’s present intention is to retain its earnings, if any, for the future operation and expansion of its business. Any future payment of dividends on Global Entertainment’s common stock will be at the discretion of the board of directors of Global Entertainment and will depend upon, among other things, Global Entertainment’s earnings, financial condition, capital requirements, level of indebtedness and other factors that the Global Entertainment board of directors deems relevant.

Number Of Stockholders and Number of Shares Outstanding

As of September 1, 2003, there were approximately 321 recordholders of Global Entertainment common stock that held an aggregate of approximately 4,068,115 shares of Global Entertainment common stock.

As of September 1, 2003, there were 31 recordholders of Cragar common stock that held an aggregate of approximately 3,900,221 shares of Cragar common stock.

RISK FACTORS

By voting in favor of the merger, you will be choosing to invest in Global Entertainment common stock. An investment in Global Entertainment common stock involves a high degree of risk that may be in addition to or different from the risks of an investment in Cragar. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Relating to the Merger

Global Entertainment will face operational and strategic challenges as a result of the merger that could prevent Global Entertainment from successfully capitalizing on the integration of Cragar with Global Entertainment.

Global Entertainment intends to continue the business operations of Cragar in a manner similar to the manner in which they are currently conducted. Management of Global Entertainment, however, has no experience in the custom wheel industry and automotive aftermarket and has only limited experience in the licensing industry. Despite Global Entertainment’s intent to support Cragar’s operations and pursue additional licensing opportunities by hiring additional personnel, there can be no assurance that these efforts will be successful.

Following the merger, Cragar’s stockholders will not have the ability to control Global Entertainment.

Current Cragar stockholders will not acquire sufficient Global Entertainment shares to have control over the future direction of Global Entertainment. A majority of Global Entertainment’s board of directors has been designated by Global Entertainment under the merger agreement. Because WPHL Holdings, Inc., three of whose stockholders are members of Global Entertainment’s board of directors, will own a majority of the outstanding shares of Global Entertainment following the merger, WPHL Holdings, Inc., will be able to approve most actions requiring stockholder approval, including electing directors, adopting amendments to Global Entertainment’s certificate of incorporation, and approving or disapproving additional sales of common stock and mergers or sales of all or substantially all of Global Entertainment’s assets. As a result, WPHL Holdings, Inc. will be able to control all of Global Entertainment’s major strategic, policy, and operational decisions. Because Nevada law permits stockholder action to be taken by written consent signed by the holders of a majority of shares entitled to vote, Global Entertainment will be able to take stockholder action without calling a meeting of Global Entertainment’s stockholders.

Cragar and Global Entertainment will incur significant costs in connection with the merger that are likely to have an adverse effect on Global Entertainment’s financial results.

The substantial expenses associated with the merger are likely to have an adverse effect on Global Entertainment’s financial results. Global Entertainment and Cragar expect to incur significant costs, such as financial advisory, legal and accounting fees, and financial printing, mailing and other related costs in connection with the merger. Global Entertainment also may incur additional material charges in subsequent quarters to reflect unanticipated costs associated with the merger.

No fairness opinion was requested or obtained by Cragar or Global Entertainment regarding the merger.

Due to the economics of the transaction and to conserve cash, no fairness opinion was requested or obtained by either Cragar or Global Entertainment regarding the merger. Accordingly, no parties other than the parties involved in the transaction have evaluated the fairness of the merger consideration to be received by each stockholder of Cragar.

Cragar’s financial advisor with respect to the merger beneficially owns a substantial number of shares of Global Entertainment common stock and is subject to other potential conflicts of interest.

Miller Capital Corporation, which introduced Global Entertainment to Cragar for the purpose of considering a merger between the two companies, was retained independently both by Global Entertainment and Cragar to serve as exclusive financial advisor pursuant to agreements dated July 18, 2001 and November 9, 2001, respectively, each of which provided for substantial compensation to Miller Capital Corporation resulting from a merger. Rudy R. Miller, a principal of Miller Capital Corporation, served as a member of Global Entertainment’s board of directors until his resignation on March 24, 2003. Miller Capital Corporation also beneficially owns and has the right to vote a substantial percentage of Global Entertainment’s and Cragar’s common stock. Although Mr. Miller resigned from Global Entertainment’s board of directors, and Miller Capital Corporation waived any potential fee from Global Entertainment in connection with the merger, and Mr. Miller’s and Miller Capital Corporation’s potential conflicts of interest were disclosed to the boards of directors of both Global Entertainment and Cragar prior to voting whether to approve the merger, you should consider the lack of independence maintained by Cragar’s and Global Entertainment’s financial advisor and that factor’s effect, if any, on the evaluation of the merger by the boards of directors of Global Entertainment and Cragar.

Officers and directors of Cragar have different interests from yours and officers and directors who are also stockholders and/or debt holders may be more likely to vote to approve the merger.

The directors and officers of Cragar have certain interests in the merger that may differ from those of Cragar stockholders generally. These interests may have influenced these directors and officers in their decision to support or recommend the merger.

Cragar’s stockholders could incur tax liability if the merger does not qualify as a tax-free reorganization.

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to be generally free of federal income taxes to the stockholders of Cragar. Cragar has requested a tax opinion from its legal counsel that, in the best judgment of such counsel, the merger should qualify as a tax-free reorganization for federal income tax purposes. If the merger fails to qualify as a tax-free reorganization, Cragar’s stockholders will recognize a gain or loss equal to the difference between the fair market value of the Global Entertainment stock they receive in the merger and the tax basis in their Cragar stock.

Risks Relating to Global Entertainment

Global Entertainment is a relatively small early stage company and if it does not grow rapidly and obtain additional capital it may not succeed.

Global Entertainment has a short operating history, has limited assets and stockholder’s equity, and will likely require additional capital to continue to grow and possibly to survive. The arena development industry, in particular, is capital intensive and requires that Global Entertainment obtain additional working capital and additional funds to support its operations. Unless Global Entertainment can generate sufficient levels of cash from its operations, which it does not expect to be able to achieve for the foreseeable future, it will continue to rely on equity financing and long-term debt to meet its cash requirements. There is no assurance that Global Entertainment will be able to secure additional financing on acceptable terms or at all. Furthermore, insufficient capital may require Global Entertainment to delay or scale back its anticipated future activities. In addition, if additional capital is raised through equity-related financing, it could result in dilution to the ownership interests of stockholders.

Global Entertainment has a limited operating history, which makes it difficult to determine whether it will succeed.

Global Entertainment’s short operating history makes it difficult to assess its future results of operations and to determine if it will ultimately succeed or remain profitable. There are many events and factors that could materially and adversely impact Global Entertainment, over some of which it has limited or no control, including:

•	the inability to obtain capital at times and in amounts necessary to support its operations and intended growth;

•	the inability to develop and expand its design, management and construction business;

•	the inability to attract and retain franchisees for the minor professional hockey league it operates and manages;

•	the inability of minor professional hockey league franchisees to attract and retain the interest of the public in the markets served by the franchisees;

•	competition from other hockey leagues; and

•	competition from alternative forms of sports and entertainment outside the hockey industry.

There can be no assurance that Global Entertainment will remain viable or that it will continue its operations for any length of time.

Global Entertainment intends to expand its business and it may not survive if this strategy is unsuccessful.

Global Entertainment intends to expand the number of professional minor league hockey franchisees and increase the number of arenas it develops and manages. There can be no assurance that Global Entertainment will have available sources of funds necessary to achieve rapid or sustained growth or that Global Entertainment will succeed in identifying and securing desirable franchisees and markets for expansion of the CHL or new facilities and business opportunities available to expand its business. Even if Global Entertainment is able to expand its business and operations, it may not be able to manage this growth successfully. Any successful growth will require Global Entertainment to continue to implement and improve its financial, accounting, and management information systems and to hire, train, motivate, and manage additional employees. A failure to manage Global Entertainment’s growth effectively would have a material adverse effect on its business, financial condition, and results of operations, and on its ability to execute its business strategy successfully.

Global Entertainment’s business depends on the survival and financial success of the CHL and its franchisees.

The minor league hockey industry in which Global Entertainment conducts business is unproven and subject to significant competition from other sports and entertainment alternatives as well as both the National Hockey League and its minor league hockey system, the American Hockey League, and other independent minor hockey leagues. Even franchisees of the National Hockey League, which is the largest professional hockey league with the greatest attendance, have struggled to remain financially viable. Global Entertainment’s revenues result primarily from payments made by franchisees. If the CHL is unable to attract new franchisees, or if existing franchisees are not able to make the continuing payments required by their franchise agreements, Global Entertainment may not be able to survive. There can be no assurance that any payments will be made by new or current franchisees.

Further, although the players do not now belong to a single union and none of Global Entertainment, the CHL or any franchisee is party to a collective bargaining agreement with the players, there can be no assurance that the players will not at some date form a union or require Global Entertainment, the CHL, or a franchisee to enter into a collective bargaining agreement.

Global Entertainment depends on the addition and continued survival of a critical number of CHL franchisees in order to remain profitable.

Global Entertainment depends on a critical mass of franchisees to capture the economies of scale inherent in the CHL’s operations and to facilitate intra-league play. The number of operating WPHL franchisees was reduced from 18 to 16 by the termination of the Abilene Aviators and the Waco Wizards on December 15, 1999 for the remainder of the 1999/2000 season. These franchises were terminated due to defaults under their respective franchise agreements. There can be no assurance that other CHL franchisees will not similarly default under their franchise agreements or that Global Entertainment will be able to attract successful new franchisees. Management anticipates that expansion of the CHL will be difficult because of the high capital costs of franchises, competitive pressures from sports leagues and entertainment providers both within and outside of the markets where Global Entertainment currently operates, and the lack of arenas for new franchisees.

The high cost of obtaining a CHL franchise makes it difficult for Global Entertainment to attract new franchisees, which negatively impacts its revenues.

Global Entertainment estimates the total costs to a franchisee of acquiring a franchise and commencing its operations in the CHL range from $1.3 million to $3.4 million. The high cost of obtaining a franchise makes it difficult for Global Entertainment to attract new franchisees. Global Entertainment generated approximately 42% of its revenues in the fiscal year ended May 31, 2003 from payments by new franchisees. An additional 40% of Global Entertainment’s revenues for the same fiscal was attributable to payments by existing franchisees. As a result, the inability to attract new franchisees and retain existing franchisees will have a significant negative impact on Global Entertainment’s revenues and profitability.

Global Entertainment competes against other professional hockey leagues as well as a growing number of other entertainment alternatives and its financial results depend on continued fan support.

The CHL is currently one of four minor professional hockey leagues in operation in the United States. Head-to-head competition has not typically occurred between the existing leagues, as each league has historically operated in a different geographic region of the United States. However, with recent expansion efforts of these leagues, the boundaries are beginning to become less defined and leagues are encroaching upon each other’s markets, creating heightened competition.

Global Entertainment not only competes against other minor professional hockey leagues but also against other professional sports and entertainment of all different types and mediums. For example, Global Entertainment competes with alternative entertainment venues located within its small- to mid-size markets, such as bowling alleys, movie theaters, other sports events, and diverse amusement facilities. In addition, hockey is a relatively new and unfamiliar sport in many of the markets where the CHL operates. As a result, many of the CHL’s teams have had difficulty building and maintaining a dedicated fan base. There can be no assurance that such teams will be able to maintain or increase their fan bases or, if the CHL expands, that its new teams will be able to build such a fan base. The success of Global Entertainment and the CHL depends on the CHL’s ability to generate and sustain the fan interest. Absent a substantial and dedicated fan base, Global Entertainment and the CHL may not be able to survive.

A significant majority of Global Entertainment’s cash flow is generated prior to or early in the hockey season, making it difficult to satisfy cash obligations arising later in the season.

Approximately 42% of Global Entertainment’s cash flow is generated from June 15 through September 15 each year. The seasonality of the CHL’s revenues may make it difficult for Global Entertainment to meet current and future obligations that have payment dates or schedules that do not correspond to the seasonality of its cash flow.

Global Entertainment’s recent acquisition of International Coliseums Company and lack of experience in the arena development, construction, and management industry may limit its ability to succeed.

Global Entertainment acquired International Coliseums Company in November 2000. Prior to that time, Global Entertainment was engaged exclusively in the minor league hockey industry and had no prior experience in the development, construction, and management of arenas. Because of Global Entertainment’s lack of experience in the development, construction, and management of arenas and as a result of the short time since it acquired International Coliseums Company, it is difficult to determine whether Global Entertainment will be able to successfully manage this business and compete in this industry.

There are several engineering and consulting firms that compete with Global Entertainment’s arena development business. Most of these competitors have substantially more financial resources and/or financial flexibility than Global Entertainment. Furthermore, the engineering and design industry is undergoing consolidation, particularly in the United States. These competitive forces could have a material adverse effect on Global Entertainment’s ability to successfully operate and generate profits from its arena development business.

If the markets in which Global Entertainment operates experience an economic downturn, revenues are likely to decline causing Global Entertainment’s financial condition to deteriorate.

Global Entertainment’s revenues are likely to be significantly and adversely affected if economic conditions in the small- to mid-sized communities in which it operates deteriorate. In particular, Global Entertainment’s arena development clients are likely to cut costs and delay, curtail, or cancel projects in response to deterioration in economic conditions either locally or nationally. These clients also may demand better pricing terms during such periods. In addition, an economic downturn may impact the credit-worthiness of these clients and the ability to collect cash from them to meet operating needs of Global Entertainment’s arena development business. Accordingly, if current economic conditions worsen, Global Entertainment’s revenues, profits, and operating cash are likely to be adversely impacted.

Global Entertainment depends on key individuals, the loss of which could negatively affect its ongoing operations.

Global Entertainment’s business depends on its ability to maintain certain key individuals and to attract and retain additional qualified and competent personnel. The loss of the services to Global Entertainment of Richard Kozuback, the President of Global Entertainment and Chairman of the WPHL, Brad Treliving, the President of the WPHL, or other key officers and directors, could have a material adverse effect on Global Entertainment’s ability to conduct its business effectively.

In addition, the ability to attract, retain, and expand the staff of qualified technical professionals employed by International Coliseums Company will be an important factor in determining Global Entertainment’s future success. A shortage of professionals qualified in certain technical areas exists from time to time in the engineering and design industry. The market for these professionals is competitive, and Global Entertainment may not be successful in its efforts to continue to attract and retain such professionals.

Global Entertainment is subject to federal and state regulations regarding franchising and the failure to maintain compliance with these laws could limit or prevent the CHL from operating.

Global Entertainment is subject to regulation by the Federal Trade Commission, or FTC, and state laws that regulate the offer and sale of franchises, as well as state laws that regulate substantive aspects of the franchisor-franchisee relationship. The FTC’s rules on franchising require Global Entertainment to furnish prospective franchisees a franchise offering circular containing information prescribed by the FTC rules. At least 15 states presently regulate the offer and sale of franchises and generally require registration of the franchise offering with state authorities. Global Entertainment’s failure to comply with these rules could result in substantial penalties and damages.

Global Entertainment’s development and management of public venues may expose the company to substantial litigation.

Global Entertainment’s participation in the development, operation, and management of multi-purpose sports and entertainment arenas attended by the public may expose the company to additional exposure from litigation arising from the use of such facilities by the public. Although Global Entertainment does not directly develop, operate, or manage any of these facilities, and has comprehensive general liability insurance to protect it against the risk of loss, there can be no assurance that it will not be a target in any potential litigation seeking substantial damages.

Risks Relating to Cragar

Cragar has a history of previous losses and a significant negative working capital and accumulated stockholders’ deficit.

Cragar was incorporated in December 1992 and incurred significant losses in each of its fiscal years up through the fiscal year ended December 31, 1998. Cragar reported net earnings of $54,678, $1,075,029, and $461,330 for the fiscal years ended December 31, 1999, 2000, and 2002, respectively. For the fiscal year ended December 31, 2001, Cragar reported a net loss of $1,357,031. As of December 31, 2002, Cragar had an accumulated deficit of $16,740,884 and a total stockholders’ deficit of $996,691. There can be no assurance that Cragar will be profitable in the future.

The independent auditor’s report on Cragar’s 2002 financial statements has been qualified as a going concern.

The independent auditors’ report on Cragar’s 2002 financial statements states that the financial statements have been prepared assuming that Cragar will continue as a going concern as a result of Cragar’s significant negative working capital and accumulated deficit. The financial statements do not include any adjustments that may result from these uncertainties.

Cragar’s new business strategy may fail or Cragar may not survive.

From Cragar’s inception in December 1992 through the first nine months of 1999, Cragar designed, produced, and sold high-quality custom vehicle wheels and wheel accessories. Cragar sold its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order companies. After reassessing its business strategy, Cragar entered into three licensing agreements whereby other companies now develop, design, engineer, manufacture, sell, and distribute Cragar’s automotive wheel-related products in exchange for royalties based on net sales of the licensed products. Accordingly, Cragar’s continued viability depends on, among other things, its ability to sustain this new business strategy.

Cragar depends on third parties to generate royalties.

Cragar’s revenue and operating results depend substantially on the efforts and success of its third-party licensees. Because the amount of royalties payable to Cragar is determined by the net sales of those products by its licensees, its revenue is subject to its licensees’ ability to generate substantial net sales and deliver a high-quality product on a timely basis to customers. In addition, because Cragar’s licensees’ primary fiduciary obligations are to their own stockholders rather than Cragar’s stockholders, they may make decisions or take steps that would result in lower royalty payments. If Cragar’s licensees do not meet their obligations under their respective licensing agreements, Cragar’s primary remedy is to terminate that license agreement. This remedy is only effective if Cragar can identify and secure other capable licensees to market and produce the affected products.

For calendar 2002 and for the first and second quarters of calendar 2003, Performance Wheel Outlet, Inc., one of Cragar’s licensees, was in breach of its Exclusive Field of Use and Licensing Agreement. The breach related to Performance’s failure to meet or exceed its minimum guaranteed payments for the fiscal year ended December 31, 2002 and for the quarters ended March 31, 2003 and June 30, 2003. Cragar attempted to work with Performance to modify the agreement in an attempt to cure the default and reduce the likelihood of future defaults. However, this attempt was unsuccessful, and, as of September 11, 2003, the Field of Use License Agreement with Performance was terminated. In its place, Cragar has negotiated a Field of Use License Agreement with CIA Wheel Group dba The Wheel Group, which is effective as of October 1, 2003.

Cragar may be unable to support manufacturing, marketing, sale, and distribution if any of its license agreements are terminated.

If any of Cragar’s licensees terminate their license agreements or Cragar terminates their license agreements for any reason, Cragar may be forced to incur the cost of manufacturing, marketing, selling, and distributing the licensed products without the financial resources and distribution capabilities of its licensees. In the alternative, Cragar would be forced to possibly secure one or more other licensees capable of manufacturing, marketing, selling, and distributing the licensed products on its behalf and paying any royalties based on the net sales of those products. There can be no assurance that Cragar would be able to secure other licensees if one or more of the license agreements is terminated.

Cragar is dependent on external financing.

Cragar currently has outstanding $1,265,500 in principal amount of secured debt, which is to be converted into shares of Global Entertainment common stock in connection with the merger. Should the merger not be consummated, Cragar will be required to raise additional funds through equity or debt financing to repay such loans and to fund working capital. No assurance can be given, however, that additional financing will be available on terms acceptable to Cragar, if at all.

Cragar’s investment in Wrenchead may not be profitable.

Cragar owns 485,000 shares of Wrenchead, Inc.’s common stock and 918,750 shares of Wrenchead, Inc. Series A Senior Convertible Preferred Stock. Of this amount, Cragar has assigned 208,108 shares of common stock and all of the preferred stock to various parties. During the fourth quarter of fiscal year 2001, Cragar reported a loss on its investment in Wrenchead, Inc. of $1,229,029 as a result of the reduction in the estimated market value of Wrenchead, Inc.’s common stock that Cragar has not assigned. There can be no assurance that Cragar’s remaining investment in Wrenchead, Inc. will be profitable in the future.

Royalty payments decrease as a percentage of sales as royalties increase.

The royalty structure with two of its licensees provides for a decrease in percentage of net sales that determines Cragar’s royalty payments as net sales increase above certain levels. As a consequence, benefits of a substantial increase in sales sold by those licensees will be limited by the negotiated royalty fee structure.

The extension of Cragar’s brand names to other products may not be successful.

Cragar’s business strategy is to attempt to extend the CRAGAR brand names to new products developed by its licensees as well as to non-wheel related products within the automotive aftermarket industry. Cragar regards this extension of its brand names to new products as a key element of a strategy that is designed to increase net sales of CRAGAR brand products to generate increased royalty revenue. During the first quarter of 2003, Cragar entered into a License Agreement with Quattro Brands, LLC. Quattro Brands has introduced a line of automotive chemical appearance products under the brand name CRAGAR Car Care. There can be no assurance, however, that Quattro Brands, Cragar’s other licensees or Cragar will be successful in developing and marketing any new products under the CRAGAR brand names, or if any new products are developed, that the net sales of these products will have a positive impact on Cragar’s financial results.

Cragar is dependent on key customers and its licensees’ ability to market and sell to existing and new customers.

Prior to 2000, a limited number of customers accounted for a substantial portion of Cragar’s revenue in each fiscal year. Many of these same customers currently do business with Cragar’s licensees. Cragar depends on royalties from sales of CRAGAR products by its licensees to customers, including its previous customers. There can be no assurance that any of the licensees will be successful in their sales and marketing efforts.

Cragar’s licensees may not be able to successfully compete against other companies that operate in the custom aftermarket wheel industry.

The market for Cragar’s automotive wheel-related products is highly competitive. Cragar’s royalties are based on its licensees’ ability to compete on product selection (which includes style and vehicle fit), timely availability of product for delivery, quality, design innovation, price, payment terms, and service. Cragar believes that its current licensees have sufficient financial, operational, and distribution capabilities to compete effectively within the custom aftermarket wheel industry. However, there can be no assurance that Cragar’s licensees will be successful in marketing custom aftermarket wheels under the CRAGAR brand and the other Cragar-owned brand names. Increased competition could result in price reductions (which may be in the form of rebates or allowances), reduced margins, and loss of market share, all of which could have a material adverse effect on Cragar’s licensees, possibly resulting in the reduction or elimination of royalty payments due to Cragar.

General economic factors may adversely affect Cragar’s business.

The automotive aftermarket is directly impacted by several external factors, such as the general demand for aftermarket automotive parts, prices for raw materials used in producing products sold by Cragar’s licensees, fluctuations in discretionary consumer spending, and general economic conditions, including, but not limited to, employment levels, business conditions, interest rates, and tax rates. While Cragar believes that current economic conditions favor stability in the markets in which the products are sold by its licensees, various factors, including, but not limited to, those listed above, could lead to decreased sales and increased operating expenses. Cragar cannot provide any assurances that various factors will not adversely affect its licensing partners’ businesses in the future, causing a decrease in royalty payments due Cragar, or prevent Cragar from successfully implementing its business strategies.

Cragar cannot provide any assurances of additional successful alliances.

In furtherance of Cragar’s business strategy, Cragar will continue to consider alliances with other companies that could complement its business strategy, including other complementary automotive aftermarket product lines that can capitalize on the CRAGAR brand name. Cragar cannot provide any assurances that suitable licensing candidates can be identified, or that, if identified, adequate and acceptable licensing terms will be available to Cragar. Furthermore, even if Cragar completes one or more licensing agreements, there can be no assurance that its licensees will be successful in manufacturing, marketing, selling, and distributing the licensed products.

Cragar’s operating results may vary substantially from quarter to quarter.

Prior to 2000, Cragar’s net sales were highest in the first and second quarters of each fiscal year. Cragar expects that its licensees will be subject to similar variations in industry seasonality as Cragar has experienced in the past. Significant variation in orders during any period may have an impact on Cragar’s cash flow or workflow. Cragar believes that any period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. These variations may cause fluctuations in the sales of CRAGAR branded products thereby causing fluctuations in the royalties due Cragar.

Cragar is subject to changing customer trends.

Cragar’s success depends, in part, on the ability of its licensees to correctly and consistently anticipate, gauge, and respond in a timely manner to changing consumer preferences. Cragar cannot provide any assurance that its licensed products will continue to enjoy acceptance among consumers or that any of the future CRAGAR branded products developed and marketed by its licensees will achieve or maintain market acceptance. Any misjudgment by Cragar’s licensees of the market for a particular product or product extension, or their failure to correctly anticipate changing consumer preferences, could have a material adverse effect on their businesses, financial condition, and results of operations. Any material adverse effect experienced by Cragar’s licensees may have an adverse effect on Cragar and its business, financial condition, and results of operations.

Cragar is subject to various governmental regulations.

Cragar historically has been subject to various federal and state governmental regulations related to occupational safety and health, labor, and wage practices as well as federal, state, and local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture, and disposal of toxic or other hazardous substances used to produce its products. Cragar believes that it has been and is currently in material compliance with such regulations.

Cragar is subject to regulation as a publicly traded company under the Securities Exchange Act of 1934. In addition, as a consequence of the sale and licensing of Cragar’s wrought wheel, steel outer rim wheel, and one-piece businesses, which could be considered a sale of substantially all of Cragar’s assets, in exchange for the receipt of a stream of royalty payments, Cragar could face regulatory issues under the Investment Company Act of 1940 if the royalty payments are considered investment securities. If Cragar is considered to be an investment company under the 1940 Act, it would be required to register under that Act as an investment company. As a registered investment company, it would be subject to further regulatory oversight of the Division of Investment Management of the SEC, and its activities would be subject to substantial and costly regulation under the 1940 Act. While Cragar does not believe that its activities will subject it to the 1940 Act and accordingly does not intend to register as an investment company under the Act, Cragar cannot provide any assurances that such registration would not be required in the future.

Cragar relies on intellectual property.

Cragar owns the rights to certain trademarks and patents, relies on trade secrets and proprietary information, technology, and know-how, and seeks to protect this information through agreements with former employees and vendors. Cragar cannot provide any assurances that its patents will preclude Cragar’s competitors from designing competitive products, that proprietary information or confidentiality agreements with licensees, former employees, and others will not be breached, that its patents will not be infringed, that Cragar would have adequate remedies for any breach or infringement, or that Cragar’s trade secrets will not otherwise become known to or independently developed by its competitors.

Cragar’s existing stockholders may effectively control the company.

Cragar’s directors, officers, and principal stockholders beneficially owned, on a fully diluted basis, approximately 48.7% of Cragar’s outstanding common stock as of September 1, 2003. As a result, these persons have a significant influence on Cragar’s affairs and management, as well as on all matters requiring stockholder approval, including electing and removing members of Cragar’s Board of Directors, causing Cragar to engage in transactions with affiliated entities, causing or restricting the sale or merger of the company, and changing Cragar’s dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in control of the company even when such a change of control would be in the best interest of Cragar’s other stockholders.

The issuance of large amounts of preferred stock could have a material adverse effect on the value of Cragar’s common stock.

Cragar’s Amended and Restated Certificate of Incorporation authorizes its Board of Directors to issue “blank check” preferred stock, the relative rights, powers, preferences, limitations, and restrictions of which may be fixed or altered from time to time by Cragar’s Board of Directors. Accordingly, Cragar’s Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power and other rights of the holders of common stock. As of January 30, 2001, there were no shares of any Series A Preferred Stock outstanding. Additional series of preferred stock could be issued, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the company that stockholders might consider to be in the company’s best interests. There can be no assurance that Cragar will not issue additional shares of preferred stock in the future.

Cragar depends on key personnel.

Cragar’s future success depends, in large part, on the efforts of Michael L. Hartzmark, its Chairman and Chief Executive Officer. The loss of the services of Dr. Hartzmark could have a material adverse effect on Cragar’s business. While Dr. Hartzmark does not have an employment agreement with Cragar, Dr. Hartzmark and his family beneficially held on a fully diluted basis, as of June 30, 2003, more than 18.0% of Cragar’s common stock. The successful implementation of Cragar’s business strategies depend, in significant part, on the hiring of qualified management and other personnel by its licensing partners.

Cragar has never paid cash dividends.

Cragar has never paid cash dividends or stock dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future. It is anticipated that any earnings will be used to finance growth of Cragar’s business and to reduce its debt.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to Global Entertainment’s and Cragar’s financial conditions, results of operations and businesses, and on the expected impact of the merger on Global Entertainment’s and Cragar’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions identify forward-looking statements. These forward -looking statements, which include statements about the anticipated benefits of the merger, such as expected operating results, revenues, and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Some of the factors and additional risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements include those discussed under “Risk Factors” beginning on page 13. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Cragar stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference.

THE SPECIAL MEETING OF CRAGAR STOCKHOLDERS

Purpose of the Special Meeting

The special meeting is being held so that stockholders of Cragar may consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of June 13, 2003, by and among Global Entertainment, Global Entertainment Acquisition Corp. and Cragar and to transact any other business that properly comes before the special meeting or any adjournment of the special meeting. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

Date, Time and Place; Stockholder Record Date for the Special Meeting

The special meeting of Cragar stockholders will take place on                     , 2003 at 9:00 a.m. Mountain Standard Time at the offices of Miller Capital Corporation, located at 4909 East McDowell Road, Suite 100, Phoenix, Arizona 85008. Cragar’s board of directors has fixed the close of business on                     , 2003, as the record date for determination of the Cragar stockholders entitled to notice of and to vote at the special meeting. On                     , 2003, there were approximately              shares of Cragar common stock outstanding, held by approximately      holders of record. The number of record holders does not include shares held in street name through brokers.

Vote of Cragar Stockholders Required for Adoption of the Merger Agreement

A majority of the outstanding shares of Cragar common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least 66 2/3% of Cragar common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. You are entitled to one vote for each share of Cragar common stock held by you on the record date on each proposal to be presented to stockholders at the special meeting.

As of                     , 2003, the record date for the special meeting, directors and executive officers of Cragar and certain principal stockholders, each of whom has agreed to approve the merger and adopt the merger agreement, beneficially held approximately 1,470,625 shares of Cragar common stock, which represented approximately 37.7% of all outstanding shares of Cragar common stock entitled to vote at the special meeting as of                     , 2003.

Proxies

All shares of Cragar common stock represented by properly executed proxies that Cragar receives before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the merger agreement unless the shares are held in a brokerage account. In that case, brokers holding shares in “street name” may vote the shares only if the stockholder has provided instructions. You are urged to mark the applicable box on the proxy to indicate how to vote your shares.

If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the merger agreement, the Cragar common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Similarly, if an executed proxy is returned by a broker holding shares of Cragar common stock in street name that indicates that the broker does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

Adoption of the merger agreement requires the affirmative vote of at least 66 2/3% of the Cragar common stock outstanding as of the record date. As a result, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

Cragar does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

You may revoke your proxy at any time before it is voted by notifying Cragar in any of the following ways:

•	writing to Michael L. Hartzmark, Cragar Industries, Inc., 4620 East Arcadia Lane, Phoenix, Arizona 85018;

•	granting a subsequent proxy; or

•	appearing in person and voting at the special meeting.

If your broker holds your shares in street name, you must follow directions received from your broker to change your voting instructions.

Cragar will bear its own expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Cragar will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement/prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR CRAGAR COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Solicitation of Proxies

Cragar will pay the costs of soliciting proxies. In addition to solicitation by mail, Cragar’s directors and officers may solicit proxies by telephone, facsimile or otherwise. The directors and officers of Cragar will not receive compensation for such solicitation but may receive reimbursement by Cragar for out-of-pocket expenses incurred in connection with such solicitation. Cragar will request that brokerage firms, fiduciaries and other custodians forward copies of the proxies and this proxy statement/prospectus to the beneficial owners of shares of Cragar common stock held of record by them, and Cragar will reimburse them for their reasonable expenses incurred in forwarding such material. In addition, Cragar may retain the services of a proxy solicitation firm to solicit proxies, and, if retained, will bear all cost thereof.

Board Recommendation

THE CRAGAR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT CRAGAR STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

The matters to be considered at the special meeting are of great importance to the stockholders of Cragar. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement and the related agreements. While Global Entertainment and Cragar believe that the description covers the material terms of the merger and related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to carefully for a more complete understanding of the merger. References in this section to “you” or “your” refer to Cragar’s stockholders.

Background of the Merger

The provisions of the merger agreement are the result of arm’s-length negotiations conducted among representatives of Global Entertainment and Cragar. The following is a summary of the meetings, negotiations and discussions between the parties that preceded execution of the merger agreement.

During the fourth quarter of 2001, Cragar engaged Miller Capital Corporation to assist Cragar in finding a suitable candidate to merge with or to purchase Cragar or Cragar’s assets. After engaging in an extensive but unsuccessful search of potential candidates in the automotive aftermarket and licensing industry, Miller Capital Corporation brought to the attention of Cragar’s management in the fourth quarter of 2002 the opportunity to merge with Global Entertainment, in which Miller Capital Corporation owned a substantial amount of stock. After a preliminary review, Cragar management began a due diligence process and entered into discussions about a possible merger with Global Entertainment in February 2003. After an extensive review and evaluation, as well as consideration of a number of alternative actions and possible corporate transactions, Cragar’s officers and directors determined it would be in the best interest of Cragar’s stockholders to enter into a merger with Global Entertainment.

As part of the discussion with Global Entertainment and as a result of Cragar terminating its licensing representation contract with Trademarketing Resources, Inc. in April 2003, Cragar suggested that Global Entertainment be engaged immediately to carry out Cragar’s administrative services and to act as Cragar’s exclusive licensing representative. Simultaneously with the execution of the merger agreement in June 2003, Cragar and Global Entertainment entered into an administrative services agreement and licensing representative agreement. Cragar believes that Global Entertainment has sufficient personnel and financial resources available to engage in the activities required by these agreements. These agreements also require Cragar to pay Global Entertainment $4,000 per month, as well as to reimburse Global Entertainment for certain expenses.

As part of the merger, Global Entertainment agreed to add two designees from Cragar to its board of directors. Cragar has designated Michael Hartzmark, Cragar’s current Chairman and CEO, and Mark Schwartz, a Cragar director with extensive licensing and general business knowledge, to serve as Cragar’s designees on Global Entertainment’s board of directors upon consummation of the merger.

Reasons for the Transaction

The boards of directors of Cragar and Global Entertainment are proposing the merger because they believe that:

•	the combined entity will offer better prospects for improving Cragar’s overall business and financial condition and enhancing Cragar’s earnings than if Cragar were to continue to operate as an independent entity;

•	the merger will allow the combined company to take better advantage of licensing and cross-marketing opportunities;

•	the merger will allow the combined company to spread the costs of maintaining a public market in the combined company’s common stock over a larger base of revenues; and

•	the merger potentially will create a more active trading market for the shares held by both Global Entertainment’s and Cragar’s stockholders.

Recommendation of Cragar’s Board of Directors

At a meeting on May 14, 2003, Cragar’s board of directors determined that the merger and the merger agreement were in the best interests of Cragar and its stockholders and that the terms of the merger agreement and the merger were fair to Cragar stockholders, and declared the merger advisable and approved the merger agreement. Accordingly, the Cragar board of directors has approved the merger and unanimously recommends that you vote in favor of approval and adoption of the merger agreement.

Consideration of the Merger by Cragar’s Board of Directors

This decision of Cragar’s board of directors regarding the merger was based upon a number of potential benefits of the merger that Cragar’s board of directors believes will contribute to the success of the combined company compared to Cragar continuing to operate as an independent business, including the following:

•	the factors listed above in “Reasons for the Transaction”;

•	the creation of new marketing and distribution opportunities for the combined company; and

•	Cragar’s board of directors’ belief that Global Entertainment provides licensing and marketing opportunities that will help to revitalize the CRAGAR brand.

In identifying these benefits and evaluating the merger, Cragar’s board of directors considered a number of factors and sources of information, including the following:

•	historical information concerning Cragar and Global Entertainment and their respective businesses, financial performance, condition, operations, management and position in their respective industries, and information and evaluations regarding the two companies’ strengths, weaknesses and prospects, both before and after giving effect to the merger;

•	current financial market conditions and historical market prices, volatility and trading information for Cragar common stock, and various factors that might affect the market value of Global Entertainment common stock in the future;

•	the value represented by the exchange ratio and the consideration paid in other recent transactions that could be viewed as comparable, and the negotiations between Cragar and Global Entertainment relating to the exchange ratio;

•	the alternatives available to Cragar and the history of contacts and negotiations with other parties concerning their possible interest in a business combination with Cragar or the possible acquisition of Cragar or its primary assets;

•	the terms of the merger agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the intensive negotiations between Global Entertainment and Cragar, including their negotiations relating to the details of the conditions to the parties’ obligations to complete the merger, the parties’ termination rights, the termination fee the parties may be required to pay in certain circumstances, the voting agreements, and the management agreement;

•	the ability of Cragar to continue to entertain “superior proposals” pursuant to specific terms of the merger agreement; and

•	the conditions to the closing of the merger and the provisions of the merger agreement concerning what will, and will not, constitute a “material adverse effect” allowing a party not to complete the merger.

Cragar’s board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

•	Cragar stockholders will receive shares of Global Entertainment common stock in the transaction rather than cash, and the value of Global Entertainment common stock may decline following consummation of the merger;

•	the risk that the potential benefits sought in the merger may not be fully realized, if at all;

•	the possibility that the merger may not be consummated and the effect of the public announcement of the merger on Cragar’s relations with its licensing partners;

•	the risk of market confusion and hesitation and potential delay or reduction in orders to Cragar’s licensees;

•	the fact that, pursuant to the merger agreement, Cragar is required to obtain Global Entertainment’s consent before it can take a variety of actions between the signing and the closing or termination of the merger; and

•	various other risks associated with the businesses of Cragar, Global Entertainment and the combined company and the merger described under the section entitled “Risk Factors” beginning on page 13 of this proxy statement/prospectus.

Cragar’s board of directors considered Global Entertainment’s lack of experience in the automotive aftermarket business, its inexperience operating as a public company, and its limited capital as potential factors for not approving the merger. Cragar’s board of directors concluded that many of the risks discussed above could be managed or mitigated by Cragar or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

After careful consideration, including substantial efforts to identify other acquisition possibilities, Cragar’s board of directors determined not to secure an opinion of an independent investment banker or other financial advisor to the effect that the merger would be fair, from a financial point of view, to Cragar’s stockholders. Cragar’s board of directors believed that, given Cragar’s relatively small market capitalization, the limited trading in the public market for its common stock, and its limited cash resources, the costs of obtaining a fairness opinion from a reputable investment banking firm would have exceeded the value of such fairness opinion.

The foregoing discussion of information and factors considered and given weight by Cragar’s board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Cragar’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

FOR THE REASONS DISCUSSED ABOVE, CRAGAR’S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, AND FAIR TO AND IN THE BEST INTERESTS OF CRAGAR AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT CRAGAR’S STOCKHOLDERS VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.

Interests of Directors and Executive Officers of Cragar in the Merger

In considering the recommendation of Cragar’s board of directors, you should be aware that members of Cragar’s management and board of directors have interests in the merger that may diverge from, or be in addition to, the interests of the Cragar stockholders generally. The members of Cragar’s board of directors knew about these interests and considered them when they approved the merger agreement.

Debt Holders.    Dolores Hartzmark, the mother of Michael Hartzmark, who is Chairman and CEO of Cragar, as well as the other holders of Cragar’s outstanding debt, including Mark Schwartz, who is a director of Cragar, have agreed to convert their debt in exchange for up to 444,799 shares of Global Entertainment common stock at a conversion ratio that is greater than the approximate exchange ratio of 0.2091 for Cragar’s common stockholders.

Designation as Members of Global Entertainment’s Board of Directors.    Michael Hartzmark and Mark Schwartz, each of whom is currently a member of Cragar’s board of directors, will become members of Global Entertainment’s board of directors following consummation of the merger. Global Entertainment also has agreed to use commercially reasonable efforts to cause each of Dr. Hartzmark and Mr. Schwartz to be elected to Global Entertainment’s board of directors until Global Entertainment’s annual meeting in 2005.

Indemnification and Directors’ and Officers’ Insurance.    From and after the consummation of the merger, Global Entertainment will cause the surviving corporation to fulfill the obligations of Cragar pursuant to any indemnification agreements between Cragar and any person who served as a director or officer at any time prior to the merger and any indemnification provisions under Cragar’s charter documents in effect prior to the merger. The Certificate of Incorporation and Bylaws of the surviving corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in Cragar’s charter documents in effect prior to the merger, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective date of the merger in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.

For a period of six years after the effective date of the merger, Global Entertainment will cause the surviving corporation to use its commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Cragar’s directors’ and officers’ liability insurance policy on terms (including coverage) comparable to (and not substantially less advantageous than) those applicable to the current directors and officers of Cragar. However, neither Global Entertainment nor the surviving corporation will be required to pay annual premiums for such coverage in excess of 150% of the annual premium currently paid by Cragar.

Administrative Services Agreement and Licensing Representation Agreement

Upon the execution of the merger agreement, Global Entertainment and Cragar entered into an administrative services agreement and a licensing representation agreement.

Under the administrative services agreement, in return for a monthly fee of $4,000, Global Entertainment agreed to manage Cragar’s existing licensing relationships, maintain Cragar’s website and email database, and carry out all of Cragar’s accounting and administrative requirements. This administrative services agreement terminates upon the earlier of the completion of the merger, upon 30 days notice of termination from Global Entertainment, or upon five days notice of termination from Cragar. If the merger does not occur, Cragar may engage another third party to perform such services.

Under the licensing representation agreement, Cragar granted Global Entertainment an exclusive worldwide right to represent Cragar in connection with the expansion of and extension into other markets of CRAGAR-brand products. Global Entertainment will earn a commission based on all of the income generated during the term of the agreement from licenses obtained by Global Entertainment for Cragar’s licensed products. In addition, Cragar will reimburse Global Entertainment for its reasonable out of pocket expenses incurred in directly fulfilling its obligations under the agreement. The term of this agreement is for four years, unless terminated earlier upon 30 days notice by Global Entertainment or at any time upon notice by Cragar.

Completion and Effectiveness of the Merger

Global Entertainment and Cragar will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of Cragar. The merger will become effective on the filing of a certificate of merger with the state of Delaware. Global Entertainment and Cragar anticipate that the merger will be completed by                     , 2003.

Structure of the Merger and Conversion of Cragar Common Stock, Options and Warrants, and Debt

In accordance with the merger agreement and Delaware law, Global Entertainment Acquisition Corp. will merge with and into Cragar. As a result of the merger, the separate corporate existence of Global Entertainment Acquisition Corp. will cease and Cragar will survive the merger as a wholly owned subsidiary of Global Entertainment.

Upon completion of the merger, each outstanding share of Cragar common stock will be automatically converted into the right to receive a number of shares of Global Entertainment common stock equal to 815,400 divided by the number of shares of Cragar common stock outstanding at the time of the merger. The number of shares of Global Entertainment common stock issuable in the merger will be proportionately adjusted for any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification or other like change with respect to Cragar common stock or Global Entertainment common stock that takes place between the date of the merger agreement and the completion of the merger.

Upon completion of the merger, holders of outstanding options and warrants to purchase shares of Cragar common stock will, in exchange for such options or warrants, receive options and warrants to purchase shares of Global Entertainment common stock. Each outstanding option or warrant to purchase Cragar common stock will be converted into the right to receive shares of Global Entertainment common stock on the same terms and conditions as were applicable prior to the merger, except that (i) each option or warrant will be exercisable for that number of whole shares of Global Entertainment common stock equal to the product of the number of shares of Cragar common stock that would be issuable upon exercise of the option or warrant immediately prior to the closing of the merger, multiplied by 0.2091 (representing the exchange ratio assuming the number of outstanding shares of Cragar common stock upon the effective date of the merger remains at 3,900,221), rounded to the nearest whole number, (ii) the per share exercise price for the shares of Global Entertainment common stock will be equal to the quotient determined by dividing the exercise price per share of the option or warrant immediately prior to the closing of the merger by the exchange ratio described above, and (iii) the merger will not accelerate the exercisability or vesting of the option or warrant.

No certificate or scrip representing fractional shares of Global Entertainment common stock will be issued in connection with the merger. Instead of a fraction of a share, you will receive an amount of cash, rounded to the nearest whole cent, equal to the product of each fractional share multiplied by the average closing price per share of Cragar’s common stock as quoted on the OTC Bulletin Board during the five trading days immediately preceding the closing of the merger, less any amount required to be withheld under foreign, federal, state or local tax laws.

Upon completion of the merger, $1,265,500 in principal amount of Cragar’s outstanding debt will be converted into up to 444,799 shares of Global Entertainment common stock.

Exchange of Cragar Stock Certificates for Global Entertainment Stock Certificates

Upon completion of the merger, Global Entertainment’s exchange agent will mail you a letter of transmittal and instructions for surrendering your Cragar stock certificates in exchange for Global Entertainment stock certificates. When you deliver your Cragar stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Cragar stock certificates will be cancelled and you will receive Global Entertainment stock certificates representing the number of full shares of Global Entertainment common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, instead of any fractional shares of Global Entertainment common stock that you would otherwise have received.

You should not submit Cragar stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

You will not be entitled to receive any dividends or other distributions on Global Entertainment common stock until the merger is completed and you have surrendered Cragar stock certificates to the exchange agent in exchange for Global Entertainment stock certificates.

If there is any dividend or other distribution on Global Entertainment common stock with a record date after the merger and a payment date prior to the date you surrender your Cragar stock certificates in exchange for Global Entertainment stock certificates, promptly after your shares of Global Entertainment common stock are issued you will receive the distribution or dividend on those shares. If there is any dividend or other distribution on Global Entertainment common stock with a record date after the merger and a payment date after the date you surrender your Cragar stock certificates in exchange for Global Entertainment stock certificates, you will receive the distribution or dividend on your shares promptly after the payment date.

Global Entertainment will only issue a Global Entertainment stock certificate or a check in lieu of a fractional share in a different name than the name in which a surrendered Cragar stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Material United States Federal Income Tax Consequences of the Merger

In the opinion of Greenberg Traurig, LLP, the following are the material U.S. federal income tax consequences of the merger to the Cragar stockholders, assuming that the merger is effected as described in the merger agreement and this proxy statement/prospectus. This opinion and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to the following:

•	stockholders who are neither citizens nor residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	stockholders who acquired their shares of Cragar common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation; and

•	stockholders who hold their shares of Cragar common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

This discussion assumes you hold your shares of Cragar common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Cragar solely as a result of the merger. Cragar’s obligations to complete the merger are conditioned on, among other things, Cragar’s receipt of an opinion dated as of the completion of the merger stating that the merger will constitute a tax-free “reorganization” under Section 368(a) of the Internal Revenue Code and that Cragar will be a “party to a reorganization” under Section 368(b) of the Internal Revenue Code. The opinion of counsel to be provided at the completion of the merger will be based on then existing law as reflected in the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. In addition, the opinion of counsel will assume the absence of changes in existing facts and will rely on customary assumptions and representations, including those contained in certificates executed by officers of Cragar and Global Entertainment and dated on or before the completion of the merger, which shall not have been withdrawn or modified in any material respect as of the effective time of the merger. The opinion will neither bind the Internal Revenue Service (the “IRS”) nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Global Entertainment nor Cragar intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

Assuming the merger qualifies as a “reorganization,” the following tax consequences will result to you if you are a Cragar stockholder:

•	Except as discussed below with respect to fractional shares, you will not recognize gain or loss for U.S. federal income tax purposes when you exchange your Cragar common stock for Global Entertainment common stock pursuant to the merger.

•	The aggregate tax basis of the Global Entertainment common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Cragar common stock you surrender in exchange for the Global Entertainment common stock, reduced by any amount of such tax basis that is allocable to a fractional share interest in Cragar common stock for which you receive cash instead of a fractional share of Global Entertainment common stock.

•	The holding period of the Global Entertainment common stock you receive as a result of the exchange will include the holding period of the Cragar common stock you exchange in the merger.

•	If you receive cash in the merger instead of a fractional share interest in Global Entertainment common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in Global Entertainment, you exercise no control over Global Entertainment and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Global Entertainment, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Cragar common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. stockholder is generally subject to a maximum tax rate of 15%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

•	If you dissent from the merger and receive cash payment for all of your shares of Cragar common stock, you generally will recognize capital gain or loss, assuming that thereafter you own no Global Entertainment stock (either actually or constructively under the rules of Section 318 of the Internal Revenue Code). Such gain or loss will be long-term capital gain or loss if you have held your shares of Cragar common stock for more than one year at the time of payment. The amount of such gain or loss will be equal to the difference between the cash you receive and your tax basis in the shares of Cragar common stock you surrendered.

A successful challenge by the IRS to the status of the merger as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code would result in significant adverse tax consequences to the Cragar stockholders. If the merger were not treated as a reorganization, the Cragar stockholders would recognize taxable gain or loss with respect to each share of Cragar common stock surrendered equal to the difference between each stockholder’s basis in such share and the fair market value, as of the date of the merger, of the Global

Entertainment common stock received in exchange therefor. In such event, a Cragar stockholder’s aggregate basis in the Global Entertainment common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date of the merger.

Information Reporting.    Cragar stockholders that receive Global Entertainment shares also must comply with the information reporting requirements of the Treasury regulations under section 368 of the Internal Revenue Code. In general, the Treasury regulations under section 368 of the Internal Revenue Code require any taxpayer who receives stock, securities or other property, including cash, in a tax-free exchange in connection with a corporate reorganization to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including the following:

•	the cost or other basis of the stock or securities transferred in the exchange; and

•	the amount of stock, securities or other property received in the exchange.

In addition, the statement must include the fair market value, at the date of the exchange, of each kind of stock, securities or other property received by the taxpayer. Taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All Cragar stockholders are urged to consult their tax advisors to determine the specific information that they may need to file pursuant to the Treasury regulations under section 368 of the Internal Revenue Code.

Backup Withholding.    Backup withholding tax at a rate of 28% may apply to cash paid in the merger instead of fractional shares to a Cragar common stockholder. Backup withholding will not apply, however, if the stockholder:

•	furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form;

•	provides a certificate of foreign status on Internal Revenue Service Form W-8BEN, or an appropriate substitute form; or

•	otherwise proves to Global Entertainment and its exchange agent that the stockholder is exempt from backup withholding.

The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number. Any amount withheld under the backup withholding rules may be allowed as a refund or a credit against the stockholder’s federal income tax liability provided that the stockholder furnishes required information to the Internal Revenue Service.

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger. The foregoing discussion is not intended to be, and should not be considered as, tax advice.

Accounting Treatment of the Merger

Global Entertainment will account for the merger using the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations.” As such, the assets acquired and liabilities assumed of Cragar will be recorded at their fair values as of the date of the merger. Any excess of the purchase price over the fair value of the net tangible assets and identifiable intangible assets acquired will be recorded as goodwill. The results of operations of Cragar will be included in Global Entertainment’ results of operations from the date of the closing of the merger.

Global Entertainment Common Stock To Be Listed on the OTC Bulletin Board

Under the merger agreement, Global Entertainment will cause the shares of Global Entertainment common stock to be issued in the merger to be listed on the OTC Bulletin Board. It is a condition to the merger agreement that the shares of Global Entertainment common stock issued pursuant to the merger are declared eligible for quotation on the OTC Bulletin Board prior to or on the effective date of the merger.

Restrictions on the Ability to Sell Global Entertainment Stock

All shares of Global Entertainment common stock received by Cragar stockholders in connection with the merger will be freely transferable under the federal securities laws unless the stockholder is considered an affiliate of either Global Entertainment or Cragar. Shares of Global Entertainment common stock held by affiliates of Global Entertainment may only be sold pursuant to a registration statement or exemption under the Securities Act, or as permitted under the rules of the Securities Act. In addition, shares of Global Entertainment common stock received by Cragar stockholders in connection with the merger may only be sold in compliance with all applicable state securities laws.

Operations After the Merger

Following the merger, Cragar will continue its operations as a wholly owned subsidiary of Global Entertainment for a period of time determined by Global Entertainment. Some directors and officers of Global Entertainment will serve as the directors and officers of Cragar. The stockholders of Cragar will become stockholders of Global Entertainment, and their rights as stockholders of Global Entertainment will be governed by Global Entertainment’s articles of incorporation, as currently in effect, Global Entertainment’s bylaws, and the corporate laws of the state of Nevada.

Appraisal Rights

Under Delaware law, holders of Cragar common stock will be entitled to appraisal rights in connection with the merger, which means you may have a right to an appraisal of the value of your Cragar shares, provided that the procedures set forth under applicable Delaware law are followed, as more fully described in Annex B to this proxy statement/prospectus.

THE MERGER AGREEMENT

The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference. All Global Entertainment stockholders and Cragar stockholders are urged to read the merger agreement carefully and in its entirety.

The Merger

At the effective time of the merger, Global Entertainment Acquisition Corp., a wholly owned subsidiary of Global Entertainment, will merge with and into Cragar. As a result of the merger, Cragar will become a wholly owned subsidiary of Global Entertainment. The merger is expected to be accounted for as a purchase transaction for accounting and financial reporting purposes and is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

Closing and Effective Time of the Merger

The merger agreement provides that the closing will take place at a time and date specified by the parties, but no later than two business days after the satisfaction or waiver of the conditions to the merger contained in the merger agreement, unless some other location, time or date is agreed to by Global Entertainment and Cragar. At the effective time, the parties will file a certificate of merger executed in accordance with the relevant provisions of Delaware law.

Representations and Warranties

Global Entertainment and Cragar each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

Representations and Warranties of Cragar, Global Entertainment and Global Entertainment Acquisition Corp.    The representations given by Cragar, Global Entertainment and Global Entertainment Acquisition Corp. cover the following topics, among others:

•	corporate organization and qualification to do business;

•	Certificate of Incorporation and Bylaws;

•	authorization of the merger agreement;

•	violation of a parties’ organizational documents, laws or material contracts;

•	material third-party consents and governmental or regulatory approvals, consents or permits necessary to complete the merger;

•	material changes, events or effects;

•	undisclosed liabilities;

•	litigation;

•	governmental authorizations;

•	title to properties;

•	intellectual property;

•	environmental matters and applicable environmental laws;

•	tax matters;

•	employee benefit plans, welfare plans and other employee and labor matters;

•	insurance;

•	compliance with applicable laws and permits;

•	brokerage or finders’ fees;

•	registration statement and proxy statement;

•	restrictions on business activities;

•	agreements, contracts and commitments; and

•	board actions approving the merger agreement and, with respect to Cragar, recommendation of approval by stockholders.

Representations and Warranties of Cragar.    Additional representations given by Cragar cover the following additional topics, among others, as they relate to Cragar and its subsidiaries:

•	capital structure;

•	filings and reports with the SEC;

•	financial statements;

•	state takeover statutes; and

•	stockholder vote required.

Representations and Warranties of Global Entertainment.    Additional representations given by Global Entertainment cover the following topics, among others, as they relate to Global Entertainment:

•	capital structure; and

•	financial statements.

Cragar’s Conduct of Business Before Completion of the Merger

Cragar agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless Global Entertainment consents in writing, Cragar and its subsidiaries will carry on their business in the usual, regular and ordinary course in substantially the same manner as before. Cragar further agreed to pay all debts and taxes when due, subject to good faith disputes over such debts or taxes; to pay or perform other material obligations when due; and to use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, to keep available the services of its present officers and employees, and to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it.

Cragar also agreed that until the earlier of the completion of the merger or the termination of the merger agreement, unless Global Entertainment consents in writing, Cragar and its subsidiaries will not do any of the following:

•	waive stock repurchase rights, or change the exercise period of options or restricted stock, or reprice options granted under employee or similar stock plans, or exchange such options for cash;

•	grant any form of severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or adopt any new severance plan;

•	transfer or license any intellectual property, or modify existing agreements with respect to intellectual property;

•	declare, set aside, or pay any dividends, distributions or stock splits;

•	purchase, redeem, or acquire shares of capital stock of Cragar or its subsidiaries, except repurchases of unvested shares at cost in connection with a termination of employment;

•	modify their charter documents;

•	issue, sell, or otherwise encumber any shares of capital stock or convertible securities, other than in connection with the exercise of stock options outstanding as of the date of the merger agreement;

•	merge, consolidate, or acquire any business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships, or alliances;

•	sell, lease, license, or encumber any assets, other than in the ordinary course of business consistent with past practice, except for the sale, lease or disposition, other than through licensing, of assets that are not material to Cragar’s business, or lend funds to any third party, other than intercompany loans;

•	incur any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or rights to acquire any debt securities of Cragar, or enter into any “keep well” agreement other than (1) in connection with the financing of ordinary course trade payables, and (2) pursuant to existing credit facilities;

•	except as permitted under the merger agreement, adopt or amend any employee benefit or stock plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus, increase salaries, or grant equity-based compensation awards;

•	pay or settle any claims, liabilities or litigation, other than (1) those recognized or disclosed in Cragar’s financial statements, and (2) those which do not, in the aggregate, exceed $25,000;

•	waive, modify, terminate, or release any person from any material confidentiality or similar agreement to which Cragar or any of its subsidiaries is a beneficiary;

•	make any payments outside of the ordinary course of business in excess of $25,000, except for fees incurred in connection with the consummation of the merger agreement and related transactions;

•	enter into or materially modify any agreement or contract relating to the distribution, sale, license or marketing by third parties of Cragar’s products or products licensed by Cragar;

•	except in the ordinary course of business, modify, amend or terminate any material contract or agreement if doing so would be adverse to Cragar or its subsidiaries;

•	revalue any assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

•	enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $25,000 individually;

•	engage in any action that would be reasonably likely to cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

•	make any tax election that is reasonably likely to adversely affect the tax liability or tax attributes of Cragar or its subsidiaries or settle any material income tax liability; or

•	agree in writing or otherwise to take any of the actions described above.

Global Entertainment’s Conduct of Business Before Completion of the Merger

Global Entertainment agreed that until the earlier of the completion of the merger or the termination of the merger agreement, unless Cragar consents in writing, Global Entertainment and its subsidiaries will continue to carry on their business, in the usual, regular and ordinary course, in substantially the same manner as conducted before and in compliance with all applicable laws and regulations.

In addition, Global Entertainment agreed that until the earlier of the completion of the merger or the termination of the merger agreement, Global Entertainment will not do any of the following and will not permit its subsidiaries to do any of the following without the prior written consent of Cragar:

•	waive stock repurchase rights, change the exercise period of options or restricted stock, reprice options granted under any stock plans, or exchange cash for options granted under such plans;

•	issue, sell, authorize, or encumber any capital stock or any securities convertible into capital stock, or subscriptions, rights, warrants, or options to acquire the same, other than issuing capital stock pursuant to the exercise of stock options outstanding as of the date of the merger agreement;

•	declare, set aside, or pay any dividends or make any other distributions, or split, combine or reclassify any share capital, or issue any other securities substitution for any capital stock, other than dividends or distributions by Global Entertainment’s subsidiaries to Global Entertainment or its subsidiaries;

•	purchase, redeem, or acquire Global Entertainment capital stock, or that of its subsidiaries, except repurchases in connection with the termination of employment pursuant to agreements in effect on the date of the merger agreement;

•	modify or propose to modify any organizational documents, except as required under the merger agreement;

•	acquire or agree to acquire any equity interest in, or a portion of the assets of, any business or corporation or enter into any joint ventures, strategic partnerships or alliances, if the acquisition would require Global Entertainment to include audited financial statements of the acquired business in this proxy statement/prospectus;

•	sell, lease, license, or encumber any assets, other than in the ordinary course of business consistent with past practice, except for the sale, lease or disposition, other than through licensing, of assets which are not material to Global Entertainment’s business, or lend funds to any third party (other than intercompany loans);

•	incur or guarantee any indebtedness other than in the ordinary course consistent with past practice;

•	lend funds to any third party, other than intercompany loans or expenses for employee travel;

•	pay, discharge, settle, or satisfy any claims, liabilities, obligations or litigation, other than (1) in the ordinary course of business consistent with past practice, (2) those liabilities recognized or disclosed in the consolidated financial statements (or the notes thereto) of Global Entertainment as of March 31, 2003 or incurred since such date, and (3) those which do not, in the aggregate, exceed $50,000;

•	waive, modify, terminate, release, or fail to enforce any material confidentiality or similar agreement to which Global Entertainment or any of its subsidiaries is a party;

•	make any payments outside of the ordinary course of business in excess of $100,000, except for fees incurred in connection with the consummation of the merger agreement and related transactions;

•	except in the ordinary course of business, modify, amend, or terminate any material contract or agreement if doing so would be adverse to Global Entertainment or any of its subsidiaries;

•	enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $100,000 individually;

•	make any tax election that is reasonably likely to materially and adversely affect the tax liability or tax attributes of Cragar or any of its subsidiaries, or settle or compromise any material income tax liability;

•	revalue its assets or, unless required by GAAP, make changes in accounting methods, principles or practices;

•	engage in any action that could cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code; or

•	agree to take any of the actions described above.

Notwithstanding the restrictions on Global Entertainment’s business activities described above, Global Entertainment is permitted to take the following actions during the period following the execution of the merger agreement but prior to the earlier of the completion of the merger or the termination of the merger agreement:

•	engage in any financing activities consistent with its business or prospects, including the financing of arenas, stadiums or franchises;

•	purchase other businesses, services or product lines complementary to the businesses of Global Entertainment and Cragar; and

•	issue any securities, including convertible securities, options or warrants, except that Global Entertainment may not, without the consent of Cragar, issue more than 45% of its common stock outstanding, after giving effect to the merger, or incur indebtedness that exceeds 85% of the fair market value of its assets, after giving effect to the merger.

No Solicitation

Until the completion of the merger, Cragar has agreed that, subject to certain exceptions, neither it nor any of its subsidiaries nor the officers, directors, employees, or other agents of Cragar and its subsidiaries will, directly or indirectly, take any action to solicit, initiate, or intentionally encourage any (1) merger or other business combination involving Cragar, or (2) the sale of any equity interest in Cragar (a “takeover proposal”).

However, if an unsolicited written takeover proposal is received by Cragar’s board of directors, Cragar may, without breaching the no solicitation provisions of the merger agreement, furnish information regarding Cragar, or take other actions consistent with the fiduciary obligations of its board of directors, provided the following conditions are met:

•	none of Cragar, its subsidiaries, and their respective officers, directors, employees or other agents and representatives have violated in any material respect any of the “no solicitation” restrictions in the merger agreement;

•	Cragar’s board of directors believes in good faith, after consultation with its financial advisors, that such takeover proposal would, if consummated, result in a transaction more favorable to Cragar’s stockholders than the merger with Global Entertainment; and

•	Cragar’s board of directors determines in good faith, after consultation with outside legal counsel, that failure to take action with respect to the superior proposal would be inconsistent with the fiduciary duties of Cragar’s board of directors to Cragar’s stockholders under applicable law.

Further, Cragar and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with a superior proposal information and take such other actions with respect to such superior proposal as are consistent with the fiduciary obligations of Cragar’s board of directors, only if, in each such event, Cragar does the following:

•	notifies Global Entertainment in writing of the determination by Cragar’s board of directors that failure to take action with respect to such superior proposal would be inconsistent with the fiduciary duties of the Cragar’s board of directors to the Cragar’s stockholders under applicable law;

•	provides Global Entertainment with a summary of the superior proposal received from such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements; and

•	advises Global Entertainment generally of all documents containing or referring to non-public information of Cragar that are supplied to such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements.

Additionally, Cragar cannot, and has agreed not to permit any of its directors to, approve to or recommend to its stockholders any takeover proposal (including any superior proposal), unless Cragar first terminates the merger agreement and Cragar pays a $250,000 termination fee to Global Entertainment.

Recommendation of the Board of Directors

Cragar has agreed to include in this proxy statement/prospectus the recommendation of its board of directors to its stockholders concerning the adoption of the merger agreement. Notwithstanding this, Cragar may withdraw or modify or fail to make its recommendation of the merger following the making of a superior proposal, in the event of the following:

•	Cragar’s board of directors believes in good faith that a superior proposal has been made; and

•	following consultation with outside legal counsel, Cragar’s board of directors determines that the inclusion of such recommendation or the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of Cragar’s board of directors to the stockholders of Cragar under applicable laws.

Voting Agreement

As an inducement to Global Entertainment’s willingness to enter into the merger agreement, Michael L. Hartzmark, Ph.D., Marc Dworkin, Mark Schwartz, Donald E. McIntyre, Michael R. Miller, the Estate of Sidney Dworkin, Harry Schwartz, and Dolores Hartzmark, all of whom are stockholders of Cragar, have each entered into a voting agreement with Global Entertainment under which these principal stockholders agreed to vote all of their shares of Cragar common stock, which in the aggregate represents approximately 37.7% of the outstanding common stock of Cragar, in favor of the merger. These voting agreements terminate at the earlier to occur of the completion of the merger or the termination of the merger agreement.

Cragar’s Employees

Individuals who are employed by Cragar at the time the merger is completed will continue to be at-will employees of either Cragar as the surviving corporation in the merger or Global Entertainment.

Consents and Public Disclosures

Each of Global Entertainment and Cragar has agreed to use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including the following:

•	obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, and making all necessary registrations, declarations and filings, and taking commercially reasonable steps as are necessary to avoid any suit, claim, action, investigation or proceeding by governmental entities;

•	defending any suits, claims, actions, investigations or proceedings challenging the merger agreement, including seeking to have any stay or temporary restraining order vacated or reversed; and

•	executing or delivering additional instruments necessary to consummate the merger.

Further, if a state takeover statute or regulation applies to the merger, Cragar will use commercially reasonable efforts to ensure that the merger and related transactions and agreements are consummated as promptly as practicable on the terms to minimize the effect of such statute or regulation.

Conditions to Completion of the Merger

Conditions to Global Entertainment and Cragar’s Obligations to Complete the Merger.    Global Entertainment’s and Cragar’s obligations to complete the merger are subject to certain conditions. The conditions that must be satisfied or waived before the closing date of the merger include the following:

•	the merger agreement must be adopted by the affirmative vote of the holders of 66 2/3% of the outstanding shares of Cragar common stock;

•	holders of not more than 10% of Cragar’s outstanding shares of common stock shall have exercised dissenters’ rights;

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, must become effective, no stop order is in effect and no proceedings by the Securities and Exchange Commission for suspension of its effectiveness are pending, and any applicable registration, qualification, approval, waivers, or consents as may be required under any blue sky laws shall have been timely obtained;

•	no statute, rule, regulation, judgment, executive order, decree, injunction or other order is in effect that has the effect of making the merger illegal or otherwise prohibiting completion of the merger; and

•	the shares of Global Entertainment’s common stock issuable to Cragar stockholders in connection with the merger are declared eligible for quotation on the OTC Bulletin Board.

Conditions to Cragar’s Obligation to Complete the Merger.    Cragar’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before the closing date of the merger:

•	Global Entertainment’s representations and warranties must be true and correct in all material respects, except where the failure to be so true and correct has not had a material adverse effect on Global Entertainment;

•	Global Entertainment has performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by it at or before completion of the merger;

•	Global Entertainment has amended its stock option plan in a manner to enable it to comply with the terms of the merger agreement; and

•	Global Entertainment has effected a one-for-two reverse stock split of its common stock.

Conditions to Global Entertainment’ Obligation to Complete the Merger.    Global Entertainment’ obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before the closing date of the merger:

•	Cragar’s representations and warranties must be true and correct in all material respects, except where the failure to be true and correct has not had a material adverse effect on Cragar;

•	Cragar has performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by it at or before completion of the merger;

•	Cragar has obtained all necessary consents, waivers and approvals required in connection with the merger;

•	Cragar and the holders of its outstanding debt in the amount of $1,265,500 shall have consented and taken all actions necessary to convert the debt into up to 444,799 shares of Global Entertainment common stock;

•	Cragar and the holders of all of its outstanding options and warrants shall have consented and taken all actions necessary to effect an exchange of Cragar’s outstanding options and warrants, so that upon completion of the merger, they are not exercisable for more than 164,903 shares of Global Entertainment common stock at an exercise price no less than $3.50 per share; and

•	Cragar has received from its legal counsel an opinion stating that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement

Termination of Merger Agreement by Global Entertainment or Cragar.    The merger agreement may be terminated by either Global Entertainment or Cragar:

•	by mutual written consent of the respective boards of directors of Global Entertainment and Cragar;

•	if the merger is not completed before December 31, 2003;

•	if a governmental entity issues or makes a final and nonappealable order, decree, ruling or action which permanently restrains, enjoins or prohibits the merger; or

•	if Cragar’s stockholders do not adopt the merger agreement at the Cragar special meeting.

Termination of Merger Agreement by Global Entertainment.    In addition, Global Entertainment may terminate the merger agreement if Cragar materially breaches any representation, warranty, obligation or agreement under the merger agreement and the breach is not cured within 30 business days of written notice of the breach;

Termination of Merger Agreement by Cragar.    Furthermore, Cragar may terminate the merger agreement if:

•	Global Entertainment materially breaches any representation, warranty, obligation or agreement under the merger agreement and the breach is not cured within 30 business days of written notice of the breach; or

•	Cragar’s board of directors approves or recommends an alternative transaction which is superior to the merger, or resolves to approve or recommend such superior transaction.

Expenses; Payment of Termination Fees

Expenses.    Except as described below, each party has agreed to pay its own expenses incurred in connection with the merger, whether or not the transaction is completed; Global Entertainment and Cragar, however, will equally pay the fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing of this proxy statement/prospectus.

Payment of Termination Fees by Cragar.    Cragar must pay Global Entertainment a termination fee equal to $250,000 upon the occurrence of the following events:

•	the merger agreement is terminated by Cragar for reasons other than those permitted under the merger agreement;

•	the merger agreement is terminated by Global Entertainment because Cragar failed to satisfy any closing condition which was within Cragar’s control to satisfy; or

•	the merger agreement is terminated by Cragar because Cragar’s board of directors approves or recommends, or resolves to approve or recommend, a superior transaction.

Payment of Termination Fee by Global Entertainment.    Global Entertainment must pay Cragar a termination fee equal to $250,000 upon the occurrence of the following events:

•	the merger agreement is terminated by Global Entertainment for reasons other than those permitted under the merger agreement; or

•	the merger agreement is terminated by Cragar because Global Entertainment failed to satisfy any closing condition which was within Global Entertainment’s control to satisfy.

Extension, Waiver and Amendment

Cragar and Global Entertainment may amend the merger agreement at any time prior to the closing of the merger.

At any time prior to the closing of the merger, Cragar or Global Entertainment may extend the time for performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties in the merger agreement, or waive compliance by the other party with any agreement or condition contained in the merger agreement.

MANAGEMENT OF GLOBAL ENTERTAINMENT FOLLOWING THE MERGER

AND OTHER INFORMATION

Directors and Executive Officers

Following the merger, the directors, executive officers, and other key employees of Global Entertainment, and their ages as of September 17, 2003, will be as follows:

Name	Age	Position
James Treliving	62	Director and Chairman of the Board
Richard Kozuback	50	Director, CEO and President
Philip LaJoie	33	Chief Accounting Officer
George Melville	59	Director and Secretary
Terry S. Jacobs	61	Director
Donald R. Head	65	Director
Michael L. Hartzmark, Ph.D.	47	Director
Mark Schwartz	53	Director
Brad Treliving	34	President, Central Hockey League
Wayne H. Davis	44	Vice President of Sales (GEMS)
James A. Wood	60	Vice President, Arena Development (ICC)
Sean McGarry	35	Vice President, Business Development (Cragar)

James Treliving is a member of the Board of Directors of Global Entertainment and WPHL Holdings, Inc. and serves as the Chairman of each Board. Mr. Treliving is one of two Chief Executive Officers and owners of Boston Pizza International, Inc., a $210 (Canadian) million full-service pizza and pasta restaurant franchise chain with 140 locations throughout North America (“Boston Pizza”). Together with George Melville, the other Chief Executive Officer of Boston Pizza, Mr. Treliving has won the Pacific Canada Ernst & Young “Entrepreneur of the Year” award for Hospitality and Tourism and the British Columbia American Marketing Association’s “Marketer of the Year” award. Boston Pizza has been named one of the Financial Post’s and Arthur Andersen & Company’s “50 Best Managed Private Companies” for the last six years and has won the Pinnacle “Company of the Year” award. Mr. Treliving is also involved in the oil and gas, property development, and construction and development industries. Prior to purchasing Boston Pizza with George Melville in 1983, Mr. Treliving owned and operated multiple franchised Boston Pizza restaurants. James Treliving is the father of Brad Treliving, who is President of the WPHL.

Richard Kozuback is a member of the Board of Directors and is the President and CEO of Global Entertainment. He is also a member of the Board of Directors of WPHL, Inc. and has served as the President of WPHL, Inc. from its inception until 1999. He now serves as Chairman of the WPHL. He also serves as a director of WPHL Holdings. Mr. Kozuback has over 20 years of experience in the hockey industry, having played Canadian junior hockey and having coached and managed various hockey teams in the western United States. From 1994 to 1996, Mr. Kozuback was director of scheduling for Roller Hockey International and President of the International Roller Hockey Association. From 1993 to 1994, Mr. Kozuback was head coach and general manager of the Tri-City Americans, a Western Hockey League team, as well as head coach of the Phoenix Cobras, a Roller Hockey International team. From 1991 to 1993, Mr. Kozuback served as the associate coach of the Phoenix Roadrunners, a member of the International Hockey League and farm team to the Los Angeles Kings, a National Hockey League team. Mr. Kozuback attended the University of Alberta, Canada, where he received a degree in Education.

Philip LaJoie has served as Global Entertainment’s Chief Accounting Officer since July 2003. From August 2000 until July 2003, Mr. LaJoie served as Global Entertainment’s Controller. Prior to joining Global Entertainment in August 2000, Mr. LaJoie served in senior accounting positions for a number of private companies, including Smart Practice and Fran Wilson Creative Cosmetics, Inc. Mr. LaJoie received his Bachelors of Science Degree in Business Administration with an emphasis in Accounting from the University of Phoenix, San Diego.

George Melville is a member of the Board of Directors of Global Entertainment, was a director of WPHL, Inc. from its inception in 1995 until May 2003, and currently serves as the Secretary of Global Entertainment. He also serves as a director and as Vice President of WPHL Holdings. Mr. Melville currently serves as one of two Chief Executive Officers of Boston Pizza. Together with James Treliving, the other co-Chief Executive Officer of Boston Pizza, Mr. Melville has won the Pacific Canada Ernst & Young “Entrepreneur of the Year” award for Hospitality and Tourism and the British Columbia American Marketing Association’s “Marketer of the Year” award. Boston Pizza has been named one of the Financial Post’s and Arthur Andersen & Company’s “50 Best Managed Private Companies” for the last six years and has won the Pinnacle “Company of the Year” award. Mr. Melville is also involved in the oil and gas, property development, and construction and development industries. Prior to purchasing Boston Pizza with James Treliving in 1983, Mr. Melville owned and operated multiple franchised Boston Pizza restaurants and was an accountant with Peat, Marwick, Mitchell & Co. Mr. Melville is an accredited chartered accountant.

Terry S. Jacobs has been a member of the Board of Directors of Global Entertainment since 2000, and is Chairman and Chief Executive Officer of REGENT Communications, Inc., a publicly held radio broadcasting company that owns, operates or provides sales, marketing and programming services for 71 FM/AM stations located in 16 markets. He currently serves on the Boards of Directors of American Financial Group, Inc., a New York Stock Exchange listed company engaged primarily in property and casualty insurance, headquartered in Ohio, and Capital Title Group, Inc., a Nasdaq listed company engaged primarily in title insurance and other real estate related services, headquartered in Arizona. Mr. Jacobs’ business experience includes the founding of Jacor Communications, Inc. in 1979, serving as Chairman and Chief Executive Officer as the company grew to be the ninth largest radio group and conducted the first pure radio initial public offering to be completed. Mr. Jacobs holds a Bachelors of Business Administration and Masters of Actuarial Science from Georgia State University and is a Fellow of the Casualty Actuarial Society and Member of the American Academy of Actuaries. Mr. Jacobs is a member of the Board of the National Football Foundation and College Hall of Fame, and former President of the Greater Cincinnati Chapter of the National Football Foundation and College Hall of Fame.

Donald R. Head has been a member of the Board of Directors of Global Entertainment since 2000 and is Chairman of the Board, President and Chief Executive Officer of Capital Title Group, Inc., a $128 million holding company with in excess of 1,800 employees that offers real estate-related services for residential and commercial customers through its wholly owned subsidiaries, Capital Title Agency in Arizona, Nations Holding Group, New Century Title Company, United Title Company and First California Title Company in California and Land Title of Nevada in Nevada. In addition, Capital Title Group operates United Title Insurance Company, a title insurance underwriter. Mr. Head co-founded Centurian Development and Investments, Inc., a custom designer and builder of residential homes, and is also a partner in America West Capital One LLC, a residential real estate developer in Yavapai County, Arizona. He is a graduate of Arizona State University with a BA in Business and holds a law degree from the University of Arizona.

Michael L. Hartzmark joined Cragar as a full-time employee in May 1993, and has served as its Chief Executive Officer since June 4, 1993, and as a director since January 1, 1993. Dr. Hartzmark currently serves on the Board of Directors of Pacific Biometrics, Inc. (OTCBB: PBME) and is on the Financial Advisory Board of Shaker Investments, Inc. Prior to joining Cragar, Dr. Hartzmark was an economic consultant (as President of EconOhio Corporation) and a financial consultant (as President of MDA Financial, Inc.). EconOhio wrote business plans for and provided advice to a variety of companies. MDA Financial provided financial consulting services to small and medium-size companies, as well as assistance to oil and gas and real estate limited partnerships. From 1987 to 1989, Dr. Hartzmark was a Senior Economist at Lexecon, Inc., a Chicago-based economics and law-consulting firm. Dr. Hartzmark was the John M. Olin Visiting Scholar at the University of Chicago and an Assistant Professor at the University of Michigan. He has also worked for the Treasury

Department and the Commodity Futures Trading Commission. Dr. Hartzmark earned his M.A. and Ph.D. degrees in economics at the University of Chicago. He holds a B.A. in economics from the University of Michigan.

Mark Schwartz has served as a director of Cragar since January 1993. Mr. Schwartz is President and CEO of G & S Metal Products Co., Inc., the largest producer of metal bakeware for the consumer market in the United States, and one of the major U.S. manufacturers of aluminum fencing for residential and commercial markets. Its customers include major U.S. retailers in virtually every segment of the trade, including supermarkets, mass merchants, and television retailers.

Brad Treliving has served as the President of the Central Hockey League since June 2000. Mr. Treliving was Vice President/director of hockey operations of the WPHL from 1996 through June 2000 and was director of operations of the WPHL from 1995 to June 1996. Mr. Treliving was a professional hockey player from 1990 to 1995. Brad Treliving is the son of James Treliving, who is the Chairman of the Board of Global Entertainment and WPHL Holdings, Inc.

Wayne H. Davis has served as Vice President of Sales of Global Entertainment Marketing Systems (“GEMS”), a subsidiary of Global Entertainment, since June 2002. From March 2000 to June 2002, Mr. Davis was Vice President of Sales of International Coliseums Company, Inc. (“ICC”), another subsidiary of Global Entertainment. From February 1998 to March 2000, Mr. Davis was director of ticket operations of the WPHL, and was responsible for the development of ticket sales, operations, systems, and sponsorship for 18 minor league professional hockey franchises. Prior to joining Global Entertainment in 1998, Mr. Davis was a ticket sales manager and Vice President of Sales, respectively, for Bison Baseball, Inc. and Charleston River Dogs Baseball, Inc., each of which operates a minor league professional baseball franchise.

James A. Wood has served as Vice President/Arena Development for ICC a subsidiary of Global Entertainment, since April 2003. From May 1998 until April 2003, Mr. Wood provided project management services in the hospitality, sport and public assembly marketplace through his own firm, Wood Associates. From 1983 through May 1998, Mr. Wood was Vice President of Hunt Construction responsible for that company’s sports development efforts and development and construction of arena projects. Mr. Wood attended Thunderbird Graduate School for International Management in Glendale, Arizona, where he received a Masters Degree in International Management. Mr. Wood previously graduated from Dartmouth (Amos Tuck) and the University of Missouri with a Masters Degree in Business Administration and also received a B.A. in Finance and Economics from Drury College.

Sean McGarry joined Global Entertainment on September 11, 2003 as Vice President of Business Development. From 1994 to September 2003, Mr. McGarry was the Marketing Manager/Advertising Analyst for Discount Tire Company of Scottsdale, Arizona. Discount Tire Company is America’s largest independent tire business with 517 locations across the US and $1.2 billion in sales. From 1991 to 1994, Mr. McGarry was an Advertising Analyst with Tire Rack Company of South Bend, Indiana. Mr. McGarry received his MBA from Arizona State University in 2003 and his Bachelor of Fine Arts degree from the University of Notre Dame in 1993.

Global Entertainment’s directors hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Officers are elected annually and serve at the direction of the company’s Board of Directors.

Board Committees

Global Entertainment has an audit committee and a compensation committee consisting of non-employee members of its board of directors.

Audit Committee.    Following the merger, the audit committee will consist of Messrs. Terry S. Jacobs, George Melville and Michael Hartzmark. The audit committee meets periodically with Global Entertainment’s management and independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

•	recommends the appointment of independent accountants to audit Global Entertainment’s financial statements and performs services related to the audit;

•	reviews the scope and results of the audit with the independent accountants;

•	reviews with management and the independent accountants Global Entertainment’s annual operating results;

•	considers the adequacy of the internal accounting control procedures; and

•	considers the independence of the accountants.

Compensation Committee.    Following the merger, the compensation committee will consist of Messrs. James Treliving, Donald R. Head, and Mark Schwartz. The compensation committee determines the salary and incentive compensation of Global Entertainment’s officers and provides recommendations for the salaries and incentive compensation for its other employees. The compensation committee also administers Global Entertainment’s long-term incentive plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with its compensation and incentive plans.

Compensation Committee Interlocks and Insider Participation

No member of Global Entertainment’s compensation committee has been an officer or employee of Global Entertainment at any time. None of Global Entertainment’s executive officers serve as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of Global Entertainment’s board of directors, nor has such a relationship existed in the past.

Director Compensation

Global Entertainment currently pays its non-employee directors a $1,000 fee per meeting. This fee will be increased to $2,000 per meeting following the effectiveness of this registration statement. Global Entertainment also grants non-employee directors options for joining the board plus 10,000 options per year.

Executive Compensation

The following table sets forth for each of the three fiscal years ended May 31, 2003, the total compensation awarded to, earned by, or paid to Global Entertainment’s Chief Executive Officer. No other executive officer earned an annual salary and bonus in excess of $100,000 in fiscal 2003.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation Awards
		Salary		Bonus	Securities Underlying Stock Options
Richard Kozuback, Chief Executive Officer	2003 2002 2001	$ $ $	150,000 150,000 150,000	— — —	5,000 17,500 —

Option Grants In Last Fiscal Year

The following table sets forth information regarding options granted to Global Entertainment’s named executive officers during the fiscal year ended May 31, 2003.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year 2003	Exercise or Base Price Per Share	Expiration Date
Richard Kozuback	5,000	5.2%	$3.50	10/23/2012

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Value

The following table sets forth information concerning the value of the unexercised options held by Global Entertainment named executive officers as of May 31, 2003. Neither the Chief Executive Officer nor any of the executive officers exercised any stock options in fiscal year 2003.

Name	Shares Acquired on Exercise	Value Realized	Number Of Securities Underlying Unexercised Options At May 31, 2003	Value Of Unexercised In-The-Money Options At May 31, 2003 ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Richard Kozuback	—	—	22,500/0	—

Employment Agreements

Global Entertainment entered into a two year employment agreement with Richard Kozuback, its Chief Executive Officer, dated as of April 18, 2000, that provides for an annual salary of $150,000, subject to annual increases in the discretion of Global Entertainment’s board of directors. After the initial two year term, the agreement continues on a year-to-year basis on the existing terms and conditions at the time of renewal, unless terminated by either party in accordance with the terms of the agreement. Mr. Kozuback also is entitled to an annual bonus upon achievement of predetermined goals and objectives mutually agreed upon by Mr. Kozuback and Global Entertainment at the beginning of each year, subject to the right of the compensation committee of Global Entertainment’s board of directors in its discretion to limit any such bonuses. If Mr. Kozuback is terminated by Global Entertainment without cause following the initial two year term, Mr. Kozuback is entitled to receive a lump sum payment due on the effective date of termination in an amount equal to his base salary then in effect for whatever time period is remaining under the existing agreement or six months, whichever period is greater. If Mr. Kozuback is terminated by Global Entertainment for good cause, or Mr. Kozuback resigns or otherwise terminates his own employment without cause, he will not be entitled to receive any severance compensation under the agreement. The agreement also provides that Mr. Kozuback will not, during his employment or for a period of six months thereafter, if Mr. Kozuback resigns, or for the period matching severance payments if Mr. Kozuback is terminated without cause, take certain actions that would compete with Global Entertainment’s business.

Global Entertainment 2000 Long-Term Incentive Plan

Global Entertainment’s board of directors and stockholders have adopted the Global Entertainment Corporation 2000 Long-Term Incentive Plan. The principal purpose of the plan is to promote the success, and enhance the value, of Global Entertainment by linking the personal interests of its key employees to those of its stockholders and by proving its key employees with an incentive for outstanding performance. The plan provides for a variety of compensation awards, including non-qualified stock options, incentive stock options that are within the meaning of Section 422 of the Internal Revenue Code, and restricted stock awards. A total of 750,000 shares of common stock are reserved for issuance under the plan, of which 236,107 shares had been granted as of September 1, 2003.

Global Entertainment’s board of directors, or a committee designated by the board of directors, designates the participants in the plan, determines the type and amount of awards granted, the terms and conditions of each award, sets the exercise price of the awards, and makes all other decisions relating to the issuance of awards under the plan.

Global Entertainment’s board of directors, or the committee designated by the board of directors, are authorized to terminate, amend or modify the plan. Global Entertainment has attempted to structure the plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Internal Revenue Code.

Equity Compensation Plan Information

The following table sets forth information with respect to Global Entertainment’s common stock that may be issued upon the exercise of stock options or warrants under the Global Entertainment 2000 Long-Term Incentive Plan as of September 1, 2003.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
2000 Long-Term Incentive Plan	236,107	$3.50	$513,893

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Miller Capital Corporation (“MCC”), a part of The Miller Group, which is involved in private corporate finance, mergers and acquisitions, and management and investor relations consulting, owns stock in Global Entertainment, and its Chairman, President and Chief Executive Officer, Rudy R. Miller, was formerly a member of Global Entertainment’s board of directors. Miller Capital Corporation was retained independently by both Global Entertainment and Cragar prior to the execution of the merger agreement. In order to avoid any potential conflict, Mr. Miller resigned from his position as a director of Global Entertainment prior to the approval and execution of the merger agreement and MCC waived any potential fee from Global Entertainment in connection with this transaction. MCC and Global Entertainment, however, have entered into an exclusive financial advisory agreement pursuant to which MCC will act as a management consultant to and as exclusive financial advisor for Global Entertainment. Pursuant to this agreement, MCC will provide services that include the development of strategic financial plans to the extent required by Global Entertainment and, when applicable, to provide shareholder relation services following the merger. As compensation for such services, MCC will receive a monthly fee of $12,500 for 24 months following the effective date of the merger, will be entitled to receive a success fee equal to 3% of any private debt financing, 4% of any public equity or debt financing, 10% of any private equity financing, and a graduated fee ranging from 5% to 1% of the consideration received by Global Entertainment in connection with a merger or acquisition transaction. In addition, this agreement also entitled MCC to receive a warrant to acquire up to 20,000 shares of Global Entertainment’s common stock at an exercise price of $3.50 per share expiring five years from the date of grant.

During the year ended May 31, 2003, Global Entertainment repaid $121,482 in notes payable to various shareholders of WPHL Holdings, including James Treliving, Richard Kozuback, and George Melville, each of whom are officers and directors of Global Entertainment. Global Entertainment borrowed $195,000 pursuant to various unsecured demand notes from various related parties in 2001, including Messrs. Treliving, Kozuback, and Melville, which notes provided for interest at 18% per annum with interest due quarterly. The notes were paid off in full in fiscal 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  OF GLOBAL ENTERTAINMENT

The following table sets forth, as of September 1, 2003, the number and percentage of outstanding shares of Global Entertainment common stock beneficially owned by (i) each person known by Global Entertainment to beneficially own more than 5% of such stock, (ii) each of Global Entertainment’s directors, (iii) the Chief Executive Officer and each of the other executive officers, and (iv) all directors and officers as a group. Except as otherwise indicated, Global Entertainment believes that each of the beneficial owners of its common stock listed below, based on information furnished by such owners, has sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percent of Total (3)
James Treliving (4)	374,098	9.20%
Richard Kozuback (5)	485,129	11.92%
Philip LaJoie (6)	5,000	*
George Melville (7)	374,098	9.20%
Terry S. Jacobs (8)	51,071	1.26%
Donald R. Head (9)	146,786	3.61%
Brad Treliving (10)	333,074	8.19%
Miller Capital Corporation (11)	403,648	9.92%
WPHL Holdings, Inc.	2,750,000	67.60%
Ron Thom (12)	370,727	9.11%
All executive officers and directors as a group (6 persons) (13)	1,436,182	37.40%

*	Represents beneficial ownership of less than 1%
(1)	Unless otherwise noted, the address of each of the listed stockholders is c/o Global Entertainment Corporation, 4909 E. McDowell, Suite 104, Phoenix, Arizona 85008-4293.
(2)	A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from September 1, 2003, through the exercise of any option or warrant.
(3)	In calculating percentage ownership, all shares of common stock that the named stockholder has the right to acquire within 60 days upon exercise of any option or warrant are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such stockholder, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other stockholder. Shares and percentages beneficially owned are based upon 4,068,115 shares outstanding on September 1, 2003.
(4)	Includes 32,500 shares purchasable upon exercise of options, 315,118 shares owned by WPHL Holdings, Inc. of which Mr. Treliving is a beneficial owner, and 26,480 shares held directly through WPHL Holdings, Inc.
(5)	Includes 22,500 and 1,250 shares purchasable upon exercise of options, respectively, by Mr. Kozuback and Tara Kozuback, the daughter of Mr. Kozuback, 370,727 shares owned by WPHL Holdings, Inc. of which Mr. Kozuback is a beneficial owner, and 26,480 and 21,184 shares held directly through WPHL Holdings, Inc., respectively, by Mr. and Miss Kozuback.
(6)	Includes 5,000 shares purchasable upon exercise of options.
(7)	Includes 32,500 shares purchasable upon exercise of options, 315,118 shares owned by WPHL Holdings, Inc. of which Mr. Melville is a beneficial owner, and 26,480 shares held directly through WPHL Holdings, Inc.
(8)	Includes 32,500 shares purchasable upon exercise of options.
(9)	Includes 32,500 shares purchasable upon exercise of options.
(10)	Includes 10,000 shares purchasable upon exercise of options, and 238,324 shares held directly through WPHL Holdings, Inc.
(11)	Includes 20,500 shares purchasable upon exercise of various warrants, and 32,500 shares purchasable upon exercise of options by Rudy R. Miller, Chairman, President and Chief Executive Officer of Miler Capital Corporation.
(12)	Includes 370,727 shares held directly through WPHL Holdings, Inc.
(13)	Includes Messrs. J. Treliving, R. Kozuback, P. LaJoie, G. Melville, T. Jacobs, and D. Head.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF

GLOBAL ENTERTAINMENT CORPORATION

The following discussion of Global Entertainment’s results of operations and financial condition should be read together with the other financial information and consolidated financial statements and related notes included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Global Entertainment’s actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors including those discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus.

Critical Accounting Policies And Estimates

This Management’s Discussion and Analysis or Plan of Operation is based on Global Entertainment’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of the Board of Directors. Actual results may differ from these estimates under different assumptions and conditions.

Management believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition

Global Entertainment recognizes revenues from assessment fees ratably over the year to which they apply. Revenues from initial franchise fees are recognized when the franchise agreement is signed and Global Entertainment has met all of its significant obligations under the terms of the franchise agreement. Revenues from transfer franchise fees are recognized when received. Design and build revenues are recognized ratably over the respective contract life, as is the revenue from most contractually obligated and sales contract revenues. If there were changes in the facts and circumstances in any of these various revenue streams the contracting parties may fail to perform on their payment terms, or dispute amounts owed, which could significantly affect our revenue recognition.

Allowance for Doubtful Accounts

Global Entertainment provides for potential uncollectible trade and miscellaneous receivables based on specific credit information and historical collection experience. If market conditions decline, actual collection experience may not meet expectations and may result in increased delinquencies.

Impairment of Goodwill

Global Entertainment’s intangible assets of approximately $643,000 as of May 31, 2003 are comprised principally of goodwill. Goodwill is tested for impairment on at least an annual basis and would be written down if the carrying value was deemed to be impaired. Global Entertainment recorded this goodwill in relation to its acquisition of International Coliseums Company. This goodwill is subject to the provisions of SFAS No. 142 and accordingly, is not being amortized. If economic conditions were to change, this could cause an impairment of the carrying value of the goodwill, which would require a charge to earnings.

Deferred Tax Asset

Global Entertainment accounts for its deferred income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Currently, Global Entertainment has recorded a deferred tax asset, of which the ultimate realization is dependent upon the utilization of net operating loss carryforwards, as well as existing corporate income tax rates. Changes in these facts and circumstances could affect the carrying value of the deferred tax asset.

Joint Operating Agreement

In June 2001, Global Entertainment, on behalf of the WPHL, entered into a ten year Joint Operating Agreement (the “JOA”) with the Central Hockey League (the “CHL”). Under the terms of the JOA, WPHL will handle all operating functions of the combined league, with the profit from league operations being split between the WPHL and the CHL based upon the number of teams from the respective entities. The allocation of expenses and division of profits involves some degree of estimation. Changes in these estimates could affect the allocation of profits under the terms of the JOA.

Overview

Global Entertainment is a diversified sports management, arena development, and licensing company. Through its subsidiaries, Global Entertainment operates and manages a minor professional hockey league with teams in eight states pursuant to a joint operating agreement with the CHL, designs, manages the construction of, and acts as the facility manager for multipurpose sports and entertainment arenas in mid-market communities, and pursues licensing and marketing opportunities related to its sports management and arena development and management activities.

Global Entertainment was formed in August 1998 as a Nevada corporation under the name Global II, Inc. It was formed to facilitate a settlement of claims and confirmation of a plan of reorganization pursuant to a proceeding under Chapter 11 of the United States Bankruptcy Code involving Century Pacific Corporation, a public corporation, and its subsidiary, Century Pacific Global Commerce, Ltd. Although it acquired no assets or liabilities in connection with the bankruptcy proceeding, Global II, Inc. was formed to pursue potential business opportunities. Global II, Inc. issued shares of its common stock to approximately 600 stockholders and creditors of the Chapter 11 debtors to enable them to participate as stockholders in any business that might be acquired by or merged into Global II, Inc.

On April 18, 2000, Global II, Inc. acquired all of the outstanding stock of Western Professional Hockey League Holdings, Inc., (“WPHL, Inc.”) which operated and managed the WPHL, from WPHL Holdings, Inc., a British Columbia Corporation, in exchange for 6,000,000 shares of Global II, Inc. common stock. Contemporaneously with the acquisition of WPHL, Inc., Global II, Inc. changed its name to Global Entertainment Corporation.

In November 2000, Global Entertainment acquired the assets of International Coliseums Company, Inc. in order to diversify the services offered by Global Entertainment and to promote the development of the WPHL by assisting potential franchisees in the development and management of multipurpose arenas.

In January 2002, Global Entertainment formed a third subsidiary, Global Entertainment Marketing Systems (“GEMS”), to handle and pursue all of its licensing and marketing opportunities. If the merger with Cragar is approved, Global Entertainment will coordinate its activities and strategy for CRAGAR-branded products through GEMS.

Minor League Professional Hockey Operations

Global Entertainment, through its wholly owned subsidiary, WPHL, Inc., manages and operates the WPHL, a minor league professional hockey organization, and is the franchisor of the independently owned hockey teams that participate in the league. Effective June 1, 2001, WPHL, Inc. entered into the JOA with the CHL. Pursuant to the JOA, the two leagues combined teams and operations under the CHL name.

The JOA provides for all operating functions of the two leagues to be performed by the WPHL staff. The terms of the JOA provide for annual assessments at $75,000 per team with an additional fee of $15,000 annually for officiating expenses. Under the terms of the JOA, approximately 75% of all fees are required to be prepaid prior to the start of the season.

Revenues from league operations must cover Global Entertainment’s expenses for the upcoming season. Management has established protocols to adhere to budgetary constraints. Global Entertainment uses the annual assessments as a reference point in determining the level of expenditures it can handle during a given season. There are currently 17 teams that will each pay at least $90,000, or $1.53 million in total assessments, per season.

Arena Development And Management Operations

Global Entertainment, through its wholly owned subsidiary, ICC, has entered into several long-term management contracts during the fiscal year. ICC has developed an affiliation with Global Spectrum Corp., which has significant facility management expertise. This relationship has been developed to allow the synergy of the two companies to expand both of their operations in facility management operation.

In Loveland, Colorado, the new Larimer County Fairgrounds and Budweiser Events Center construction has been underway since April 2002. The scope of ICC’s involvement with this project has been three-fold. The feasibility study was completed last fiscal year, with only minor reporting requirements necessary during the present fiscal year. A facility management contract has been executed and yields monthly fees from Global Spectrum for the remainder of the construction process. Upon construction completion, the continued management of the facility should yield further monthly revenues in the form of incentive fees, which will be based on a percentage of the facility’s profitability.

The Rio Grande Valley Events Center in Hidalgo, Texas is the second major contract awarded to ICC during the past fiscal year. Under the terms of a project management agreement, ICC will receive monthly payments for the estimated 18 months of construction. These revenues have enabled ICC to meet its commitments to the City of Hidalgo regarding consulting services and further allow the managers of ICC to facilitate Global Entertainment’s obligation to serve as liaison between the Texas Municipal Facilities Corporation (the “TMFC”) and the general contractor. The TMFC is a non-profit organization created by the city of Hidalgo, Texas to serve as the ownership entity of the Rio Grande Valley Events Center.

ICC has also secured a facility management contract for the Rio Grande Valley Event Center and has subsequently subcontracted the services of Global Spectrum to act as the facility management operator. This contract provided for monthly revenues during the remaining months of construction, and future revenues based on the successful operation of the facility in the form of incentive fees.

In addition, both Larimer County and the TMFC retained GEMS to perform pre-opening sales activities. Global Entertainment expects these sales contracts to generate future revenues based on the remaining years of either personal seat license agreements signed by club seat owners, luxury suite licensing agreements executed by private parties or businesses, and various corporate contracts for naming rights, pouring rights, and advertising sponsorship. Global Entertainment refers to these revenues as “contractually obligated income.” This label is used strictly to refer to a sales agreement over a period of time whereby the revenues secured by Global Entertainment for the benefit of the owner of the facility represent future revenues upon payment of the installments by the client. These “commissions” are paid to Global Entertainment on a monthly basis by each facility in which it is the sales management agent of record.

Finally, ICC successfully negotiated a facility management contract with respect to the UKON Arena in Cheyenne, Wyoming. In connection with these negotiations, Global Spectrum was named as the facility’s management company. ICC expects to receive ongoing fees for the remainder of this contract in the amount of $700 per month.

Marketing And Licensing Operations

GEMS pursues licensing and marketing opportunities created by the development and operation of multi-purpose entertainment facilities, including facility naming rights, sales of luxury suites, sales of club seat licenses, and sales of sponsorship packages for the facilities. GEMS also pursues other licensing and marketing opportunities that become available through Global Entertainment’s operation and management of the CHL and related activities. If the merger with Cragar is consummated, GEMS also will purse licensing and marketing opportunities with respect to CRAGAR-branded products focusing on the markets in which CHL franchised teams operate.

Results of Operations for the Years Ended May 31, 2002 and 2003

The following table sets forth certain condensed statement of operations data for the years ended May 31, 2002 and 2003:

	Year Ended May 31,
	2003	2002
Revenues:
Assessment Fees	$1,550,000	$1,514,000
Franchise Fees	1,620,000	667,500
Design and Build Revenue	467,828	598,182
C.O.I. Revenues	124,103	34,223
Corporate Sponsorship	34,286	52,088
Other Revenues	48,174	116,771

Total Revenues	3,844,391	2,982,764
Cost of Revenues	626,961	527,232

Gross Profit	3,217,430	2,455,532

General and Administrative Expenses	2,425,600	2,249,285
Other Income (Expense)	(157,101)	(61,945)

Net Income	$634,729	$144,302

Revenue

Global Entertainment derives its revenues from seven primary sources: (i) assessment fees from existing teams in the CHL; (ii) franchise fees from sales of new franchises or the transfer of an existing franchise to a new owner or ownership group; (iii) fees from business plan development activities (feasibility studies for new arenas, economic impact studies, etc.) as well as the project management fees for the construction of multipurpose event arenas; (iv) corporate sales from various sponsorship opportunities within the CHL; (v) contractually obligated income (or commissions from contract sales) for GEMS; (vi) facility management fees, and (vii) other revenues.

Revenue from assessment fees increased marginally from 2002 to 2003 by $36,000. The JOA for hockey league operations uses a simple calculation based on the number of teams fielded during the season from the two partners, the CHL and the WPHL. In fiscal year 2001-2002, the CHL fielded six teams and the WPHL fielded 10 teams, respectively. During fiscal year 2002-2003, the CHL fielded five teams and the WPHL fielded 11 teams. In the coming fiscal year, the CHL expects to field five teams and the WPHL expects to field 12 teams.

Overall revenue from franchise fees increased 142% in fiscal year 2003 vs. 2002. In fiscal year 2002, the Laredo franchise was sold for $500,000. During fiscal year 2003, the Colorado Eagles franchise sold for $1 million and the Hidalgo franchise sold for $500,000. The remaining revenues were generated through the assessment of transfer fees. There is no assurance that Global Entertainment will continue to be able to sell new franchises each fiscal year.

Revenues generated by ICC for business plan development and design and build services decreased from $598,182 in 2002 to $467,828 in 2003, a decrease of approximately 22%. Business plan development has a large impact on revenues in the initial year in which a study is commissioned. Design and build revenues impact multiple fiscal years as a result of multi-year project management contracts and facility management agreements. Project management contracts usually run for a period of 18 consecutive months. The facility management contract will usually cover a minimum of ten years. Management believes that the design and build revenues will continue to grow as additional event centers convert from construction to long-term facility management contracts.

Revenues from corporate sales decreased 34% to $34,286 for the year ended May 31, 2003 from $52,088 in 2002. This decrease was due primarily to the inability to successfully renegotiate corporate contracts with an auto rental company for CHL sponsorship.

Our newest subsidiary, GEMS, generated other revenues in 2003 from contract sales. GEMS completed the marketing campaign in Hidalgo, Texas for the Dodge Arena, previously referred to as the Rio Grande Valley Events Center. Contracts for club seats, luxury suites, naming rights, pouring rights, ticketing vendor contracts, and advertising contracts yielded $124,102 in commissions for the year ended May 31, 2003 compared to $34,223 in 2002, a 263% increase.

Gross Profit

Gross profit was $3,217,430 for the year ended May 31, 2003 compared to $2,455,532 for the year ended May 31, 2002, an increase of $761,898, or a percentage change of 31%.

General and Administrative Expenses

General and administrative expenses increased by 8% to $2,425,600 for the year ended May 31, 2003 from $2,249,285 in the prior year, an increase of $176,315. This increase was due to general corporate expansion, offset by internal controls designed to maximize profitability and minimize unnecessary spending. In addition, Global Entertainment developed a purchase order policy in 2003 for all expenditures over $500 to further fulfill the continued objective of expense management.

Joint Operating Agreement Split

The JOA for the CHL includes provisions for the WPHL and the CHL to split the income from the operations of the CHL. The $122,530 charge shown on the Statement of Operations for the year ended May 31, 2003 represents the “splitting” of net income per the terms of the JOA.

Net Income

Net income was $634,729 for the year ended May 31, 2003 compared to $144,302 in 2002. Management believes that the efforts to control spending and the continued pursuit of new business opportunities equally contributed to these earnings. In order to maintain this trend, further refinement of spending controls and diligence in developing new revenue streams will be required.

Liquidity and Capital Resources

Global Entertainment’s primary source of operating capital in 2003 was the league assessments from the CHL, as well as franchise fees. In 2003, Global Entertainment paid down a significant portion of its debt both from private note holders and a bank credit facility. During the year ended May 31, 2003, Global Entertainment repaid a $500,000 letter of credit from Comerica Bank of California, and repaid $121,482 in notes payable to related parties.

During 2003, the bank line of credit was allowed to lapse. No additional banking credit facilities currently have been established to supplement potential shortfalls in operating capital.

Cash provided by operating activities was $865,141 for the year ended May 31, 2003, compared to cash used by operating activities of $96,826 for the same period in 2002, an increase of $961,967. The increase was primarily due to the sale of two franchises during the year.

Cash provided by investing activities was $44,290 for the year ended May 31, 2003, compared to $67,008 for the same period in 2002, a decrease of $22,718. The decrease was primarily due to incurring capitalized merger costs of $50,000.

Cash used in financing activities was $635,732 for the year ended May 31, 2003, compared to $9,645 for the same period in 2002, an increase of $626,087. Net repayments of Global Entertainment’s line of credit and notes payable were the primary reasons for the increase in expenditures.

Global Entertainment’s management believes that the cash flows from operating activities will be sufficient to handle its working capital needs during the present fiscal year.

Inflation

Management believes that inflation has not been a material factor in Global Entertainment’s prior operations, nor does it anticipate any significant inflationary trends in the near future.

Seasonality

Global Entertainment experiences significant seasonality in its revenue stream from assessment fees, and must budget its cash flow accordingly. Approximately 75% of assessment fees are received prior to the start of the CHL hockey season in October of each year.

INFORMATION ABOUT GLOBAL ENTERTAINMENT

Description of Business

Overview

Global Entertainment is a holding company engaged in sports management, arena development and management, and licensing and marketing. Through its subsidiaries, Global Entertainment operates and manages a minor professional hockey league; designs, manages the construction of, and acts as facility manager for, multi-purpose sports and entertainment arenas in mid-market communities; and pursues licensing and marketing opportunities related primarily to Global Entertainment’s sports management and arena development activities.

Global Entertainment was organized as a Nevada corporation on August 20, 1998, under the name Global II, Inc., to facilitate a settlement of claims and confirmation of a plan of reorganization pursuant to a proceeding under Chapter 11 of the United States Bankruptcy Code involving Century Pacific Corporation, a public corporation, and its subsidiary, Century Pacific Global Commerce, Ltd. Global II acquired no assets or liabilities in connection with the bankruptcy proceeding, and was formed to pursue potential business opportunities. Global II issued shares of common stock to approximately 600 stockholders and creditors of the Chapter 11 debtors to enable them to participate as stockholders in any business that might be acquired by or merged into Global II.

In April, 2000, Global II acquired all of the outstanding shares of Western Professional Hockey League, Inc. (“WPHL, Inc.”) from WPHL Holdings, Inc., a British Columbia corporation, in exchange for six million shares of Global II common stock. Contemporaneously with the acquisition of WPHL, Inc., Global II changed its name to Global Entertainment Corporation. Pursuant to a joint operating agreement between Central Hockey League, Inc., WPHL, Inc. operates and manages a minor professional hockey league known as the Central Hockey League (the “CHL”), which consists of seventeen teams located in mid-market communities in eight states, including Texas, Colorado, Indiana, Kansas, Louisiana, Mississippi, New Mexico, and Oklahoma.

In January 2001, Global Entertainment acquired the assets of International Coliseums Company, Inc. (“ICC”) in exchange for 350,000 shares of Global Entertainment common stock. ICC develops and manages multi-purpose entertainment facilities in mid-market communities. ICC’s affiliation with Global Entertainment enables ICC to secure a professional minor league hockey team as a primary tenant in any facility it develops or manages, a key factor in the viability of any multi-purpose facility, and to promote the development of the CHL by assisting potential franchisees in securing quality venues in which to play professional minor league hockey.

In January 2002, Global Entertainment formed a third wholly owned subsidiary, Global Entertainment Marketing Systems (“GEMS”), to promote, market, and sell various revenue streams related to multi-purpose entertainment facilities, including facility naming rights, luxury suite sales, club seat license sales, facility sponsorship agreements, and ticket operations contracts, among other licensing and marketing opportunities. If the merger with Cragar is approved, GEMS will pursue licensing and marketing opportunities for CRAGAR-branded products, particularly with respect to those markets in which WPHL and CHL franchisees operate.

Industry Background and Market Opportunities

Global Entertainment’s business activities are focused primarily on small- to mid-sized communities in the central and southwest regions of the United States, including Texas, Colorado, Indiana, Kansas, Louisiana, Mississippi, New Mexico and Oklahoma. Given the demographics of these communities, professional sports franchises and other major entertainment providers typically do not play or perform in these communities. As a result, Global Entertainment believes there is a significant demand for reasonably-priced professional sporting events and other entertainment offerings that are not typically available to citizens of these communities. To attend professional sporting events or other entertainment offerings such as concerts or trade shows, citizens of these communities generally must travel significant distances to larger cities in the region. By establishing a CHL franchisee in these small- to mid-sized communities, and possibly facilitating the development, construction and operation of a multi-purpose event facility, Global Entertainment intends to provide reasonably-priced professional sports and other entertainment options to these typically under-served markets.

Although attendance at professional minor league hockey games decreased by approximately 3.7% in the 2003 season compared to the 2002 season, attendance in the CHL increased by approximately 3.2%. During the same period, attendance at National Hockey League games increased by approximately 1.2%.

Global Entertainment’s Business

The CHL.    Global Entertainment believes that the CHL offers a unique entertainment alternative that is not typically available to individuals living in small- to mid-sized communities in the U.S., and that the affordable nature of tickets, refreshments, and merchandise at CHL events allows access to families and individuals at all levels of income. The introduction of a CHL franchise in these small- to mid-sized communities offers several potential benefits to CHL franchisees, including:

•	the ability to offer a unique live entertainment event that is not typically available in small- to mid-sized communities;

•	potential marketing and sponsorship opportunities through the CHL’s diverse fan base; and

•	the opportunity to develop increased revenue through sales of team-licensed products.

The introduction of a CHL franchise also offers several benefits to the small- to mid-sized community in which each CHL franchise is located, including:

•	the opportunity to increase tax revenue through direct ticket, refreshment and licensing sales at professional minor league hockey games and other events as well as indirect increases in sales at restaurants, stores and hotels surrounding the arena in which the CHL franchise plays; and

•	increased job opportunities for community citizens working for the CHL franchise or arena as well as surrounding businesses; and

•	assistance in developing property located adjacent to or near the multi-purpose event facility being developed.

Arena Development.    Through ICC, Global Entertainment offers potential CHL franchisees and small- to mid-sized communities the opportunity and ability to construct and manage a multi-purpose facility for use in connection with both CHL and other potential community events. While ICC facilitates the design, construction, and management of multi-purpose facilities for a variety of events, the CHL’s efforts in developing a CHL franchisee in the community helps to provide a solid base of activities for repeated use of the multi-purpose facility.

Marketing and Licensing.    GEMS was formed to pursue licensing and marketing opportunities created by the development and operation of multi-purpose entertainment facilities, including facility naming rights, sales of luxury suites, sales of club seat licenses, and sales of sponsorship packages for the facilities. GEMS also pursues other licensing and marketing opportunities that become available through Global Entertainment’s operation and management of the CHL and related activities. If the merger with Cragar is consummated, GEMS also will pursue licensing and marketing opportunities with respect to CRAGAR-branded products focusing on the markets in which CHL-franchised teams operate.

Global Entertainment’s Strategy

Global Entertainment’s strategy is to increase its earnings by increasing the size and awareness of the CHL, recognizing and capitalizing on additional opportunities for arena development and management, and continuing to pursue a broad range of licensing and marketing activities with respect to additional multi-purpose event facilities. The key elements of our strategy are to:

Expand The CHL By Identifying Additional Interested And Suitable Communities.    Global Entertainment believes it can expand the CHL principally through the identification and targeting of small- to mid-market communities that have a limited number of competing live entertainment options. In particular, Global Entertainment believes the development of a multipurpose arena together with a CHL franchise offers many communities an opportunity to generate additional revenue streams for the community as well as additional jobs for its residents.

Target Experienced And Competent Franchisees Capable Of Successfully Operating A CHL Franchise.    Global Entertainment seeks franchisees that have a strong interest in developing and sustaining a CHL franchise and which Global Entertainment believes will help generate additional interest in the league. By adding successful franchisees, Global Entertainment is able to increase awareness of the CHL and create additional revenue through expanded marketing opportunities. Global Entertainment also works with existing CHL franchisees to ensure their financial stability and success, and, in certain instances, will assist in facilitating a sale to other owners for the purpose of strengthening a franchise in a particular community.

Capitalize On The Growing Level Of Interest In Hockey In The United States.    Global Entertainment believes that interest in hockey in the United States will continue to grow and that Global Entertainment is well positioned to benefit from any increase in interest in professional minor league hockey and other affordable live entertainment events in the small- to mid-sized communities that comprise its target market. Global Entertainment will seek to capitalize on the increasing interest in professional minor-league hockey by expanding the size of the CHL, marketing its licensed products to an increasing fan base, and increasing revenues through increased marketing and advertising opportunities.

Leverage Global Entertainment’s Ability To Combine Multipurpose Facility Design, Development, and Management Expertise With Its CHL Franchise Offerings.    Global Entertainment believes that its ability to combine its offerings for CHL franchises with its design, development, and management expertise regarding multipurpose arenas provides it with a potential advantage compared to other entertainment options typically available in small- to mid-sized communities. Global Entertainment believes this combination of expertise and experience offers these communities an opportunity to increase tax revenues, create additional job opportunities, and broaden the variety of entertainment options available to their citizens.

Increase Global Entertainment’s Base Of Licensed Products In Order To Develop Additional Marketing Opportunities.    Global Entertainment is continuing to search for additional licensing opportunities for products that it believes are attractive to fans who attend CHL events. If the merger with Cragar is approved, for example, Global Entertainment believes that the CHL’s fan base will have an interest in the Cragar line of products that will enable it to engage in an effective marketing campaign for these products.

Continue To Pursue Strategic Acquisitions.    Global Entertainment has grown its business almost entirely through the strategic acquisition of what it believes are complementary businesses. Global Entertainment intends to continue to evaluate opportunities to selectively acquire companies, or lines of business, that broaden its market and sales opportunities, although there can be no assurance that Global Entertainment will be successful in identifying other companies to be acquired or that, if such acquisitions do occur, Global Entertainment will be able to integrate successfully the operations of the acquired company and its own existing operations.

The Minor Professional Hockey League Business

The WPHL operates the CHL, which is a minor professional hockey league currently consisting of 17 teams located in small- to mid-sized communities throughout the central and southwestern regions of the United States. The WPHL franchises 12 of the teams that constitute the CHL and Central Hockey League, Inc. franchises the remaining five teams that constitute the CHL. Pursuant to a joint operating agreement with Central Hockey League, Inc., the WPHL jointly manages and operates the league under the Central Hockey League name. The WPHL also provides ongoing support and assistance to CHL teams in accounting, ticket sales, marketing, hockey operations, franchise development, and media services. The WPHL provides extensive operations manuals for each team to utilize as a guide and point of reference. In addition, yearly league conferences are held to provide team owners an opportunity to meet with other franchisees and discuss operational concerns.

The CHL currently consists of 17 teams. The teams are divided into 4 divisions: Northeast, Northwest, Southeast and Southwest:

Northeast	Northwest	Southeast	Southwest
Bossier-Shreveport Mudbugs (Bossier City, LA)	Oklahoma City Blazers (Oklahoma City, OK)	Austin Ice Bats (Austin, TX)	Amarillo Gorillas (Amarillo, TX)

Forth Worth Brahmas (Fort Worth, TX)	Tulsa Oilers (Tulsa, OK)	Laredo Bucks (Laredo, TX)	San Angelo Saints (San Angelo, TX)

Memphis RiverKings (Southaven, MS)	Wichita Thunder (Wichita, KS)	Corpus Christi Rayz (Corpus Christi, TX)	Odessa Jackalopes (Midland, TX)

Indianapolis Ice (Indianapolis, IN)	New Mexico Scorpions (Albuquerque, NM)	Rio Grande Valley Killer Bees (Hildago, TX)	Lubbock Cotton Kings (Lubbock, TX)
Colorado Eagles (Windsor, CO)

Franchisee Selection.    The WPHL has not established a fixed set of prerequisites that a prospective franchisee must meet in order to be awarded a franchise. Instead, the WPHL recruits franchisee candidates based on a variety of factors such as prior business experience, financial strength and integrity, and ability to operate a sports-oriented organization.

Franchise Location Selection.    The WPHL seeks to grant franchises in communities capable of sustaining and expanding a professional sports organization without saturating an existing market or penetrating a market that is serviced by another hockey league. The WPHL markets the availability of its franchising opportunities primarily through individual association and brand identity. Franchise locations are determined by considering the following factors, among others:

•	Proximity To Existing Franchises. The WPHL seeks to grant franchises sufficiently close to existing teams to reduce travel expenses incurred by each team, but sufficiently far away from existing teams to allow each team to have ample fan support.

•	Arena Availability. Because an arena is essential to a franchise’s operations, the WPHL investigates the availability of an existing arena for each prospective franchise. If no arena is available, the WPHL, through its affiliate ICC, works with the prospective franchise and the municipality to provide a multi-purpose arena. The WPHL also assists prospective franchisees in negotiating leases with arenas prior to establishing a franchise in a given market.

•	Market and Demographic Data. The WPHL performs a detailed review of a prospective market’s demographics, including the number of households, average per household income, median income, prevailing wage data, and additional general market data, to determine the suitability of the market for a franchise.

•	Existing Competition. The WPHL seeks to grant franchises where the new franchises will not have direct competition with other hockey teams or other major sports franchises. The absence of direct competition in a market allows a franchise to more easily develop fan support.

Historical Franchise Attendance Growth.    The following table reflects attendance at CHL events over the last six seasons.

	1996/97	1997/98	1998/99	1999/2000	2000/01	2001/02	2002/03
Number of Teams	6	12	17	16	13	16	16

Regular Season	864,020	1,654,990	2,100,363	2,008,539	1,554,929	2,183,197	2,253,489
Playoffs	82,586	139,132	145,078	135,479	107,281	152,455	134,335

Total	946,606	1,794,122	2,245,441	2,144,018	1,662,210	2,223,652	2,387,824

Per Game Average	4,529	3,978	3,531	3,409	3,253	4,270	4,381

Historical Ticket Revenue Growth.    The following table reflects ticket revenue per season for the CHL over the last six seasons.

	1996/97	1997/98	1998/99	1999/2000	2000/01	2001/02	2002/03
Number of Teams	6	12	17	16	13	16	16
Average ticket price	$8.56	$7.50	$9.48	$9.98	$11.23	$10.24	$11.73
Total League Ticket Sales	$5,239,072	$12,565,772	$15,118,101	$14,154,959	$10,920,344	$13,474,970	$13,781,131

Franchise Agreements.    The WPHL enters into separate franchise agreements with respect to each team. Under the franchise agreement, if conditions are met, the WPHL grants franchise rights for a ten year term for a designated area, which may be renewed by the franchisee. The franchisee agrees to pay fees to the WPHL and the WPHL agrees to provide various services, including services relating to accounting, ticket sales, marketing, hockey operations, media, contracting and negotiating, rulemaking, administrative and training, and conferences. In addition, the WPHL and each team have continuing rights and obligations, among others, with respect to record keeping, the team’s arena, participation in WPHL management, intellectual property, confidentiality, maintenance of insurance and indemnification.

Franchise Fees and Costs.    Unless an alternative arrangement is made with the WPHL, franchisees pay an initial franchise fee ranging from $500,000 to $1,000,000, depending on the arena the franchisee anticipates to use to participate in the CHL. The WPHL has, in the past, shared a portion of the initial franchise fee with the other CHL teams, and expects to continue to do so, although the sharing arrangement may be modified. The WPHL has enjoyed a steady increase in the initial franchise fees it charges franchisees. Since 1995, the WPHL’s first year of operations, the initial franchise fee charged by the WPHL has increased from $100,000 up to $1,000,000. Due to a variety of factors, Global Entertainment believes that the value of a CHL franchise has increased substantially and the WPHL has increased initial franchise fees to maintain a consistent level of quality support for new franchisees.

The historical increase in the WPHL’s initial franchise fee is set forth in the following table:

Initial Franchise Fee Growth

Season	Initial Franchise Fee	Number of Teams Entering Franchise Agreements
1995/1996	$100,000	6
1996/1997	$250,000	6
1997/1998	$250,000/$400,000	5
1998/1999	$400,000	1
1999/2000	—	0
2000/2001	—	0
2001/2002	$500,000	1
2002/2003	$500,000/$1,000,000	2

Player and Personnel Matters.    The quality and success of the players associated with each CHL franchise are of significant importance to the continued viability of the CHL. The following is a list of the significant issues relating to the CHL’s involvement with the players:

•	Recruitment. Teams recruit hockey players through a variety of means. Players predominantly come from the Canadian, American, and European junior leagues, other professional leagues, and the collegiate circuit. The CHL offers recruiting assistance to teams by providing a scouting network, whose members annually produce a compilation of scouting reports on players they have observed, which is distributed to team coaches to review.

•	Lack of Union. The CHL’s players are not collectively represented by any one union, unlike other minor professional hockey leagues and the National Hockey League. To address issues important to the players and to reduce the potential for player unionization, the CHL has formed a player advisory counsel which consists of a player from each team. This counsel meets every two months over the course of the season to discuss player issues. Management believes that this counsel has increased player satisfaction and loyalty and has mitigated the risks of player strikes, lock-outs and similar matters.

•	Salary and Player Caps. The CHL salary cap for the 2002/2003 season per team was $8,500 per week. Players are guaranteed to be paid no less than $300 per week, with the prevailing wage earned by a player to be $300 per week. No player bonuses are provided outside of the salary cap. Additionally, no team may have more than 18 players on its payroll, excluding players on injured reserve.

The Arena Development and Management Business

Global Entertainment’s arena development business is operated through its subsidiary, ICC, which designs, manages the construction of, and acts as facility manager for multipurpose sports and entertainment arenas. These arenas have an average seating capacity of 7,000 and are typically constructed in mid-market communities.

ICC currently is developing or managing the following multi-purpose arena projects:

ICC is assisting the City of Hildago, Texas in developing a multi-purpose sports and entertainment facility that would service the Rio Grande Valley in southwest Texas, including the communities of McAllen, Harlingen, Edinburg Mission, and Pharr, which, together with other smaller communities in the area, have a population of approximately 750,000. ICC anticipates that this facility will open in October 2003. The Hildago facility will host all home games of the CHL franchisee Rio Grande Valley Killer Bees, and is expected to host up to 150 events per season, including hockey games, concerts, family shows, and potentially other professional sporting events such as arena football and professional indoor soccer.

ICC is assisting as project manager with respect to the development of the Larimer County Fairground and Events Center, located in Larimer County, Colorado. The $70,000,000 Fairground and Events Center will serve as a multi-purpose agricultural and entertainment facility serving the communities of Loveland, Fort Collins, and Greeley, Colorado, whose combined population exceeds 450,000. The complex will consist of 12 agricultural and entertainment facilities anchored by a 6,000 seat multi-purpose events center that will serve as the home of the CHL franchisee Colorado Eagles. The Fairgrounds and Events Center is expected to be the venue for a number of events including national and regional rodeos and equestrienne shows, sporting events such as minor league hockey, concerts, trade shows and conventions, and anticipates hosting over 200 spectator events in the first year of operation with over 750,000 attendees.

ICC will provide development support and participate with its partner, Global Spectrum, in the management and operation of the Youngstown Family Arena located in Youngstown, Ohio. The Youngstown Family Arena is a proposed 6,500 to 8,500 seat facility serving Youngstown, Ohio and surrounding communities. The developers of this project also are attempting to secure a CHL franchisee as a major tenant.

The Marketing and Licensing Business

Global Entertainment’s marketing and licensing business is operated through its subsidiary, GEMS, which was formed for the purpose of promoting, marketing, and selling various revenue streams created by the development and operation of multi-purpose arenas in small- to mid-sized communities throughout the United States. GEMS contracts to sell all contractually obligated income sources including, but not limited to, facility naming rights, luxury suite sales, club seat license sales, facility sponsorship agreements, and ticket operations contracts. Global Entertainment anticipates that corporate sales and licensing will comprise an increasingly important component of its revenues and the revenues of the teams in the CHL. Global Entertainment also believes that corporate sales and licensing will enable teams to keep ticket prices affordable and thereby increase their fan bases while simultaneously increasing total revenue.

If the merger with Cragar is approved, GEMS intends to pursue additional licensing and marketing opportunities with respect to CRAGAR-branded products particularly with respect to consumers located in the small- to mid-sized communities in which WPHL and CHL-franchised minor league hockey teams operate.

Competitors

Global Entertainment is currently one of four minor professional hockey leagues in operation in the United States. Head-to-head competition has not typically occurred between the existing leagues, as each league is located in a different geographic region of the United States. However, with recent expansion efforts, these boundaries are beginning to become less defined and leagues are encroaching upon each other’s markets, creating heightened competition.

Global Entertainment not only competes against other minor professional hockey leagues but also against entertainment of all different types and mediums. By way of example, Global Entertainment experiences competition with alternative sports and entertainment venues located within its small- to mid-size markets, such as bowling alleys, movie theaters, other sports events, concerts, diverse amusement facilities, and even television broadcasting.

Because established franchises currently serve specific geographical areas, management foresees limited competition from other hockey leagues penetrating its existing market. Competitors attempting to enter the market would encounter brand identity obstacles, over-saturated markets, and difficulties in obtaining venues available for play.

Material Contracts

Franchise Agreements with WPHL Franchisees

Franchise Agreements.    The WPHL enters into separate franchise agreements with respect to each team. Under a franchise agreement, if conditions are met, the WPHL grants franchise rights for a ten year term for a designated area, which may be renewed by the franchisee. The WPHL and each team have continuing rights and obligations, among others, with respect to record keeping, the team’s arena, participation in WPHL management, intellectual property, confidentiality, maintenance of insurance and indemnification. In addition, the franchisee agrees to pay fees to the WPHL and the WPHL agrees to provide the services as summarized below.

Franchise Fees and Costs.    Unless an alternative arrangement is made with the WPHL, franchisees pay an initial franchise fee ranging from $500,000 to $1,000,000, depending on the arena the franchisee anticipates to use to participate in the WPHL. The WPHL has, in the past, shared a portion of the initial franchise fee with the other WPHL teams, and expects to continue to do so, although the sharing arrangement may be modified. Through a variety of factors, management believes that the value of a WPHL franchise has increased and the WPHL has increased initial franchise fees to maintain a consistent level of quality support for new franchisees.

Continuing Franchise Fees.    Upon the execution of a franchise agreement, the WPHL franchisee is responsible for certain continuing fees payable to the WPHL. CHL franchisees also are responsible for certain continuing fees payable to the CHL, which fees are shared with the WPHL pursuant to the joint operating agreement between the leagues. Continuing fees include assessment fees, advertising fees, local marketing expenditures, transfer fees, audit fees and renewal fees.

•	Assessment Fees. Assessment fees are $100,000 annually for WPHL franchisees, $10,000 of which is paid to Global Entertainment, and $90,000 annually for CHL franchisees.

•	Advertising Fees. Advertising fees are 3% of gross team revenues. Fees received from each franchise are pooled together to form an advertising fund from which the proceeds are applied to league promotion. In addition to the monthly advertising fees, each franchise is required to spend a minimum of 1% of revenue on local marketing and promotion. The WPHL has the discretion not to collect the advertising fees and to date has not chosen to collect advertising fees from its franchises, although it retains the right to do so.

•	Transfer Fees. In the event of a transfer of a franchise, a transfer fee in the amount of the greater of $100,000 or 25% of the then-current initial franchise fee is payable to the WPHL. The transfer fee is implemented to cover the WPHL’s administrative and other expenses in connection with the transfer. In addition to the transfer fee, the new franchisee must complete any training programs in effect for current franchisees. All expenses associated with training must be paid by the franchisee.

•	Audit Fees. At any given time the WPHL may conduct an audit of the books and records of its franchisees. If the audit discloses an understatement of any of the aforementioned fees of 3% or more, the franchisee is required to pay the understated amount, the out of pocket expenses (including accountants’ and attorneys’ fees) incurred by the WPHL, and any other fees relating to the audit.

•	Renewal Fees. Franchise agreements have a duration of ten years. To continue a franchise at the end of this period for an additional ten year term, franchisees are required to pay a renewal fee equal to the greater of the original initial franchise fee paid, or 25% of the then-current initial franchise fee.

Franchise Services.    The WPHL provides the following services to WPHL teams.

•	Ticket Sales. The most significant stream of revenue for a team is derived from the generation of ticket sales. As a result, the WPHL employs a staff with extensive ticket operations experience in the hockey industry to advise teams how to maximize ticket sales. The WPHL develops and supplies each team with ticket operations manuals and on-site and league-wide office hiring/staff training, and assists teams in implementing this training.

•	Marketing. Name recognition and team promotion is essential to the development and success of the WPHL’s teams. The WPHL assists each team with corporate sales and marketing, league licensing and merchandising, sponsorship recruitment, and game night entertainment packages. The WPHL provides marketing manuals, operational guideline handbooks, and design concepts for the creation of uniforms and team logos.

•	Hockey Operations. The WPHL assists each team in the selection of skilled hockey players, as well as the retention and training of hockey coaches, trainers, and equipment managers. The WPHL provides each team with a player personnel manual, which contains information collected from seven WPHL scouts, including players evaluations and statistics from over twenty leagues throughout North America. The WPHL hosts annual expansion drafts for new teams, collects and distributes information concerning hockey operations guidelines and regulations, and provides an officiating staff for all pre-season, regular season, and playoff season games. The WPHL hires, trains, schedules and supervises all facets of game officiating, including the employment of in excess of 50 full and part-time officials. The WPHL also provides for a facilities manager advisory counsel, comprised of each team’s facilities manager, to discuss issues of each team related to facilities management.

•	Media. The WPHL assists teams in developing public awareness through a variety of methods. The WPHL coordinates all local and national press information, as it relates to the league; maintains an Internet website and assists teams in the development of their individual sites; develops schedules for all preseason, regular season, and play-off games; and responds to media and fan inquiries. Management intends to further develop its media assistance to teams.

•	Contracting and Negotiating. The WPHL provides teams with services such as ice equipment supply, food and beverage service contracts and arena lease negotiations. The WPHL also assists teams with United States immigration policies to the extent that such policies pertain to the retention of hockey players.

•	Rulemaking and Administrative. The WPHL personnel attend the pre-season training camps of teams, during which time they meet with coaches and players to review rule changes, the established substance abuse policy and hockey-related issues. The WPHL personnel also attend the All-Star game held in January and selected playoff games. The WPHL also provides training programs for goal judges, time keepers and other officials.

•	Training and Conferences. The WPHL provides the following training and conferences to franchisees:

•	Initial Training. The WPHL’s executive management team provides each newly established franchise with a three-day initial training program. The WPHL hosts the training seminars at their Phoenix headquarters for the team’s chief operating officer and up to three managerial employees. The fifteen hour training schedule includes topics such as: ticketing and sales, marketing, promotions, public relations, player and personnel issues, and merchandising and licensing. The WPHL does not incur any out-of-pocket expenses for the trainees in connection with the training program, as all transportation costs, living expenses and wages are the team’s responsibility.

•	Yearly Conferences. The WPHL conducts a yearly conference for all teams and their staffs. The week-long conference highlights various issues relating to ticketing operations, marketing, corporate sales, merchandising, hockey operations, public relations and media services, human resources, accounting, and general franchise development. The conferences are an important factor in improving intra-league relations, as franchisees are able to discuss hockey and business related issues with peer teams. The conferences include guest speakers, workshops on topics such as revenue generation through corporate sponsorship, marketing, ticket sales, and accounting and tax issues.

Description of Property

Global Entertainment leases 8,413 square feet of office space for its Phoenix, Arizona headquarters pursuant to a four-year lease expiring May 2007. Monthly lease payments are $9,100 for the first two years of the lease and $9,803.33 for the second two years of the lease.

Employees

As of September 17, 2003, Global Entertainment had approximately 16 employees. Global Entertainment believes its relationship with its employees is good.

Legal Proceedings

Global Entertainment is not a party to any legal proceedings, other than ordinary routine litigation incidental to its business which is immaterial in nature and amount.

Market for Common Equity and Related Stockholder Matters

Global Entertainment common stock is not currently traded on a national exchange or over-the-counter market. However, as soon as practicable after the completion of the merger, Global Entertainment will make publicly available the information necessary to satisfy SEC Rule 15c2-11, which is required in order for broker-dealers to effect transactions in Global Entertainment stock, and will apply for quotation on the OTC Bulletin Board. There can be no assurance, however that an active trading market will develop for the shares of Global Entertainment common stock, even if the shares are quoted on the OTC Bulletin Board.

As of September 1, 2003, there were approximately 353 beneficial holders of Global Entertainment’s common stock.

Global Entertainment has never paid cash dividends on its common stock and does not anticipate doing so in the foreseeable future. Global Entertainment’s current policy is to retain any earnings to finance the operations and expansion of its business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION OF CRAGAR

The following discussion of Cragar’s results of operations and financial condition should be read together with the other financial information and consolidated financial statements and related notes included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Global Entertainment’s actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors including those discussed in “Risk Factors” and elsewhere in this proxy statement/prospectus.

Introduction

Cragar can trace its historic corporate roots to an automotive company founded in 1930. In 1964, the company that held the brand name, CRAGAR, and was named Cragar Industries, Inc. developed and introduced the CRAGAR S/S automotive wheel. This introduction led to the growth of CRAGAR-brand products and to the custom wheel market. From the current Cragar’s inception in December 1992 through the first nine months of 1999, the company designed, produced, and sold high-quality custom vehicle wheels and wheel accessories. Cragar sold its automotive wheel-related products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order companies.

After reassessing Cragar’s business strategy, Cragar entered into licensing agreements whereby third parties were licensed to design, develop, manufacture, market, sell, and distribute CRAGAR-brand automotive wheel-related products in exchange for royalties based on the net sales of these licensed products. As a consequence, Cragar no longer designs, develops, manufactures, markets, distributes or sells any products. Cragar has transformed itself into a company whereby all revenues are earned from the payment of royalties by licensees selling wheel-related products, toys, and automotive chemical products. Because Cragar’s licensees primary obligations are to their own stockholders, the licensees may make decisions or take steps that could have a material adverse affect on Cragar’s business financial condition, or results of operations.

Recent Developments

On April 1, 2001, Cragar entered into a licensing representation agreement with Trademarketing Resources, Inc. (“TRI”). This agreement was terminated on April 1, 2003. Cragar has agreed to work together with TRI on specified projects for a period ending December 31, 2003. On June 13, 2003, Cragar entered into a licensing representation agreement with Global Entertainment. On that date, Global Entertainment took over the responsibilities that were previously undertaken by TRI. The reasons Cragar entered into these agreements was to use third parties with specific expertise in the licensing industry to find and develop partnerships with other companies that want to use the CRAGAR brand on licensed products.

In addition, Global Entertainment has taken over administrative responsibilities from TRI under the terms of the administrative services agreement entered into on June 13, 2003. Under this agreement, Global Entertainment is responsible for Cragar’s accounting, marketing and other administrative functions.

During the first and second quarters of 2003 and for the fiscal year ended December 31, 2002, Performance Wheel Outlet, Inc. was in breach of its Exclusive Field of Use and Licensing Agreement. The breach related to Performance’s failure to meet or exceed its minimum payments for the fiscal year ended December 31, 2002, and for the quarters ended March 31, 2003 and June 30, 2003. Cragar attempted to work with Performance to modify the agreement in an attempt to cure the default and reduce the likelihood of future defaults. However, this attempt was unsuccessful, and, as of September 11, 2003, the Field of Use License Agreement with Performance was terminated. In its place, Cragar has negotiated a Field of Use License Agreement with CIA Wheel Group dba The Wheel Group, which is effective as of October 1, 2003.

During the second quarter of 2003, Cragar entered into a license agreement with Quattro Brands LLC. Quattro Brands will introduce a line of automotive chemical and car care products under the CRAGAR brand. It is anticipated that the products will first be marketed during the third quarter of 2003.

On May 14, 2003, Cragar’s Board of Directors unanimously agreed to modify the terms of all existing Cragar options and warrants. The modification, which included calculations based on the various exercise prices and expiration dates, was undertaken to simplify the capital structure and create a homogeneous security with a single specified exercise price and expiration date. The number of issued and outstanding options and warrants did not change and remained at a total of 767,103. Assuming the exchange ratio remains at 0.2091, the total number of Cragar options and warrants will be 160,401 after the merger contemplated by this document.

On July 1, 2003, a group of private lenders lent Cragar $560,000 so Cragar could repay a loan to one of its major stockholders, who had lent Cragar money in 1998. The terms of the loan are virtually identical to the terms of the loan from the Cragar stockholder. These lenders have agreed to convert the loan into shares of Global Entertainment common stock upon the consummation of the merger announced on June 13, 2003. The terms of the conversion are identical to those specified in the merger agreement with respect to the conversion of the other $705,500 of debt from the other Cragar stockholders.

Results Of Operations

The following table sets forth, for the periods indicated, certain operating data expressed as a percentage of net sales.

	Fiscal Years Ended
	December 31, 2002	December 31, 2001	December 31, 2000
Net sales	$531,954	$459,011	$754,854
Cost of sales	—	—	379,676

Gross profit	531,954	459,011	375,178

Selling, general and administrative	817,544	556,544	887,643
Gain (loss) on investment	35,513	(1,229,029)	—

Loss from Operations	(250,077)	(1,326,562)	(512,465)

Other operating income (expense), net Interest income (expense), net	(133,853)	(132,774)	(157,347)
Gain on sale of assets	—	24,501	1,646,208
Litigation Settlement Proceeds	300,000	—	—
Other, net	192,295	29,292	—

Net earnings (loss) before extraordinary item	108,365	(1,405,543)	976,396
Extraordinary item	352,965	48,512	98,633

Net income	$461,330	$(1,357,031)	$1,075,029

Fiscal Year Ended December 31, 2002 Compared To Fiscal Year Ended December 31, 2001

The comparison of Cragar’s financial results for the fiscal years ended December 31, 2002 and 2001 is set forth below.

Total Revenue.    Total revenue consists of gross sales less discounts, returns, and allowances plus royalties on the sale of licensed products. Total revenue for the fiscal year ended December 31, 2002 was $531,954 compared to $459,011 for the fiscal year ended December 31, 2001, representing an increase of 15.9%. Total revenue for the fiscal year ended December 31, 2002 and 2001, consisted of royalty income derived from Carlisle

Tire and Wheel Co. (“Carlisle”), Weld Racing, Inc. (“Weld”), Performance, ERTL/Racing Champions and Johnny Lightening. The increase is primarily the result of the new licensing program with Performance which added a new source of royalty payments for fiscal year 2002.

Gross Profit.    Gross profit is determined by subtracting cost of goods sold from total revenue. Since Cragar’s total revenue is derived from royalties, it did not realize any cost of goods sold. Therefore, gross profit for the fiscal year ended December 31, 2002 was $531,954, compared to $459,011 for the fiscal year ended December 31, 2001.

Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses consist primarily of accounting and legal expenses, office expenses, salaries and wages, marketing expenses, and general overhead. These expenses for the fiscal year ended December 31, 2002 were $817,544, compared to $556,544 for the fiscal year ended December 31, 2001, an increase of 46.9%. The increase was due primarily to increases in professional and consulting fees associated with Cragar’s evaluation of potential strategic business alliances and opportunities, in addition to the potential opportunities to expand the use of its brand names.

Loss On Investment.    During the fiscal year ended December 31, 2001, Cragar recorded an impairment on the carrying value of the investment in Wrenchead, Inc. in the amount of $1,229,029. The fair value was determined based upon sales of the common stock subsequent to December 31, 2001. For the fiscal year ended December 31, 2002, Cragar determined there was no change in the fair market value of this investment.

Non-Operating Expenses, Net.    Non-operating income, net, for the fiscal year ended December 31, 2002 was $358,442, compared to net non-operating expenses of $78,981 for the fiscal year ended December 31, 2001. This increase of $437,423 was primarily attributable to the settlement proceeds realized from Titan International and other miscellaneous income.

Extraordinary Gain.    Cragar had an extraordinary gain of $352,965 for the fiscal year ended December 31, 2002, primarily resulting from debt forgiveness associated with amounts owed on the legal fees attributable to its lawsuits against Titan International, which settled as of March 18, 2002, and the write-off of approximately $230,000 of accounts payable due to a vendor that filed bankruptcy in 1999. The vendor’s assets were subsequently acquired out of bankruptcy, but it is Cragar’s understanding that this receivable was either not part of the Plan or that the new owner has no intention of collecting the receivable. Therefore, Cragar has written off the account payable.

Income Taxes.    Due to carry-forward losses from previous years, Cragar had no income tax provision in the fiscal years ended December 31, 2002 or 2001. Cragar had no income tax provision in the fiscal year ended December 31, 2001, due to an operating loss in that year.

Other Earnings (Losses), Net.    Net earnings for the fiscal year ended December 31, 2002 was $461,330 compared to net losses of $1,357,031 for the fiscal year ended December 31, 2001. Basic earnings per share for the fiscal year ended December 31, 2002 was $0.12, compared to basic losses per share of $0.37 for the fiscal year ended December 31, 2001. Diluted earnings per share for the fiscal year ended December 31, 2002 was $0.12, compared to diluted losses per share of $0.37 for the fiscal year ended December 31, 2001.

Results Of Operations (Unaudited)

The following table sets forth various items as a percentage of net sales revenue for the three month periods ended June 30, 2003 and 2002 and the six month periods ended June 30, 2003 and 2002:

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Total revenues	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	—	—	—	—

Gross profit	100.0	100.0	100.0	100.0
SG&A	79.2	115.8	90.0	125.5

Income (loss) from operations	20.8	(15.8)	10.0	(25.5)
Non-operating income (expense), net	(21.5)	(6.3)	(20.8)	103.4
Income taxes	—	—	—	—
Extraordinary gain	—	—	—	—

Net earnings (loss)	(.7)%	(22.2)%	(10.8)%	77.9%

Comparison of Quarter Ended June 30, 2003, And Quarter Ended June 30, 2002

Revenue.    Total revenues consist of royalty payments on the sale of licensed products. Total revenues for the fiscal quarters ended June 30, 2003 and 2002, were $142,972 compared to $186,427, which represents a 23.3% decrease in total revenue. The decrease was primarily due to two factors: 1) the approximately $33,000 of royalties earned in the fiscal quarter ended June 30, 2002 that were the result of payments from a licensee for licensed products sold during 2000 and 2001, but not previously paid to Cragar; and 2) a reduction in the royalties earned from Cragar’s program with Performance.

Gross Profit.    Gross profit is determined by subtracting the cost of goods sold from total revenue. Since Cragar’s total revenue is derived from royalties, Cragar did not realize any cost of goods sold. Therefore, Gross Profit for the fiscal quarter ended June 30, 2003 was $142,972 compared to $186,427 for the fiscal quarter ended June 30, 2002.

Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses consist primarily of accounting and legal expenses, office expenses, salaries and wages, marketing expenses, and general overhead. These expenses for the fiscal quarter ended June 30, 2003 were $113,214 compared to $187,708 for the quarter ended June 30, 2002, a 39.7% decrease. The decrease was primarily the result of lower legal expenses following the settlement of a major lawsuit in 2002.

Non-Operating Income, Net.    Non-operating expenses, net, for the fiscal quarter ended June 30, 2003 were $30,728 compared to non-operating expenses, net of $40,089 for the same fiscal quarter ended June 30, 2002. This decrease of $9,361, was attributable primarily to lower interest costs related to Cragar’s credit facilities.

Income Taxes.    Due to carry-forward losses from previous years, Cragar had no income tax provision in the first fiscal quarters of 2003 or 2002.

Net Earnings (Losses); Earnings (Losses) per Share.    Net losses for the fiscal quarter ended June 30, 2002 were $41,370 compared to net loss of $970 for the fiscal quarter ended June 30, 2003. Basic losses per share for the fiscal quarter ended June 30, 2002 were $0.01 compared to basic loss per share of $0.00 for the fiscal quarter ended June 30, 2003.

Comparison of Six Months Ended June 30, 2003 and Six Months Ended June 30, 2002

Revenue.    Total revenues consist of royalties on the sale of licensed products. Total revenues for the six months ended June 30, 2003 and 2002, were $302,093 and $318,013, respectively, representing a 5.0% decrease in total revenue. The decrease was due primarily to decreased sales by Performance, one of Cragar’s licensees. In addition, total revenues for the six months ended June 30, 2002 included approximately $33,000 of royalties that were the result of back payments from a licensee for licensed products sold during 2000 and 2001, but not previously paid to Cragar. A comparable amount was not included in Cragar total revenue for the period ended June 30, 2003. The decrease was also the result of lower royalties earned in the six months ended June 30, 2003 as compared to the six months ended June 30, 2002 from Cragar’s program with Performance. Royalties paid for the six months ended June 30, 2003 by Weld and Carlisle met or exceeded the royalties paid Cragar for the six months ended June 30, 2002.

Gross Profit.    Gross profit is determined by subtracting the cost of goods sold from total revenue. Since Cragar’s total revenue is derived from royalties, Cragar did not realize any cost of goods sold. Therefore, gross profit for the six months ended June 30, 2003 was $302,093 compared to $318,013 for the six months ended June 30, 2002.

Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses consist primarily of accounting and legal expenses, office expenses, salaries and wages, marketing expenses, and general overhead. These expenses for the six months ended June 30, 2003 were $271,735 compared to $341,895 for the six months ended June 30, 2002, a 20.5% decrease. For the six months ended June 30, 2002, there were also legal costs associated with Cragar’s lawsuit against Titan International that settled in 2002. Although there were no comparable legal costs for the six months ended June 30, 2003, Cragar did incur legal and other costs associated with its anticipated merger with Global Entertainment.

Non-Operating Income, Net.    Non-operating expenses, net, for the six months ended June 30, 2003 were $62,967 compared to non-operating income, net of $271,561 for the same six month period ended June 30, 2002. This decrease of $334,498 was attributable primarily to the settlement of the Titan International Lawsuit during the period ended June 30, 2002.

Income Taxes.    Because of carry-forward losses from previous years, the Company had no income tax provision in the first fiscal quarter of 2003 or 2002.

Net Earnings per Share.    Net loss for the six months ended June 30, 2003 was $32,609 compared to net earnings of $247,679 for the six months ended June 30, 2002. Basic loss per share for the six months ended June 30, 2003 were $0.01 compared to basic earnings per share of $.06 for the fiscal quarter ended June 30, 2002.

Liquidity And Capital Resources

During the third quarter of fiscal year 2000, Cragar paid off and terminated the $8.5 million credit facility with Nations Credit Commercial Funding Corporation. Two investors provided payoff proceeds totaling $1,200,000 at an interest rate of 2.25% above the prime rate. During the first quarter of fiscal year 2001, Cragar entered into a similar agreement with another investor for a loan totaling $105,500 at an interest rate of 2.25% above the prime rate. This loan is secured by substantially all of Cragar’s assets and expires in April 2003. During the fiscal year ended December 31, 2002, Cragar paid off $40,000 of the loan balance and reduced the outstanding indebtedness associated with the loans to $1,265,000. On July 1, 2003, $560,000 of the loan was transferred from one party to a group of lenders. The terms of the loan are similar to the terms of the investor loan Cragar paid off. The only differences are 1) the lenders have agreed to convert the full amount of the loan into shares of Global Entertainment common stock at the closing of the merger with Global Entertainment, 2) the lenders did not receive any warrants associated with the loan, and 3) the term of the new loan is five years instead of the one year term of the old loan. Therefore, upon consummation of the anticipated merger with Global Entertainment, all $1,265,500 will convert into shares of Global Entertainment common stock.

At December 31, 2002, Cragar had an accumulated deficit of $16,740,884. For the fiscal year ended December 31, 2002, Cragar’s operating activities used $10,113 of cash, which was primarily attributable to its payments on accounts payable and accrued expenses, including legal costs associated with its various litigation matters. During the fiscal year ended December 31, 2002, Cragar’s investing activities provided $35,513 of cash. During the fiscal year ended December 31, 2002, Cragar’s financing activities used $40,000 in cash. This cash was used for the repayment of a portion of the note payable to one of Cragar’s investors.

For the six month period ended June 30, 2003, Cragar’s operating activities provided $52,639 of cash, which was primarily attributable to Cragar receiving the final installment of the settlement proceeds from Titan International.

Cragar does not anticipate any major capital budget expenditures in fiscal year 2003. In addition, Cragar does not believe its operating activities will generate sufficient cash flow to meet its operating cash flow requirements and other current obligations. Consequently, it is likely Cragar will be required to raise additional funds from equity or debt financing or receive an extension on Cragar loans. However, Cragar cannot provide any assurance that such additional financing will be available on terms acceptable to Cragar, if at all.

Seasonality

Historically, Cragar has experienced higher total revenue in the first two quarters of the year than in the latter half of the year. Cragar believes that this results from seasonal buying patterns resulting, in part, from an increased demand for certain automotive parts and accessories by customers having added liquidity from income tax refunds during the first half of the year. Cragar expects this seasonality to have an effect on the revenue stream derived from sales of CRAGAR brand products by its licensees.

Inflation

Increases in inflation generally result in higher interest rates. Higher interest rates on Cragar’s borrowings would decrease its profitability. To date, general price inflation has not had a significant impact on Cragar’s operations; however, increases in metal prices have from time to time, and could in the future, adversely affect the total revenue derived from the sales of Cragar’s licensed products.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosures.

None.

INFORMATION ABOUT CRAGAR

Description of Business

Overview

Cragar can trace its historic corporate roots to an automotive company founded in 1930. In 1964, the company that held the brand name, CRAGAR, and was named Cragar Industries, Inc. developed and introduced the CRAGAR S/S. This introduction led to the growth of CRAGAR branded products and to the custom wheel market. From the current Cragar’s inception in December 1992 through the first nine months of fiscal year 1999, Cragar designed, produced, and sold high-quality custom vehicle wheels and wheel accessories. Cragar sold its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers and mail order companies. During the fourth quarter of fiscal year 1999, Cragar began its transformation into a licensing and trademark company. This process was concluded during the fiscal year ended December 31, 2000.

In connection with a reassessment of its business strategy, Cragar considered combinations and strategic alliances with other companies that could complement its existing business, including outsourcing its manufacturing and sales operations. Accordingly, in September 1999, Cragar entered into an Exclusive Field of Use License Agreement and an Agreement of Purchase and Sale of Assets with Weld Racing, Inc. Under this agreement, Weld manufactures, sells, and distributes Cragar’s line of wheels with non-cast wrought aluminum alloy outer rims and related accessories and Cragar receives a royalty based on sales of the licensed products. Cragar also sold certain assets to Weld related to its wrought wheel business. Cragar completed this transaction in October 1999. During the fourth quarter of fiscal year 2001, Cragar amended its agreement with Weld. Pursuant to the amendment, Cragar modified Weld’s rights to the product classes.

In October 1999, Cragar entered into a similar transaction with Carlisle Tire and Wheel Co., pursuant to which Cragar granted an exclusive worldwide license to Carlisle. Under this agreement, Carlisle manufactures, sells, and distributes Cragar’s line of wheels with steel outer rims and related accessories and Cragar receives a royalty based on sales of the licensed products. Cragar also sold certain assets to Carlisle related to its steel outer rim wheel business. Cragar completed this transaction with Carlisle in December 1999.

In September 2000, Cragar entered into and completed a similar transaction with Performance Wheel Outlet, Inc. As a result of Performance’s failure to meet or exceed its minimum payments under its Exclusive Field of Use and Licensing Agreement with Cragar, the agreement with Performance was terminated. In its place, Cragar has negotiated a Field of Use License Agreement with CIA Wheel Group dba The Wheel Group, which is effective as of October 1, 2003. Under this agreement, The Wheel Group will manufacture, sell, and distribute Cragar’s line of one-piece cast aluminum wheels and related accessories and Cragar will receive a royalty based on sales of the licensed products.

As a consequence of the transactions with Performance, Weld, Carlisle and other licensees, Cragar does not engage in the manufacture, marketing, sale, or distribution of any products related to its one-piece wheel business, wrought wheel business, and steel outer rims wheel business, which together generated almost all of its revenue in fiscal year ended December 31, 2002. In general, the outsourcing of the manufacturing, marketing, sales, and distribution operations with respect to the licensed products, together with the sale of all the related assets, has substantially decreased Cragar’s revenue and related operating and marketing costs.

Cragar relies on its licensees’ greater financial, operational, and distribution capabilities to increase net sales of the licensed products and generate a stream of increasing revenue in the form of quarterly royalty payments. In addition, Cragar is entitled to royalties based on the net sales of any new products developed by Carlisle related to the steel outer rims wheel business under the CRAGAR brand name, including products and related accessories for vehicles other than automobiles, trucks, and vans, such as all-terrain vehicles and golf carts. Cragar is also entitled to receive royalties based on net sales of any new products developed by Weld related to the wrought wheel business under the CRAGAR brand name, including two-piece aluminum wheels and new types of race wheels. Because Cragar’s licensing partners’ primary fiduciary obligation is to their stockholders rather than Cragar’s stockholders, they may make decisions or take steps that may result in lower royalty payments or that could adversely affect the CRAGAR brand name.

As part of Cragar’s business strategy, it also intends to pursue licensing opportunities through the utilization of the CRAGAR brand name for other products, including, but not limited to, aftermarket performance automotive products. On April 1, 2001, Cragar retained the services of Trademarketing Resources, Inc. (“TRI”). This agreement was terminated on April 1, 2003, and Global Entertainment is currently serving in the role previously undertaken by TRI under a licensing representation agreement signed on June 13, 2003. Global will act as Cragar’s exclusive licensing agent for the purposes of exercising the merchandising rights in and to the trademarks owned by them, including CRAGAR, CRAGAR Lite, Keystone Klassic, S/S, Street Pro, Star Wire, CRAGAR XLS, TRU=CRUISER, and TRU=SPOKE, and implementing, subject to Cragar’s approval, a marketing strategy to broaden the use of Cragar’s intellectual property, including the CRAGAR brand name. Global Entertainment will also oversee and coordinate the licensing activities of Cragar’s licensees. There can be no assurance that Cragar will be successful developing or implementing such a marketing strategy or that it will generate any material sales of products utilizing their intellectual property. In addition, Global Entertainment acts as Cragar’s exclusive agent with respect to coordinating advertising and promotion of all of its products, services, and premiums across all media.

During the fourth quarter of fiscal year 2001, Cragar entered into a licensing agreement with Racing Champions Ertl, Inc. pursuant to which it granted an exclusive license in specified geographic territories for the manufacture, marketing, and sale of 1:18th scale die cast replicas, 1:18th scale die cast model kits, and 1:25th scale plastic model kits. During the fourth quarter of fiscal year 2001, Cragar also entered into a licensing agreement with Playing Mantis, Inc. in which it granted an exclusive license in specified geographic territories for the manufacture, marketing and sale of 1:64th scale die cast replicas and 1:64th scale die cast model kits. During the fourth quarter of fiscal year 2002, Cragar entered into a licensing agreement with Georgia Marketing and Promotion, Inc. in which it granted a non-exclusive license in specified geographic territories for the manufacture, marketing, and sale of replacement wheels for die-cast replicas from 1:10th to 1:43rd scales and 1:24th and 1:43rd scale replicas with CRAGAR wheels. During the second quarter of fiscal year 2003, Cragar entered into a licensing agreement with Quattro Brands, LLC pursuant to which Cragar granted Quattro Brands the exclusive license in specified geographical territories for the manufacture, marketing and sale of specified car care products.

Custom Wheel Industry Background

Product Offerings.    Cragar earns a significant percentage of its royalty income from sales of products in the custom aftermarket wheel segment. The custom aftermarket wheel market is generally divided into seven product categories:

•	one-piece cast aluminum wheels (representing the largest segment of the market based on sales);

•	forged aluminum wheels;

•	multi-piece aluminum wheels;

•	steel wheels;

•	wire wheels;

•	composite wheels; and

•	performance racing wheels.

These product categories are differentiated by the material content of the wheel, the level of technology necessary to produce the wheel, price, target customer, styling attributes, and applications. The market for one-

piece and multi-piece aluminum wheels has grown substantially relative to the other categories of wheels and Cragar believes it will continue to do so in the future.

Product Distribution.    Custom wheel manufacturers and assemblers may sell their products:

•	to wholesalers, such as large warehouse distribution centers;

•	directly to product retailers, such as tire and auto parts dealers and performance automotive centers; or

•	directly to the public via mail order, sales outlets, direct telemarketing, or E-commerce using the Internet.

A number of wheel manufacturers have vertically integrated by establishing company-owned warehouse distribution centers that can sell their products to retailers or directly to the public. As a result of Cragar’s licensing strategy, it will rely on the distribution channels and networks of its licensing partners to market, sell, and distribute its products.

Fragmented Nature of Industry.    Cragar believes that the custom wheel industry is highly fragmented, with only a few companies holding more than 10% of the market share. Many sellers of custom wheels do not manufacture their own wheels, but purchase the wheel components from third parties for later assembly and sale to the public. Unlike Cragar, however, most of its competitors do not offer an established brand identity.

The industry data presented herein is derived from information obtained from the Specialty Equipment Market Association.

Business Strategy

Cragar believes that licensing its products to strong and focused manufacturing, distribution, sales, and marketing companies will help maximize the value of its name brand and allow them to effectively compete in all segments of the custom wheel market. To implement this strategy Cragar has entered into licensing agreements with Weld, Carlisle, and The Wheel Group, and engaged TRI (and subsequently terminated) as its exclusive licensing representative. Global Entertainment is currently engaged as Cragar’s exclusive licensing representative under the licensing representation agreement Global Entertainment and Cragar entered into on June 13, 2003.

Products

Cragar offers, through its licensing alliances, a large variety of custom wheels, which can be divided into six general categories:

•	composite steel outer rim wheels, also known as Legacy wheels;

•	wire or spoke steel outer rim wheels;

•	race or wrought aluminum wheels;

•	one-piece cast aluminum wheels;

•	commodity steel outer rim wheels; and

•	street steel outer rim wheels.

In addition, Cragar offers a full line of wheel accessories, including lug nuts, spacers, bolts, washers, spinners, and hubcaps through its licensing partners.

The following table describes Cragar’s major product lines:

Product Line	Type of Construction	Potential Customers
Composite and Legacy Steel Outer Rim Wheels	Inner cast aluminum disc welded to outer steel rim	Nostalgia car and current line truck owners

Star Wire, Wire or Spoke Steel Outer Rim Wheels	Steel spokes attached to inner steel hub and outer steel rim or felly	Urban and inner city consumers

Race or Wrought Aluminum Wheels	Two outer aluminum rim halves welded together with aluminum center or spacer	Pro and amateur race drivers and performance car owners

One-piece Cast Aluminum Wheels	Cast one-piece aluminum machined, painted, or chrome plated	Low and high-end consumers of all types of vehicles

Commodity Steel Outer Rim Wheels	Inner steel disc welded to outer steel rim	Low-end consumers of all types of vehicles

Street Steel Outer Rim Wheels	Three-piece steel and aluminum center welded to outer steel rim	Hot rod and race enthusiasts with cars and trucks

Wheel Accessories	Steel and aluminum hub caps, lug nuts, spinners, locks, and spacers	All types of consumers and vehicles

Composite and Legacy Steel Outer Rim Wheels.    Legacy wheels are composite steel outer rim wheels consisting of a chrome plated die cast aluminum center welded to a chrome plated rolled steel outer rim. Cragar pioneered the process of attaching the aluminum center to the steel rim in 1964. In addition to Cragar’s popular S/S and SS/T composite wheels, in 1995, they purchased the exclusive rights to manufacture and market the Keystone Klassic, a custom wheel that has been selling continuously since 1969 and a style that they believe is one of the most popular in automotive history. Cragar believes this product solidifies their Legacy Line to include some of the most popular nostalgia wheels in the market. These wheels are manufactured, assembled, marketed, sold, and distributed by Carlisle with a royalty payment to Cragar based on the annual net sales of these wheels.

Carlisle introduced 16-inch and 17-inch versions of Cragar’s popular S/S steel outer rim wheels during the fiscal year ended December 31, 2001. During the fiscal year ended December 31, 2001 Carlisle also re-introduced a CRAGAR G/T style steel outer rim wheel in 14-inch and 15-inch sizes. During the fiscal year ended December 31, 2002, Carlisle introduced a new style of the CRAGAR Street Pro in 15, 16 and 17-inch versions.

Wire or Spoke Steel Outer Rim Wheels.    In the past, Cragar offered a complete line of chrome plated wire or spoke steel outer rim wheels. They sold most of these products under the TRU=SPOKE brand name, although currently the brand is not being used by Carlisle to market wire steel outer rim wheels. They also offered a spoke steel outer rim wheel product using patented technology, called the Star Wire, which is currently sold by Carlisle under the CRAGAR brand name. Wire steel outer rim wheels are high-end, niche products that are sold to a limited group of vehicle owners. The 80-spoke steel outer rim wheels and the Star Wire steel outer rim wheels are manufactured, assembled, marketed, sold, and distributed by Carlisle with a royalty paid to Cragar based on the annual net sales of these steel outer rim wheels. Since Cragar entered into the licensing arrangement with Carlisle, the other wire steel outer rim wheels they previously assembled and sold have been discontinued.

Race or Wrought Aluminum Wheels.    CRAGAR race or wrought aluminum wheels are higher-priced, three-piece, lightweight, polished aluminum wheels. These wrought wheels are used by professional drag racers, who are sometimes provided CRAGAR wheels without charge in return for their promotion of CRAGAR and for displaying a CRAGAR sticker on their cars. The Super Race and the Super Star are its two highest-end professional race wrought wheels.

Race wrought aluminum wheels are also sold to amateur racers, professional racers, and individuals that want the look of the race wheel for street use. The race wrought wheels for this product category are the Dragstar and the Super Lite II. In fiscal year 2001, Cragar licensing partner, Weld, introduced 16-inch and 17-inch versions of these wrought aluminum wheels.

CRAGAR race wheels are manufactured, assembled, marketed, sold, and distributed by Weld. Cragar receives a royalty based on the annual net sales of these wheels. In fiscal year 2001, Weld introduced 17, 18, and 20-inch versions of the wrought aluminum CRAGAR S/S Alloy. In fiscal 2001, Weld also introduced a series of wheels targeted at truck enthusiasts.

One-Piece Cast Aluminum Wheels.    In the past, Cragar offered several styles of one-piece cast aluminum wheels. These efforts were discontinued in 1998. In September 2000, Cragar signed a licensing agreement with Performance to design, develop, market, and distribute a new series of one-piece cast aluminum wheels. Following termination of the licensing agreement with Performance due to Performance’s failure to meet or exceed its minimum payments, Cragar negotiated a Field of Use License Agreement with The Wheel Group, which is effective as of October 1, 2003, under which The Wheel Group will design, develop, market, and distribute one-piece cast aluminum wheels.

Commodity Steel Outer Rim Wheels.    CRAGAR commodity steel outer rim wheels have been sold for over 30 years. While aluminum has slowly been replacing steel as the major wheel material, Cragar (through its licensing partner Carlisle), continue to sell steel wheels, which represent a less costly option for many consumers. These CRAGAR wheels are manufactured, assembled, marketed, sold, and distributed by Carlisle. Cragar receives a royalty based on the annual net sales of these wheels.

Street Steel Outer Rim Wheels.    Carlisle sells CRAGAR chrome plated steel, which are look-alike versions of CRAGAR race wheels. The Street Star is a lower-priced copy of the Dragstar and the Street Lite is a copy of the SuperLite II. These CRAGAR wheels are manufactured, assembled, marketed, sold, and distributed by Carlisle. Cragar receives a royalty based on the annual net sales of these wheels.

Wheel Accessories.    All CRAGAR accessories associated with Cragar wheel product lines being licensed will be marketed, sold, and distributed by its licensing partners.

Product Development

As a part of Cragar’s business strategy, its anticipates that its licensing partners will develop new applications for existing styles, as well as introduce new wheel styles as part of their CRAGAR product lines. They have done no in-house research and development activities in the last three years. There can be no assurance that their licensing partners will develop new applications or styles and, if they do, that the new applications and styles will increase the net sales of the CRAGAR branded product lines.

Carlisle, as part of its license agreement with Cragar, may also design, sell, market, and distribute steel outer rim wheel products under the CRAGAR brand name, for vehicles such as automobiles, trucks, and vans, as well as other types of vehicles, such as all-terrain vehicles and golf carts.

Weld, as part of its license agreement with Cragar, may also design, sell, market, and distribute wrought wheel products under the CRAGAR brand name, as well as other race wheels.

The Wheel Group, as part of its license agreement with Cragar, may also design, sell, market, and distribute one-piece wheel products under the CRAGAR brand name and introduce a whole new product line.

Production Distribution

Cragar products are sold through the distribution channels chosen by their licensing partners. They believe most of the licensees’ channels of distribution and customers are similar to those employed by them in the past.

Sales and Marketing

Cragar’s marketing efforts are conducted by its licensing partners.

Production

Cragar licensees manufacture, assemble, market, sell, and distribute its wrought wheel business and steel outer rim wheel business. They have no production capability or manufacturing employees.

Competition

The market for custom aftermarket wheels is highly competitive and fragmented with over 100 domestic and foreign sellers of custom wheels. Competition is based primarily on product selection (including style and vehicle fit), product availability, quality, design innovation, price, payment terms, and service. Competition in the custom wheel market is intense. In addition to Cragar Licensees, several major wheel manufacturers, such as American Racing Equipment, Inc., Ultra Custom Wheel Co., Panther Custom Wheel, and American Eagle, as well as suppliers to major automobile manufacturers, pose significant competition because of their substantial resources. There can be no assurance that The Wheel Group, Weld, and Carlisle will be successful in marketing custom aftermarket wheels under the CRAGAR brand name.

Intellectual Property

Cragar licensees market CRAGAR custom wheels and products under a variety of brand names designed to capitalize on its reputation and brand recognition. They believe that their trademarks, including CRAGAR XLS, Keystone Klassic, Legacy, CRAGAR Lite, Star Wire, TRU=CRUISER, Street Pro, S/S, The Wheel People, TRU=SPOKE, and most importantly the CRAGAR name, are critical to its business. They own the rights to certain design and other patents and also rely on trade secrets and proprietary know-how. They seek to protect these rights, in part, through confidentiality and proprietary information agreements. As part of their licensing agreements, they have licensed their intellectual property including, designs, trade names, and patents to Performance, Weld, and Carlisle, while retaining ownership of the intellectual property. The licensing partners are required to maintain the confidentiality of the CRAGAR intellectual property, including any designs, trade names, and patents. There can be no assurance, however, that their patents will preclude their competitors from designing competitive products, that the proprietary information or confidentiality agreements with their licensing partners and others will not be breached, that their patents will not be infringed, that they would have adequate remedies for any breach or infringement, or that their trade secrets will not otherwise become known to or independently developed by competitors. Furthermore, although there are controls within the licensing agreements, there is no assurance that actions taken by Cragar’s licensing partners will not lead to a decrease in the value of its intellectual property.

Product Returns and Warranties

Each licensee is responsible for all warranty claims related to products they sell under the Cragar brand names, other than products they purchased from Cragar. Under the licensing agreements with Weld and Carlisle, the licensees are responsible for determining the stock return policies as they relate to their businesses. Cragar has not had any stock adjustment returns since 1999. Warranty returns were approximately $0.00 in fiscal year 2002 and $0.00 in fiscal year 2001. As of December 31, 2002, Cragar recorded what they believe to be adequate reserves necessary to cover any potential stock adjustments and excess warranty claims not covered by their licensing transactions. There can be no assurance that future warranty claims, returns, or stock adjustments experienced by their licensing partners will not be materially greater than anticipated and may have a material adverse effect on the licensee’s net sales of CRAGAR licensed products and related royalty payments to them.

Employees

As of December 31, 2002, Cragar had one full-time employee, Michael Hartzmark, and two consultants, Michael Miller, their President, and Richard Franke, their Chief Financial Officer. Mr. Miller also serves as an executive at Centex Machining, a manufacturer of orthopedic implants and replacement parts. Mr. Franke also serves as Co-Managing Member & Chief Financial officer of New Horizon Capital, LLC, a company providing receivable financing to small businesses.

Insurance

Cragar currently maintains discontinued product liability insurance, with limits of $1.0 million per occurrence and $2.0 million in the aggregate per annum. However, such coverage is becoming increasingly expensive and difficult to obtain. There can be no assurance that Cragar will be able to maintain adequate product liability insurance at commercially reasonable rates or that their insurance will be adequate to cover future product liability claims. Any losses that Cragar may suffer as a result of claims in excess of their coverage could have a material adverse effect on its business, financial condition, and results of operations.

Description of Property

Cragar’s facilities are currently housed in a shared office facility. Cragar believe its facilities are adequate for its reasonably-anticipated needs.

Legal Proceedings

Cragar is an unsecured creditor in the matter of in Re Super Shops, Inc., et al., Case No. LA 97-46094-ER, a bankruptcy action filed by Super Shops, Inc., previously its primary customer. Because Cragar is an unsecured creditor in this matter, the amount and timing of the recovery, if any, on its account receivable from Super Shops, Inc. is uncertain.

There are currently no material pending proceedings to which Cragar is a party or to which any of its property is subject, although Cragar is from time to time involved in routine litigation incidental to the conduct of its business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CRAGAR

The following table sets forth, as of September 1, 2003, the number and percentage of outstanding shares of Cragar common stock beneficially owned by (i) each person known by Cragar to beneficially own more than 5% of such stock, (ii) each of Cragar’s directors, (iii) the Chief Executive Officer and each of the other executive officers, and (iv) all directors and officers as a group. Except as otherwise indicated, Cragar believes that each of the beneficial owners of Cragar common stock listed below, based on information furnished by such owners, has sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percent of Total (3)

Michael L. Hartzmark, Ph.D. (4) (11)	188,415	4.71%
Michael R. Miller (11)	165,600	4.07%
Mark Schwartz (5) (11)	363,277	9.07%
Marc Dworkin (6) (11)	68,573	1.73%
Estate of Sidney Dworkin (7) (11)	621,600	15.53%
Donald McIntyre (11)	80,601	2.02%
Harry Schwartz (8)	269,311	6.91%
Dolores Hartzmark (9)	481,623	12.07%
Lee Hartzmark (10)	10,533	*
Richard P. Franke (11)	14,109	*
All executive officers and directors as a group (seven persons) (12)	1,149,886	25.93%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the address of each of the listed stockholders is c/o Cragar Industries, Inc. 4620 East Arcadia Lane, Phoenix, Arizona 85018.
(2)	A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from September 1, 2003 through the exercise of any option or warrant.
(3)	In calculating percentage ownership, all shares of Common Stock that the named stockholder has the right to acquire within 60 days upon exercise of any option or warrant are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such stockholder, but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other stockholder. Shares and percentages beneficially owned are based upon 3,900,221 shares outstanding on September 1, 2003.
(4)	Includes 101,282 shares purchasable upon exercise of options, and 31,960 shares owned by MDA Financial, Inc. of which Mr. Hartzmark is a beneficial owner.
(5)	Includes 86,315 shares purchasable upon exercise of options, 18,184 shares purchasable upon the exercise of various warrants, and 140,030 shares of common stock from the conversion of Series A Convertible Preferred Stock in January 2001.
(6)	Includes 68,573 shares purchasable upon exercise of options.
(7)	Includes 21,845 shares purchasable upon exercise of options, 10,533 shares owned by CN Partners of which the Estate is a one-fifth beneficial owner, 81,733 shares purchasable upon the exercise of various warrants, and 198,432 shares of common stock from the conversion of Series A Convertible Preferred Stock in July 2000. Includes all securities owned by Doris Dworkin, the spouse of the decedent.
(8)	Includes 10,533 shares owned by CN Partners of which Mr. Schwartz is a one-fifth beneficial owner and 140,030 shares of common stock from the conversion of Series A Convertible Preferred Stock in January 2001.
(9)	Includes 91,216 shares purchasable upon exercise of various warrants and 280,059 shares of common stock from the conversion of Series A Convertible Preferred Stock in January 2001.
(10)	Includes 10,533 shares owned by CN Partners, of which Mr. Hartzmark is a one-fifth beneficial owner.
(11)	Includes director and employee options currently owned that have vested or will vest as of November 1, 2003.
(12)	Includes Messrs. M. Dworkin, M. Schwartz, M. Hartzmark, D. McIntyre, M. Miller, and R. Franke. This group also includes H. Schwartz, whose shares are beneficially owned by M. Schwartz. The amount of shares beneficially owned does not include shares beneficially owned by the Estate of Sidney Dworkin.

Under the securities laws of the United States, Cragar’s directors, executive officers, and any persons holding more than 10% of Cragar Common Stock are required to report their initial ownership of Cragar common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and Cragar is required to disclose any failure to file by these dates. Based upon a review of such reports furnished to Cragar, or written representations that no reports were required, Cragar believes that all of the filing requirements were satisfied during the year ended December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to Cragar’s common stock that may be issued upon the exercise of stock options or warrants under Cragar’s Non-Employee Directors’ Stock Option Plan, as amended on May 16, 1997 and May 13, 2002, Stock Option and Restricted Stock Plan, as amended May 16, 1997 and other equity compensation plans as of September 1, 2003.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity Compensation Plans Approved by Stockholders (1)	532,164	$0.74	17,836
Equity Compensation Plans Not Approved by Stockholders (2)	234,939	$0.74	n/a

Total	767,103	$0.74	17,836

(1)	The equity compensation plans approved by the stockholders include shares issued upon the exercise of outstanding options, warrants, and rights from the Non-Employee Directors’ Stock Option Plan and the Stock Option and Restricted Stock Plan.
(2)	The equity compensation plans not approved by the stockholders includes shares issued upon the exercise of outstanding options, warrants, and rights from various loan and consulting agreements.

DESCRIPTION OF GLOBAL ENTERTAINMENT CAPITAL STOCK

As a result of the merger, Cragar stockholders will become Global Entertainment stockholders. Your rights as a Global Entertainment stockholder will be governed by Nevada law, Global Entertainment’s Amended and Restated Articles of Incorporation, and Global Entertainment’s bylaws. The following description of Global Entertainment’s capital stock, including the Global Entertainment common stock to be issued in the merger, reflects the anticipated state of affairs at the completion of the merger.

General

Global Entertainment is authorized to issue up to 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. 4,068,115 shares of common stock and no shares of preferred stock are presently issued and outstanding. No shares of the common stock are held in treasury.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by Global Entertainment’s Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution, or winding up of Global Entertainment, the holders of common stock are entitled to receive ratably the net assets of Global Entertainment available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The shares of Global Entertainment common stock that will be issued in the merger will be duly authorized, validly issued, fully paid, and nonassessable.

Common Stock

The holders of the common stock: (i) have equal ratable rights to dividends from funds legally available therefor, if, as and when declared by Global Entertainment’s Board of Directors, subject to any preferential rights which may be established with respect to any shares of Preferred Stock; (ii) are entitled to share ratably in all the assets of the company available for distribution to holders of the common stock upon liquidation, dissolution or winding-up of the affairs of the company, subject to any preferential rights which may be established with respect to any shares of preferred stock; (iii) do not have preemptive, subscription, redemption, or conversion rights; and (iv) are entitled to one vote per share on matters which stockholders may vote on at all meetings of stockholders. All shares of the common stock have equal rights and preferences. All outstanding shares of the common stock are fully paid and nonassessable and the shares of the common stock to be outstanding upon completion of the merger will be fully paid and nonassessable.

The holders of shares of the common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of the company’s directors. See “Security of Certain Beneficial Owners and Management of Global Entertainment.”

Preferred Stock

Global Entertainment’s articles of incorporation grant to the Board of Directors the authority, to the extent permitted by Nevada law, to establish one or more series of preferred stock, specify the designation of and the number of shares constituting each such series, and determine the voting powers, designations, preferences, limitations, restrictions and relative right of each such series. No such designation has yet been made with respect to any of the shares of preferred stock the company is authorized to issue.

Global Entertainment Stock Options and Warrants

Global Entertainment currently has options outstanding to purchase 236,107 shares of its common stock. Global Entertainment has an additional 513,893 shares available for issuance pursuant to its 2000 Long Term Incentive Plan. Global Entertainment does not have any outstanding warrants.

Transfer Agent and Registrar

STALT, Inc. is the transfer agent and registrar for Global Entertainment’s common stock.

COMPARISON OF RIGHTS OF HOLDERS OF CRAGAR COMMON STOCK AND

GLOBAL ENTERTAINMENT COMMON STOCK

Global Entertainment is a Nevada corporation and the rights of its stockholders are governed by the laws of the state of Nevada and its articles of incorporation and bylaws. Cragar is a Delaware corporation and the rights of it stockholders are governed by the laws of the state of Delaware and its certificate of incorporation and bylaws. Following consummation of the merger, Cragar stockholders will become Global Entertainment stockholders and as such their rights will be governed by Nevada law and Global Entertainment’s certificate of incorporation and bylaws.

The following is a summary of the material differences between the rights of holders of Global Entertainment capital stock and the rights of holders of Cragar capital stock on the date of this proxy statement/prospectus. These differences arise from disparities between the Nevada General Corporation Law and the General Corporation Law of the State of Delaware and between the respective corporate charters and bylaws of Global Entertainment and Cragar. This summary is not a complete comparison of rights that may be of interest to Global Entertainment stockholders, and you should therefore read the full text of each state’s corporate statutes and the respective corporate charters and bylaws of Global Entertainment and Cragar. For information as to how these documents may be obtained, refer to “Where You can Find More Information” on page 94 of this proxy statement / prospectus.

	Cragar Stockholder Rights	Global Entertainment Stockholder Rights
Authorized Capital Stock	The authorized capital of Cragar consists of 5,000,000 shares of common stock, $.01 par value per share, and 200,000 shares of preferred stock, $.01 per share. With respect to Cragar’s preferred stock, the Cragar board is authorized, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the preferences, voting powers, qualifications, and special or relative rights privileges of that series.	The authorized capital stock of Global Entertainment consists of 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. With respect to Global Entertainment’s preferred stock, the Global Entertainment’s board is authorized, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the preferences, voting powers, qualifications, and special or relative rights privileges of that series.

Dividends	Dividends are payable on Cragar stock only when, as and if declared by Cragar’s board of directors, out of funds legally available for distribution. Under Delaware law, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate liquidation preference of the corporation’s outstanding stock	Dividends are payable on Global Entertainment’s common stock only when, as and if declared by Global Entertainment’s board of directors out of funds legally available therefore. Under Nevada law, a corporation may pay dividends unless, after giving effect to the proposed dividend, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be

	Cragar Stockholder Rights	Global Entertainment Stockholder Rights
	having a preference upon distribution of assets.	less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Liquidation Rights	Upon liquidation, dissolution or winding-up, after distribution in full of any preferential amounts to be distributed to holders of Cragar preferred stock, if any, and after payment or provision for payment of the debts and other liabilities of the corporation, holders of Cragar common stock are entitled to receive all of the remaining assets of the corporation available for distribution to stockholders ratably in proportion to the number of shares of Cragar common stock held by them.	Upon liquidation, dissolution or winding-up, after distribution in full of any preferential amounts to be distributed to holders of Global Entertainment’s preferred stock, if any, and after payment or provision for payment of the debts and other liabilities of the corporation, holders of Global Entertainment common stock are entitled to receive all of the remaining assets of the corporation available for distribution to stockholders ratably in proportion to the number of shares of Global Entertainment common stock held by them.

Voting Rights	Stockholders of Cragar common stock vote together as one class on all matters on which common stockholders generally are entitled to vote. Holders of Cragar common stock are entitled to one vote for each share of common stock held at any meeting of stockholders.	Stockholders of Global Entertainment common stock vote together as one class on all matters that common stockholders generally are entitled to vote. Holders of Global Entertainment common stock are entitled to one vote for each share of common stock held at any meeting of stockholders.

Cumulative Voting for Election of Directors	Neither Cragar’s certificate of incorporation nor its bylaws provide for cumulative voting in the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then outstanding for election.	Neither Global Entertainment’s charter nor its bylaws provide for cumulative voting in the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then nominated for election.

Meetings of Stockholders	A special meeting of Cragar’s stockholders may be called by	A special meeting of Global Entertainment’s stockholders may
	the board of directors, by the president, or by stockholders	be called by a majority of the board of directors, the chairman,

	Cragar Stockholder Rights	Global Entertainment Stockholder Rights
	owning a majority of the entire capital stock of the corporation issued and outstanding and entitled to vote.	the vice-chairman, the president, or the holders of 30% or more of the issued and outstanding shares of capital stock entitled to vote at the meeting.

Stockholder Action in Lieu of Meeting	Cragar’s certificate of incorporation requires that any action taken by stockholders must be effected at a duly called annual or special meeting of stockholders or by the unanimous written consent of all of the stockholders entitled to vote on such action.	Under Nevada law, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consent is required.

Quorum for Meeting of Stockholders	The holders of a majority of all outstanding capital stock entitled to vote at a Cragar stockholder meeting, present in person or by proxy, constitute a quorum for transacting business at a meeting, except as provided by law.	A majority of the votes entitled to be cast on a matter by a voting group represented in person or by proxy constitutes a quorum of that voting group for action in the matter.

Stockholder Inspection Rights	Under Delaware law, any stockholder has the right to inspect the corporation’s stock ledger, stockholder list, and other books and records for a purpose reasonably related to the person’s interest as a stockholder.	Under Nevada law, any person who has been a stockholder of record for at least six months immediately preceding his or her demand, or any person holding or authorized in writing by the holders of at least 5% of all of its outstanding shares, upon at least five days’ written demand, is entitled to inspect in person or by agent or attorney, during usual business hours, the corporation’s articles of incorporation and bylaws and all amendments thereto, and stock ledger.

Number of Directors	Cragar currently has five directors. Cragar’s bylaws provide that the board of directors shall consist of at least three directors and not more than seven directors. The number of directors is fixed by the board and may be increased or decreased at any time by a vote of the majority of directors, but no decrease in the number of directors shall change the term of any director in office at such time.	Global Entertainment currently has five directors. Global Entertainment’s bylaws provide that the board of directors shall consist of at least one director and not more than eight directors. The number of directors is fixed by the board and may be modified at any time by a majority vote of the directors.

	Cragar Stockholder Rights	Global Entertainment Stockholder Rights

Classified Board of Directors	Cragar does not have a classified board of directors, which means that all members of Cragar’s board of directors are up for re-election every year.	Global Entertainment does not have a classified board of directors, which means that all members of Global Entertainment’s board of directors are up for re-election every year.

Removal of Directors; Vacancies	Cragar’s certificate of incorporation provides that any director, or the entire board of directors, may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.	Nevada law provides that any director or one or more of the incumbent may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

	Cragar’s bylaws provide that vacancies on the board may be filled by a majority vote of the directors then in office, though less than a quorum.	Global Entertainment’s bylaws provide that vacancies on the board may be filled by a majority vote of the directors then in office, though less than a quorum.

Limitation on Personal Liability of Directors	Cragar’s certificate of incorporation provides that directors shall not be personally liable to Cragar or its stockholders for monetary damages for breaching their fiduciary duties as directors except (1) for any breach of the director’s duty of loyalty to Cragar or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived any improper personal benefit.	Global Entertainment’s charter provides that no director or officer shall be personally liable to the corporation or its stockholders for damages for any breach of fiduciary duty as a director or officer.

Indemnification of Directors and Officers	Cragar’s bylaws provide that the corporation’s officers and directors shall be indemnified against any liability to the fullest extent authorized under Delaware law.	Global Entertainment’s bylaws provide that the corporation’s officers and directors shall be indemnified against any liability to the fullest extent authorized under Nevada law.

	Cragar Stockholder Rights	Global Entertainment Stockholder Rights

Amendments to Charter	Under Delaware law, a corporation’s certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding capital stock and a majority of the outstanding shares of each class entitled to vote as a class.	Under Nevada law, a corporation’s charter may be amended by the affirmative vote of a majority of the outstanding capital stock entitled to vote a meeting of stockholders.

Amendments to Bylaws	Cragar’s board of directors has the power to make, alter or repeal the bylaws by a majority vote at any meeting. Cragar’s stockholders may not make, alter or repeal the bylaws without the affirmative vote of the holders of at least 75% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class.	Global Entertainment’s bylaws may be amended or repealed by a majority vote of the board of directors or by a majority vote of the stockholders.

Anti-takeover Provisions

Delaware law prohibits a corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock (an “interested stockholder”) for three years following the time that person became an interested stockholder, unless:

•     the board, before the time the person became an interested stockholder, approved either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•     the person became an interested stockholder and 85% owner of the voting stock in the transaction, excluding shares owned by directors and officers and shares owned by directors and officers and shares owned by some employee stock plans; or

•     the combination transaction is approved by the board and authorized by the affirmative vote of at least two-thirds of the

Global Entertainment may be subject to Nevada’s anti-takeover laws known respectively as the “Combination with Interested Stockholders Statute” and the “Control Share Acquisition Statute.”

The Combination with Interested Stockholders Statute prevents “interested stockholders” and an applicable Nevada corporation from entering into a “combination” unless certain conditions are met. A combination means any merger or consolidation with an ‘interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: an aggregate market value equal to 5% or more of the aggregate market value ofthe assets of the corporation; an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or representing 10% or more of the earning power or net income of the corporation.

Cragar Stockholder Rights	Global Entertainment Stockholder Rights
outstanding voting stock not owned by the interested stockholder. A Delaware corporation can elect in its charter or bylaws not to be governed by Section 203. Cragar has made that election.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate of an associate thereof. A corporation may not engage in a combination within three years after the interested stockholder acquires his shares unless the combination or purchase is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

•     the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher,

•     the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or

•     if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

The Control Share Acquisition Statute prohibits an acquirer, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s stockholders. The Control Share Acquisition Statute specifies three thresholds of the voting power of the corporation in the election of

	Cragar Stockholder Rights	Global Entertainment Stockholder Rights
directors: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more. Once an acquirer crosses one of these thresholds, those shares acquired in such offer or acquisition and those shares acquired within the preceding ninety days become Control Shares and such Control Shares are deprived of the right to vote until the disinterested stockholders restore the right. The Control Share Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is to notify the stockholders within twenty days after such an event has occurred that they have the right to receive the fair value of the their shares in accordance with statutory procedures established generally for dissenters’ rights.

Provisions Relating to Some Business Combinations

Delaware law generally requires that a merger and consolidation, or sale, lease or exchange of all or substantially all of a corporation’s property and assets be approved by the directors and by a majority of the outstanding capital stock. A corporation’s certificate of incorporation may require a greater vote.

Cragar’s certificate of incorporation states that no sale of all or substantially all of Cragar’s assets or a merger or consolidation of Cragar with any other corporation, or the liquidation of Cragar shall be effected, unless there shall be first obtained the vote by the holders of record of not less than 66 2/3% of the voting shares outstanding at the

Nevada law generally requires that a merger or exchange be approved by the directors and by a majority of the outstanding capital stock.
A corporation’s charter may require a greater vote. Global Entertainment’s charter does not provide for a greater vote. Under Nevada law, a surviving corporation need not obtain stockholder approval for a merger if:

•     the articles of incorporation of the surviving corporation will not differ from its articles before the merger;

Cragar Stockholder Rights	Global Entertainment Stockholder Rights

time of such sale, merger, consolidation or liquidation.

Cragar’s certificate of incorporation states that any proposed issuance of voting shares that will increase by an amount equal to or greater than 50% the number of voting shares of Cragar that are issued and outstanding at the time the proposed issuance is voted upon by the holders of record shall require a consent in writing of the holders of record of 66 2/3% of the voting shares of Cragar outstanding at the time.

Under Delaware law, a surviving corporation need not obtain stockholder approval for a merger if:

•     each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger;

•     the Merger Agreement does not amend the charter of the surviving corporation; and

•     either no shares of common stock of the surviving corporation are to be issued or delivered in the merger or, if common stock will be issued or delivered, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20%

•     each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger

•     the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

•     the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

	Cragar Stockholder Rights	Global Entertainment Stockholder Rights

Appraisal or Dissenters’ Rights

Under Delaware law, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the corporate charter, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:

•     listed on a national securities exchange or included in the national market system by the National Association of Securities Dealers, or

•     held of record by more than 2,000 stockholders, unless those stockholders are required by the terms of the merger to accept anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described above, (c) cash instead of fractional shares of stock, or (d) any combination of the consideration set forth in (a) through (c).

Under Nevada law, the right of dissenting stockholders to obtain the fair value for their shares is available in connection with some mergers or consolidations. Unless otherwise provided in the corporate charter, appraisal rights are not available to stockholders when no vote of its stockholders is required to approve the merger. In addition, no appraisal rights are available to holders of shares of any class of stock which is either:

•     listed on a national securities exchange or designated a national market system security on an interdealer quotation system by the National Association of Securities Dealers, or

•     held of record by more than 2,000 stockholders, unless those stockholders are required by the terms of the merger to accept anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation which, on the effective date of the merger or consolidation, are of the kind described above, (c) cash, owners’ interests or owners’ interests and cash in lieu of fractional shares of stock, or (d) any combination of the consideration set forth in (a) through (c).

LEGAL MATTERS

Legal matters relating to the validity of the shares of Global Entertainment’s common stock offered by this proxy statement/prospectus will be passed upon for Global Entertainment by Snell & Wilmer, LLP. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for Cragar by Greenberg Traurig LLP.

EXPERTS

The consolidated financial statements of Global Entertainment and Cragar included in this proxy statement/prospectus have been audited by Semple & Cooper, LLP, independent accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

Cragar files reports, proxy statements and other information with the SEC. Copies of Cragar’s reports, proxy statements and other information may be inspected and copied at the Public Reference Rooms maintained by the SEC at:

Judiciary Plaza

Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

Reports, proxy statements and other information concerning Cragar may also be inspected at:

The National Association of Securities Dealers, Inc.

1735 K Street, N.W.

Washington, D.C. 20006

You can also obtain copies of these materials by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Cragar at http://www.sec.gov.

Global Entertainment has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to Global Entertainment common stock to be issued to Cragar stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of Global Entertainment filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as described above.

INDEX TO FINANCIAL STATEMENTS

Index to Consolidated Financial Statements of

Global Entertainment Corporation and Subsidiaries

INDEPENDENT AUDITORS’ REPORT

To The Stockholders and Board of Directors of

Global Entertainment Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Global Entertainment Corporation and Subsidiaries as of May 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Global Entertainment Corporation and Subsidiaries as of May 31, 2003 and 2002, and the results of its operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/    SEMPLE & COOPER, LLP

Certified Public Accountants

Phoenix, Arizona

July 25, 2003

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

May 31, 2003 and 2002

	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents (Notes 1 and 10)	$280,767	$7,068
Accounts receivable—trade (Note 1)	242,658	225,132
Accounts receivable, miscellaneous and related parties, net (Note 9)	152,895	60,715
Loans receivable—current portion, net (Note 4)	—	32,876
Prepaid expenses	502	8,279

Total Current Assets	676,822	334,070
Loans Receivable—long-term portion, net (Note 4)	40,000	101,414
Property and Equipment, net (Notes 1 and 2)	2,160	15,926
Intangible Assets, net (Notes 1 and 3)	643,341	612,305
Deferred Income Tax Asset, net (Notes 1 and 5)	246,000	246,000
Miscellaneous Assets	7,000	6,000

Total Assets	$1,615,323	$1,315,715

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable (Note 6)	$36,956	$658,438
Accounts payable	259,338	510,953
Accrued liabilities	917,540	316,786
Deferred revenues (Note 1)	—	75,359

Total Liabilities	1,213,834	1,561,536

Committments and Contingencies (Notes 8 and 10)	—	—

Stockholders’ Equity (Deficit): (Note 7)
Common stock—$.001 par value; 50,000,000 shares authorized; 4,068,115 and 8,129,041 shares issued and outstanding as of May 31, 2003 and 2002, respectively	4,068	8,129
Paid-in capital	1,583,970	1,567,328
Accumulated deficit	(1,186,549)	(1,821,278)

	401,489	(245,821)

Total Liabilities and Stockholders’ Equity (Deficit)	$1,615,323	$1,315,715

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For The Years Ended May 31, 2003 and 2002

	2003	2002
Revenues (Note 1)
Assessment fees	$1,550,000	$1,514,000
Franchise fees	1,620,000	667,500
Design and build revenue	347,227	65,871
Corporate sponsorship revenue	34,286	52,088
Business plan development revenue	244,704	566,534
Other revenue	48,174	116,771

	3,844,391	2,982,764

Cost of Revenues
Franchise fee costs	587,500	—
Business plan development costs	25,461	302,032
Corporate sponsorship costs	14,000	—

	626,961	302,032

Gross Profit	3,217,430	2,680,732

General and Administrative Expenses	2,425,600	2,474,485

Income from Operations	791,830	206,247

Other Income (Expense)
Interest income	1,062	13,713
Interest expense	(35,633)	(75,658)
Joint operating agreement split (Note 1)	(122,530)	—

Net Income	$634,729	$144,302

Income Per Share (Note 1)—Basic and Diluted	$0.16	$0.04

Weighted Average Number of Shares Outstanding—Basic and Diluted	4,062,777	4,060,926

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For The Years Ended May 31, 2003 and 2002

	Common Stock		Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at May 31, 2001	8,129,041	$8,129	$1,567,328	$(1,965,580)	$(390,123)
Net income for the year ended May 31, 2002	—	—	—	144,302	144,302

Balance at May 31, 2002	8,129,041	8,129	1,567,328	(1,821,278)	(245,821)
Issuance of common stock for services	7,189	8	12,573	—	12,581
Effect of reverse stock split	(4,068,115)	(4,069)	4,069	—	—
Net income for the year ended May 31, 2003	—	—	—	634,729	634,729

Balance at May 31, 2003	4,068,115	$4,068	$1,583,970	$(1,186,549)	$401,489

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Years Ended May 31, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net income	$634,729	$144,302
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	32,730	119,803
Interest added to notes payable	14,250	—
Issuance of stock for services	12,581	—
Changes in Assets and Liabilities:
Accounts receivable
—trade	(17,526)	(13,154)
—miscellaneous and related parties	(92,180)	—
Prepaid expenses	7,777	114,436
Miscellaneous assets	(1,000)	—
Accounts payable	(251,615)	(99,148)
Accrued liabilities	600,754	—
Deposit—expansion franchise	—	(200,000)
Deferred revenues	(75,359)	(163,065)

Net cash provided (used) by operating activities	865,141	(96,826)

Cash flows from investing activities:
Collection of loans receivable	94,290	67,008
Capitalized acquisition costs	(50,000)	—

Net cash provided by investing activities	44,290	67,008

Cash flows from financing activities:
Proceeds from debt	189,999	—
Repayment of debt	(825,731)	(9,645)

Net cash used by financing activities	(635,732)	(9,645)

Net increase (decrease) in cash and cash equivalents	273,699	(39,463)
Cash and cash equivalents, beginning of year	7,068	46,531

Cash and cash equivalents, end of year	$280,767	$7,068

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$35,633	$75,658

Income taxes	$—	$—

Non-cash investing and financing activities:
Interest added to notes payable	$14,250	$—

Stock issued for services	$12,581	$—

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1

Summary of Significant Accounting Policies, Nature of Operations, and Use of Estimates

Description of the Company

Global Entertainment Corporation (“Global” or the “Company”), through its wholly-owned subsidiary, Western Professional Hockey League, Inc., is the operator of the Western Professional Hockey League (“WPHL”), a minor league professional hockey organization, and is the franchisor of the independently-owned hockey teams which participate in the league. Effective June 1, 2001, Global, on behalf of the Western Professional Hockey League (“WPHL”) negotiated and signed a ten (10) year Joint Operating Agreement (“JOA”) with the Central Hockey League (“CHL”). The effect of the JOA is that the two leagues will have their respective teams join together and operate under the Central Hockey League name.

The terms of the JOA define how the league will operate. The JOA provides for all operating functions to be performed by the WPHL staff. Under the terms of the JOA, the annual assessments have been set at $75,000 per team, plus an additional $15,000 per team for linesmen and officiating costs. In addition, the teams from the WPHL pay an extra $10,000 per annum to cover Global costs prior to the start of the season.

In addition, through its wholly-owned subsidiary, International Coliseum Company, it is working with various governmental and private entities to develop event facilities (multi-use arenas) in numerous municipalities.

The WPHL is a structured franchised sports league, which includes competing teams located in cities in Texas, Louisiana, New Mexico, Mississippi, Oklahoma, Kansas and Indiana. There were 16 teams competing in the 2002-03 season, 11 teams from the WPHL and 5 teams from the CHL.

During the year ended May 31, 2003, the Company formed a new wholly-owned subsidiary, Global Entertainment Acquisition Corporation (“GEAC”). GEAC was formed for the purpose of merging with and into Cragar Industries, Inc. (See Note 11).

During the year ended May 31, 2002, the Company formed Global Entertainment Marketing Systems (“GEMS”). GEMS was formed for the purpose of promoting, marketing and selling various revenue streams created by the development and operation of multi-purpose arenas in small- to mid-sized communities through the United States.

Acquisition of Subsidiary

International Coliseums Corporation, LLC

Effective November 1, 2000, Global purchased 100% of the members equity of International Coliseums Corporation, LLC (ICC) (subsequently named International Coliseums Company) pursuant to the terms of the Asset Purchase Agreement, for 350,000 shares of common stock of Global valued at $1.75 per share. The 350,000 shares were issued to Arena Building Company, LLC for their interest in International Coliseums Corporation, LLC. In addition, pursuant to the terms of the agreement, Nustadia Developments Inc. was paid $1.00 and was granted a strategic alliance agreement to design and develop the first five initial arena projects in exchange for their interest in ICC.

The acquisition has been accounted for under the purchase method of accounting. The total purchase price was $622,500, with $612,500 paid in common stock, and $10,000 paid for costs incurred.

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations, and Use of Estimates

(Continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Global Entertainment Corporation and its wholly-owned subsidiaries, Western Professional Hockey League, Inc., International Coliseum Company, and Global Entertainment Marketing Systems. Intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results may vary from the estimates that were assumed in preparing the financial statements. Material estimates include, but are not limited to, the allowance for doubtful accounts, the carrying value of intangible assets, and the realization of the deferred income tax asset. Due to the uncertainties inherent in the estimation process and the significance of these items, it is at least reasonably possible that its estimates in connection with these items could be further materially revised within the next year.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three (3) months or less to be cash and cash equivalents.

Accounts Receivable—Trade

Accounts receivable—trade primarily represent amounts due from franchisees related to franchise and assessment fees, as well as fees due from various municipalities for services in relation to arena business plan development reports. The Company follows the allowance method of recognizing uncollectible accounts receivable. The allowance method recognizes bad debt expense as a percentage of accounts receivable based on a review of individual accounts outstanding, and the Company’s prior history of uncollectible accounts receivable. As of May 31, 2003 and 2002, the Company had determined no allowance for doubtful accounts on accounts receivable—trade, was necessary.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation, and are depreciated over their estimated useful lives of one (1) to five (5) years.

Depreciation is computed under the straight-line method for financial statement purposes and under accelerated methods for income tax purposes. Repairs and maintenance expenses are charged to operations as incurred. Betterments or renewals are capitalized as incurred.

Deferred Revenues

Deferred revenues represent various fees received by the Company for which substantially all of the services have not yet been performed. The revenues will be recognized when the obligations of the agreement are met, and the earnings cycle has been completed.

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations, and Use of Estimates

(Continued)

Fair Value of Financial Instruments

Accounts and loans receivable, accounts and notes payable, and accrued liabilities are substantially current or bear reasonable interest rates. As a result, the carrying values of these financial instruments are deemed to approximate fair values.

Advertising Expense

The Company charges advertising costs to operations when incurred. Advertising expense totaled $5,033 and $13,013 for the years ended May 31, 2003 and 2002, respectively.

Income Taxes

The Company accounts for deferred income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, net of an allowance when realization of an asset is unsure.

Revenue Recognition

Global Entertainment Corporation:

Initial franchise fees represent the amounts received from franchisees to acquire a franchise. The amount is recognized as revenue when the franchise agreement is signed and the Company has met all of its significant obligations under the terms of the franchise agreement. The Company is responsible for assisting the franchisee with facility lease contract negotiations, venue ticketing analysis and pricing, concessionaire negotiations and staffing advisements. These generally occur at the time the franchisee acquires a franchise.

Transfer franchise fees represent the amounts received from the transfer of ownership of a franchise and are recognized when received. The transfer fee is implemented to cover the Company’s administrative and other expenses in connection with the transfer. For the years ended May 31, 2003 and 2002, transfer franchise fees totaled $175,000 and $0, respectively.

Central Hockey League:

Corporate sponsorship fees represent amounts received from third-party sponsors. Revenues are recognized when invoiced.

Assessment Fees:

Pursuant to the terms of the Joint Operating Agreement, each team will pay assessment fees of $75,000 per annum, plus $15,000 per annum for officiating costs. In addition, the teams from the WPHL pay an extra $10,000 per annum to cover Global costs. The fees are recognized ratably over the year. At the end of the year, net profits/losses are shared proportionately based upon the amount of revenues that each member of the JOA has contributed to the league.

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations, and Use of Estimates

(Continued)

Revenue Recognition (Continued)

Coliseum Development:

International Coliseum Company has received design and build contract revenue from various municipalities. These are recognized as income ratably over duration of the contract. The Company has entered into several construction project supervisory contracts. The revenues from these contracts are recognized ratably over the duration of the contract. The Company has also entered into several sales contracts with municipalities whereby the Company earns a commission for the sale of naming rights, luxury suites, and advertising. This revenue is recognized ratably over the term of the contract.

Global Entertainment Marketing Systems:

GEMS contracts to sell all contractually obligated income sources including, but not limited to, facility naming rights, luxury suite sales, club seat license sales, facility sponsorship agreements, and ticket operations contracts created by the development and operation of multi-purpose arenas. The revenues from these contracts are recognized ratably over the duration of the contract.

Intangible Assets

Intangible assets are comprised primarily of goodwill as well as trademark rights, franchising rights, acquisition costs, and a covenant not to compete. Intangible assets, other than goodwill, are being amortized on the straight-line method over their remaining lives, which approximate seven years.

All intangible assets are reviewed periodically for any impairment in value. If an impairment has occurred, the goodwill will be adjusted to fair value at that time.

Earnings Per Share

The computation of basic and diluted earnings per share is based on the weighted average number of common shares outstanding (post-reverse split) during the periods. As of May 31, 2003 and 2002, there were 228,607 and 293,500 potentially dilutive warrants and options outstanding, respectively. The warrants and options were not assumed exercised because their exercise price was equal to, or in excess of, the average market price of the common stock for the periods presented. (See reverse stock split).

Reverse Stock Split

Effective May 13, 2003, the Company’s Board of Directors approved a one-for-two reverse stock split. The financial statements, notes and other references to share and per-share data reflect the reverse stock split for all periods presented.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and the related interpretations in accounting for its employee stock options.

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations, and Use of Estimates

(Continued)

Stock-Based Compensation (Continued)

Under APB 25, because the exercise price of employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation”.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended May 31,
	2003	2002
Net income, as reported	$634,729	$144,302
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(108,708)	(180,375)

Pro forma net income	$526,021	$(36,073)

Earnings (loss) per share:
Basic and diluted, as reported	$0.16	$0.04

Basic and diluted, pro forma	$0.13	$(0.01)

Due to the Company’s net operating loss carryforwards, the assumed tax effect was deemed to be immaterial.

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2

Property and Equipment

As of May 31, 2003 and 2002, property and equipment was comprised of the following:

	2003	2002
Office furniture and equipment	$82,006	$82,006
Computer equipment	49,368	49,368

	131,374	131,374
Less: accumulated depreciation	(129,214)	(115,448)

	$2,160	$15,926

Total depreciation expense equaled $13,766 and $20,966 for the years ended May 31, 2003 and 2002, respectively.

Note 3

Intangible Assets

As of May 31, 2003 and 2002, intangible assets were comprised of the following:

	2003	2002
Goodwill	$622,500	$622,500
Patent and trademarks	7,964	7,964
Covenant not to compete	50,000	50,000
Franchising rights	75,000	75,000
Acquisition costs	50,000	—

	805,464	755,464
Less: accumulated amortization	(162,123)	(143,159)

	$643,341	$612,305

Note 4

Loans Receivable

The loans receivable as of May 31, 2003 and 2002 are comprised of the following:

	2003	2002
8.5% per annum loan from a franchisee, payable on demand; collateralized by a tax refund	$—	$32,876
Due from franchisees, non-interest bearing, payable on demand, deemed long-term.	89,464	151,085

	89,464	183,961
Less: reserve for collection costs and collectibility	(49,464)	(49,671)

	40,000	134,290
Less: current portion	—	(32,876)

Long-term receivable	$40,000	$101,414

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5

Provision for Income Taxes

The actual income tax expense for 2003 and 2002 differs from the “expected” income tax expense computed by applying the U.S. Federal corporate statutory income tax rate of 34% to the loss before income taxes as follows:

	2003	2002
Computed “expected” tax expense	$204,000	$(46,000)
Entertainment, depreciation and amortization expenses	(10,000)	(3,000)
Valuation allowance—benefit of net operating loss carryforward	(240,000)	58,000
State income taxes (net of federal income tax)	46,000	(9,000)

	$—	$—

At May 31, 2003 and 2002, deferred tax assets consist of the following:

	2003	2002
Current portion:
Allowance for doubtful accounts	$21,000	$10,000
Federal loss carryforwards	317,000	615,300
State loss carryforwards	70,000	115,000
Long-term portion:
Depreciation and amortization	3,000	2,000

	411,000	742,300
Less: valuation allowance	(165,000)	(496,300)

Net deferred tax asset	$246,000	$246,000

The Company has established a valuation allowance equal to a portion of the net deferred tax asset primarily due to the uncertainty in the utilization of net operating loss carryforwards. During the year ended May 31, 2003, the valuation allowance was reduced by $331,300, primarily to reflect the benefit of the utilization of the net operating loss carryforwards in the current year.

The Company’s approximate federal and state net operating loss carryforwards at May 31, 2003 are $1,009,000. The net operating loss carryforwards may be applied against future taxable income. They expire as follows:

Amount of Unused Federal and State Operating Loss Carryforwards	Federal Expiration During Year Ended May 31,	State Expiration During Year Ended May 31,
$17,157	2020	2005
967,803	2021	2006
24,040	2022	2007

$1,009,000

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6

Notes Payable

As of May 31, 2003 and 2002, the Company had notes payable as follows:

	2003	2002
Comerica Bank $500,000 Revolving Credit Line, interest at prime plus 1.75% per annum, payable monthly, principal due in full April 4, 2003; collateralized by a letter of credit and personal guarantee	$—	$500,000
18% per annum notes payable to various related parties, interest due quarterly, principal due on demand; unsecured.	31,731	89,988
18% per annum notes payable to three related parties (corporate officers) interest due quarterly, principal due on demand; unsecured.	—	16,400
18% per annum notes payable to various individuals and entities, interest due quarterly, principal due on demand; unsecured.	5,225	52,050

	36,956	658,438
Less: current maturities	(36,956)	(658,438)

Long-term portion	$—	$—

Note 7

Equity

Warrants

As of May 31, 2003, the Company had 500 warrants outstanding to purchase common stock. All of the warrants are convertible into one share of common stock at $3.50 per share. They all carry exercise terms of five (5) years. All of the warrants are vested and exercisable as of May 31, 2003. The following table summarizes warrant activity:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at May 31, 2001	18,000	$1.75
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding and exercisable at May 31, 2002	18,000	1.75
Granted	—	—
Exercised	—	—
Forfeited	(17,000)	1.75

	1,000	1.75
Effect of 1 for 2 reverse stock split on May 13, 2003	(500)	3.50

Outstanding and exercisable at May 31, 2003	500	$3.50

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7

Equity (Continued)

Information with respect to warrants outstanding and exercisable at May 31, 2003 is as follows:

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number of Warrants	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
$3.50	500	2.63	$3.50	500	$3.50

Options

During 2000, the Company adopted the 2000 Long-term Incentive Plan. The Plan authorizes the Company’s Board of Directors to grant both qualified incentive and non-qualified stock options and restricted stock awards to selected officers, key employees, outside consultants and directors of the Company or its wholly-owned subsidiaries for up to an aggregate of 750,000 shares of the Company’s common stock, as amended in the current year. As of May 31, 2003, a total of 228,107 options have been issued under the Plan.

During the years ended May 31, 2003 and 2002, the Company issued 190,715 and 240,500 options (prior to the 1 for 2 reverse stock split), respectively, to various directors and managers. Each option was granted with an exercise price of $1.75 and each option, with the exception of 10,000 options, has a term of ten (10) years. Ten thousand options granted in fiscal year 2003 have a term of two (2) years.

The following is a table of activity for all options:

	Number of Options	Weighted Average Exercise Price
Options outstanding at May 31, 2001	35,000	$1.75
Granted	240,500	1.75
Exercised	—	—
Forfeited	—	—

Outstanding and exercisable at May 31, 2002	275,500	1.75
Granted	190,715	1.75
Exercised	—	—
Forfeited	(10,000)	1.75

	456,215	1.75
Effect of 1 for 2 reverse stock split on May 13, 2003	(228,108)	3.50

Outstanding and exercisable at May 31, 2003	228,107	$3.50

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7

Equity (Continued)

Options (Continued)

Additional information about outstanding options to purchase the Company’s common stock as of May 31, 2003 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$3.50	228,107	7.83	$3.50	228,107	$3.50

The fair value of each option granted is estimated on the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions:

	2003	2002
Expected volatility	0%	0%
Risk-free interest rate	4.00%	5.67%
Expected dividends	—	—
Expected life	10 years	10 years
Value of individual options	$.57	$.75

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options granted to employees. Accordingly, no compensation cost has been recognized for grants of options to employees, since the exercise prices were not less than the fair value of the Company’s stock on the grant dates. Had compensation cost been determined based on the fair value on the grant dates for awards under those plans consistent with the methods of SFAS No. 123, the Company’s net income (loss) per share would have been as follows:

	Year Ended May 31,
	2003	2002
Net Income:
As reported	$634,729	$144,302
Pro forma	$526,021	$(36,073)

Income (Loss) Per Share:
As reported	$0.16	$0.04
Pro forma	$0.13	$(0.01)

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8

Commitments and Contingencies

Operating Leases

The Company previously leased office space in Phoenix, Arizona under a month-to-month operating lease agreement, at a rate of $6,300 per month. During September, 2001, the Company signed a three (3) year lease for new office space in Scottsdale, Arizona at a rate of $5,846 per month. The Company also entered into a five (5) year operating lease for office equipment at a rate of $518 per month.

Total rent expense was approximately $76,000 and $97,000 in 2003 and 2002, respectively. Future minimum lease payments are as follows:

Year Ending May 31,	Amount
2004	$112,162
2005	109,718
2006	116,937
2007	117,640

$456,457

Effective July, 2003, the Company entered into a new four-year lease agreement for office space from a related party. Under the terms of the agreement, the Company will pay $9,100 per month for the first two years of the agreement, and $9,803 per month for the third and fourth years. In conjunction with the signing of this lease, the above-mentioned three-year lease, which commenced in September, 2001, was assumed by the related party and no further obligation exists for same.

Advisory Service Agreement

The Company entered into an Advisory Service Agreement on October 8, 1999 with a related party. The agreement engages the related party to act as the exclusive financial advisor for the Company. In consideration for the advisory services, the Company is obligated to pay specific fees. The related party would receive 10% of the gross proceeds of any private placement of equity, 5% of the gross proceeds of any private placement of debt, and 4% of the gross proceeds of any public placement of equity or debt of the Company. A fee would also be received if the Company is involved in a merger or acquisition. The fees are to be (i) 5% of the consideration from $1 to $3,000,000, plus (ii) 4% of the consideration from $3,000,000 to $6,000,000, plus (iii) 3% of the consideration from $6,000,000 to $9,000,000, plus (iv) 2% of the consideration from $9,000,000 to $12,000,000, plus (v) 1% of the consideration in excess of $12,000,000.

The shareholder has the right of first refusal to act as the exclusive financial advisor for the Company for a period of two years from the date of successfully closing a financing, as described above, for a transaction involving the purchase, sale, merger, consolidation or business combination of the Company. The Company and the related party will enter into an agreement appropriate and customary for services and compensation that is competitive to market conditions at the time the right is exercised.

Effective July 18, 2001, the Company renewed its Advisory Service Agreement for an additional two years at a rate of $7,500 per month. It is anticipated by the Company that the Advisory Service Agreement will be renewed subsequent to the year ended May 31, 2003 for an additional two (2) years, at a rate of $12,500 per month.

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9

Related Party Transactions

The accounts receivable from miscellaneous and related parties includes a balance of $7,000 as of May 31, 2003 and 2002 from a related party. The principal receivable as of May 31, 2003 is from $114,000 advanced by the Company to the El Paso franchise. It is anticipated that these funds will be recouped on the resale of the franchise. The total amounts are non-interest bearing, due on demand, and are net of an allowance for doubtful accounts of $12,500 as of May 31, 2003.

Effective in July, 2003, the Company entered into a four-year lease agreement for office space with a related party (See Note 8).

Note 10

Concentration of Credit Risk

The Company maintains cash at various financial institutions. Deposits not to exceed $100,000 are insured by the Federal Deposit Insurance Corporation. At May 31, 2003 and 2002, the Company had uninsured cash and cash equivalents in the approximate amounts of $64,000 and $0, respectively.

Note 11

Subsequent Events

The Company entered into a Definitive Agreement and Plan of Merger with Cragar Industries, Inc. (“Cragar”). The completion of the merger is subject to the effectiveness of the Company’s S-4 registration with the Securities and Exchange Commission, and any applicable blue-sky registration or qualification, the approval of the merger by the majority of the stockholders of Cragar and other customary conditions. Management anticipates the close of the merger in the third quarter of 2003.

Terms

The Company will issue 1,260,199 shares of its common stock in the merger with Cragar. All of the Cragar common stock outstanding will be exchanged for 815,400 shares of the Company’s common stock. In addition, Cragar will convert $1,265,500 of outstanding secured debt to 444,799 shares of the Company’s common stock. Each outstanding option or warrant to acquire shares of Cragar common stock will be exchanged for 0.2124 options or warrants to acquire shares of the Company’s common stock, based on this exchange ratio.

A consulting fee in the amount of $250,000 will be paid in relation to the merger. The fee will be paid $50,000 at the time of closing, and a $200,000 note payable.

The following unaudited pro forma condensed consolidated financial statements reflect the Company’s merger with Cragar Industries, Inc. (“Cragar”). The unaudited pro forma condensed consolidated balance sheet assumes the acquisition of Cragar occurs on May 31, 2003. The unaudited balance sheet of Cragar is dated as of June 30, 2003. Management believes that no material transactions transpired in the ensuing month. The unaudited pro forma condensed consolidated statements of operations combine the operations of the Company for the year ended May 31, 2003, with the operations of Cragar for the year ended June 30, 2003. Management believes that the operating statements of Cragar for the twelve months ended June 30, 2003 would materially reflect the operations of Cragar for the twelve months ended May 31, 2003, if they had been available.

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11

Subsequent Events (Continued)

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES (GEC)

Unaudited Pro Forma Condensed Consolidated Balance Sheets

May 31, 2003

The unaudited pro forma condensed consolidated balance sheet assumes the acquisition of Cragar occurs on May 31, 2003, utilizing the historical audited balance sheets of GEC as of May 31, 2003 and Cragar as of June 30, 2003.

	Historical GEC May 31, 2003	Historical Cragar June 30, 2003		Pro-forma Adjustments	Pro-forma
Current Assets:
Cash and cash equivalents	$280,767	$71,255	(C)	$(50,000)	$302,022
Accounts receivable—trade	242,658				242,658
Accounts receivable—miscellaneous and related party	152,895	130,566			283,461
Investments	—	78,489			78,489
Prepaid expenses	502	9,283			9,785

Total Current Assets	676,822	289,593			916,415

Loans Receivable—Long-term portion	40,000	—			40,000
Property and Equipment, net	2,160	—			2,160
Intangible Assets, net	643,341	—	(A)	3,349,112	4,242,453
			(C)	250,000
Deferred Income Tax and Other Assets	253,000	4,340			257,340

Total Assets	$1,615,323	$293,933			$5,458,368

Current Liabilities:
Notes payable—current portion	$36,956	$1,265,500	(B)	(1,265,500)	$36,956
Accounts payable	259,338	47,310			306,648
Accrued interest	—	8,992			8,992
Accrued liabilities	917,540	1,430	(C)	200,000	1,118,970

Total Liabilities	1,213,834	1,323,232			1,471,566

Commitments and Contingencies	—	—			—

Stockholders’ Equity (Deficit)	401,489	(1,029,299	)(A)	1,029,299	3,986,802

			(A)	2,319,813
			(B)	1,265,500
Total Liabilities and Stockholders’ Equity (Deficit)	$1,615,323	$293,933			$5,458,368

(A)	To record the issuance of 815,400 shares of the Company’s common stock, valued at $2.845 per share, in exchange for all the outstanding shares of Cragar Industries’ common stock.
(B)	To record the conversion of $1,265,500 of debt to 444,799 shares of the Company’s common stock, valued at $2.845 per share.
(C)	To record the payment of $250,000 in consulting fees related to the merger; $50,000 payable upon closing of the merger, and $200,000 payable in installments.

GLOBAL ENTERTAINMENT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11

Subsequent Events (Continued)

GLOBAL ENTERTAINMENT CORPORATION AND SUSIDIARIES (GEC)

Unaudited Pro Forma Condensed Consolidated Operating Statements

May 31, 2003

The unaudited pro forma condensed consolidated operating statements assumes the acquisition of Cragar occurred on the first day of the year ended May 31, 2003, utilizing the historical audited operating statements of GEC for the year ended May 31, 2003 and of Cragar for the year ended June 30, 2003.

	Historical GEC May 31, 2003	Historical Cragar June 30, 2003		Pro-forma Adjustments	Pro-forma
Revenues
Assessment fees	$1,550,000	$—			$1,550,000
Franchise fees	1,620,000	—			1,620,000
Design and build revenue	347,227	—			347,227
Corporate sponsorship revenue	34,286	—			34,286
Business plan development revenue	244,704	—			244,704
Other revenue	48,174	—			48,174
Royalty revenues	—	516,034			516,034

	3,844,391	516,034			4,360,425

Cost of Revenues	626,961	—			626,961

Gross Profit	3,217,430	516,034			3,733,464

Selling, General and Administrative Expenses	2,425,600	747,384			3,172,984
Gain (loss) on investment	—	35,513			35,513

	2,425,600	711,871			3,137,471

Income from Operations	791,830	(195,837)			595,993
Other Income (Expense)
Interest income	1,062	—			1,062
Interest expense	(35,633)	(133,619	)(A)	$133,619	(35,633)
Joint operating agreement split	(122,530)	—			(122,530)
Other	—	157,534			157,534

Net income before extraordinary item	634,729	(171,922)			596,426

Extraordinary item: Forgiveness of debt	—	352,965			352,965

Net income	$634,729	$181,043			$949,391

Income Per Share—Basic and Diluted	$0.16	$0.05			$0.18

Weighted Average Number of Shares Outstanding—Basic and Diluted	4,062,777	3,839,429	(B)	(2,579,230)	5,322,976

(A)	To record the effect of the conversion of the $1,265,500 of debt to equity.
(B)	To record the effect of the issuance of 1,260,199 of the Company’s common stock in exchange for all Cragar Industries’ common stock and $1,265,500 of debt in connection with the merger.

INDEPENDENT AUDITORS’ REPORT

To The Stockholders and Board of Directors of Cragar Industries, Inc.

We have audited the accompanying balance sheet of Cragar Industries, Inc. as of December 31, 2002, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cragar Industries, Inc. as of December 31, 2002, and the results of its operations, changes in stockholders’ deficit, and its cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company’s significant negative working capital and accumulated deficit raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SEMPLE & COOPER, LLP

Certified Public Accountants

Phoenix, Arizona

March 17, 2003

CRAGAR INDUSTRIES, INC.

BALANCE SHEET

December 31, 2002

ASSETS
Current Assets
Cash	$18,616
Non-trade Receivables	237,902
Investment in Wrenchead.com	78,489
Other Current Assets	40,310

Total Current Assets	375,317
Other Assets	17,360

Total Assets	$392,677

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$110,968
Notes payable-current	1,265,500
Accrued interest	9,219
Accrued expenses	3,681

Total Current Liabilities	1,389,368

Total Liabilities	1,389,368

Stockholders’ Deficit
Common stock, par value $.01; 10,000,000 shares authorized, 3,900,221 shares issued and outstanding	38,394
Additional paid-in capital	15,705,799
Accumulated deficit	(16,740,884)

Total stockholders’ deficit	(996,691)

Total Liabilities and Stockholders’ Deficit	$392,677

The Accompanying Notes are an Integral Part of the Financial Statements

CRAGAR INDUSTRIES, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002 and 2001

	2002	2001
Royalty Revenues	$531,954	$459,011
Cost of Goods Sold	—	—
Gross Profit	531,954	459,011
Selling, general and administrative expenses	817,544	556,544
Gain (loss) on investment	35,513	(1,229,029)

Loss from Operations	(250,077)	(1,326,562)

Other operating income (expenses), net
Interest Expense	(133,853)	(132,774)
Other, net	192,295	29,292
Litigation Settlement Proceeds	300,000	—
Gain on Sales of Assets	—	24,501
Total non-operating income (expenses), net	358,442	(78,981)

Net earnings (loss) before income taxes and extraordinary item	108,365	(1,405,543)
Income Taxes	—	—
Net earnings (loss) before extraordinary item	108,365	(1,405,543)
Extraordinary Item: Forgiveness of Debt	352,965	48,512
Net Earnings (Loss)	$461,330	$(1,357,031)

Earnings per share:
Basic:
Income (loss) before extraordinary item	$0.03	$(0.37)
Extraordinary item	0.09	—
Net Income (loss)	$0.12	$(0.37)

Diluted:
Income (loss) before extraordinary item	$0.03	$(0.37)
Extraordinary item	0.09	—
Net Income (loss)	$0.12	$(0.37)

Basic Weighted Average Shares Outstanding	3,900,221	3,721,908

Diluted Weighted Average Shares Outstanding	3,866,168	3,721,908

The Accompanying Notes are an Integral Part of the Financial Statements

CRAGAR INDUSTRIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2002 and 2001

	Common Stock		Preferred Stock
	Number of Shares	Amount	Number of Shares	Amount
Balances at December 31, 2000	3,016,716	$30,167	11,000	$110
Preferred stock converted to common stock	616,131	6,161	(11,000)	(110)
Common stock issued for professional and licensing fees	256,364	2,564	—	—
Common stock issued for exercise of warrants	8,400	84	—	—
Issuance of warrants	—	—	—	—
Net Loss	—	—	—	—
Balances at December 31, 2001	3,897,611	38,976	—	—
Return of common stock and issuance of options	(58,182)	(582)	—	—
Issuance of warrants	—	—	—	—
Net income	—	—	—	—
Balances at December 31, 2002	3,900,221	$38,394	—	—

	Additional Paid-In Capital		Accumulated Deficit	Total Stockholders’ Deficit
	Common	Preferred
Balances at December 31, 2000	$13,904,530	$1,093,515	$(15,597,455)	$(569,133)
Preferred stock converted to common stock	1,335,773	(1,093,515)	(248,309)	—
Common stock issued for professional and licensing fees	398,636	—	581	401,781
Common stock issued for exercise of warrants	8,316	—	—	8,400
Issuance of warrants	31,922	—	—	31,922
Net Loss	—	—	(1,357,031)	(1,357,031)
Balances at December 31, 2001	15,679,177	—	(17,202,214)	(1,484,061)
Return of common stock and issuance of options	582	—	—	—
Issuance of warrants	26,040	—	—	26,040
Net income	—	—	461,330	461,330
Balances at December 31, 2002	$15,705,799	$—	$(16,740,884)	$(996,691)

The Accompanying Notes are an Integral Part of the Financial Statements

CRAGAR INDUSTRIES, INC.

STATEMENTS OF CASH FLOWS

For the Years ended December 31, 2002 and 2001

	2002	2001
Cash flows from operating activities
Net earnings (loss)	$461,330	$(1,357,031)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Gain on disposition of property and equipment	—	(24,501)
(Gain) loss on investment	(35,513)	1,229,029
Extraordinary gain from forgiveness of debt	(352,965)	(48,512)
Issuance of stock for services	—	401,781
Warrants issued for financing costs	26,040	31,922

Increase (decrease) in cash resulting from changes in:
Accounts receivable	—	294,641
Non-trade receivables	(105,669)	(14,549)
Pre-paid expenses and other current assets	199,690	(237,500)
Other assets	12,640	27,624
Accounts payable	(27,875)	99,438
Accrued expenses	(189,011)	(510,523)
Accrued interest	1,220	(1,731)
Net cash used by operating activities	$(10,113)	$(109,912)

Cash flows from investing activities:
Proceeds from disposition of property and equipment	$—	$66,428
Proceeds from sale of investments	297,929	—
Purchase of investments	(262,416)	—
Net cash provided by investing activities	35,513	66,428

Cash flows from financing activities:
Issuance of common stock	—	8,400
Repayment of notes payable to related parties
Net cash provided (used) by financing activities	(40,000)	8,400
Decrease in cash and cash equivalents	(14,600)	(35,084)
Cash and cash equivalents at beginning of year	33,216	68,300
Cash and cash equivalents at end of year	$18,616	$33,216
Supplemental disclosure of cash flow information:
Net cash paid for interest	$132,633	$134,505
Non-cash Financing and Investing Activities
Gain on forgiveness of debt	$352,965	$48,512
Issuance of common stock warrants	$26,040	$31,921

The Accompanying Notes are an Integral Part of the Financial Statements

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

Nature of Operations

Cragar Industries, Inc. (“Cragar” or the “Company”) designed, produced and sold composite, aluminum, steel and wire custom wheels and wheel accessories. It marketed and sold to aftermarket distributors and dealers throughout the United States, Canada, Australia and other international markets. During the year ended December 31, 1999 the Company changed its primary business strategy from the manufacturing, marketing and distribution of CRAGAR products to the licensing of them.

In connection with the reassessment of its business strategy, Cragar entered into licensing agreements and agreements to sell assets to Weld Racing, Inc., Carlisle Tire & Wheel Co., and Performance Wheel Outlet, Inc. Pursuant to these agreements Cragar granted an exclusive worldwide license to manufacture, sell, and distribute certain lines of wheels and related accessories in exchange for a royalty based on sales of the licensed products.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

All short-term investments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposit with a financial institution.

Accounts Receivable

The Company provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, and the Company’s prior history of uncollectible accounts receivable. As of December 31, 2002, no provision was established, as the Company believed all receivables were fully collectible.

Investments

Investments consist of nonmarketable common stock and options to purchase nonmarketable common stock. The investments are stated at the lower of cost or market. During the year ended December 31, 2001, a loss on impairment was reported against the investment in the amount of $1,229,029. The fair value was determined based on sales in a private placement.

Revenue Recognition

Revenue under licensing agreements is recorded as royalties are earned under the agreements.

Income Taxes

Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.

Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Employee Stock Options

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock options and to adopt the “disclosure only” alternative treatment under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). SFAS No. 123 requires the use of fair value option valuation models that were developed for use in valuing employee stock options. Under SFAS No. 123, deferred compensation is recorded for the excess of the fair value of the stock on the date of the option grant, over the exercise price of the option. The deferred compensation is amortized over the vesting period of the option.

Net Income (Loss) Per Common Share

Basic earnings per share include no dilution and are computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period.

Diluted earnings per share amounts are computed based on the weighted average number of shares actually outstanding plus the shares that would be outstanding assuming the exercise of potentially dilutive securities. The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company’s stock. In addition, certain outstanding options are not included in the computation of diluted earnings per share because their effect would be antidilutive.

Basic net loss per common share is computed based on weighted average shares outstanding and excludes any potential dilution from stock options or warrants. Basic net loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per common share reflects potential dilution from the exercise or conversion of securities into common stock or from other contracts to issue common stock. Assumed exercise of the outstanding stock options and warrants at December 31, 2002 and 2001 of 710,100 and 710,475, respectively, have been excluded from the calculation of diluted net loss per common share as their effect is antidilutive.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosure about Fair Value of Financial Instruments” (SFAS 107) requires disclosure of the fair value of certain financial instruments. The following methods and assumptions were used by the Company in estimating fair value disclosures for the financial instruments:

Limitations—Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

uncertainties, and matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from the offering for sale at one time of the Company’s entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

Since the fair value is estimated as of December 31, 2002, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

Current assets and current liabilities—The amounts reported in the balance sheet approximate fair value due to the short maturities of these items.

Recently Adopted Accounting Standards

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations” (hereinafter “SFAS No. 141”). SFAS No. 141 mandates the purchase method of accounting for all business combinations initiated after June 30, 2001. In addition, SFAS No. 141 addresses the accounting for intangible assets and goodwill acquired in business combinations completed after June 30, 2001. The Company adopted SFAS No. 141, as required, on July 1, 2001 with no material impact on its financial statements.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets” (hereinafter “SFAS No. 142”), which revises the accounting for purchased goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results. Instead, each of these assets will be tested, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The Company adopted SFAS No. 142, as required, on January 1, 2002 with no material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (hereinafter “SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related obligation for its recorded amount or incurs a gain or loss upon settlement. The Company adopted SFAS No. 143, as required, on January 1, 2002 with no material impact on its financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (hereinafter “SFAS No. 144”). SFAS No. 144 was issued to resolve certain implementation issues that had arisen under SFAS No. 121. Under SFAS No. 144, a single uniform accounting model is required to be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and certain additional disclosures are required. The Company adopted SFAS No. 144, as required, on January 1, 2002 with no material impact on its financial statements.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions” (hereinafter “SFAS No. 147”). SFAS No. 147 requires that acquisitions of financial institutions be accounted in accordance with SFAS Nos. 141 and 142, and puts any intangible asset there from under the guidance of SFAS No. 144. The Company adopted SFAS No. 147 in October 2002, with no impact on its financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensation-Transition and Disclosure” (hereinafter “SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, Accounting for Stock

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Based Compensation, to provide methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, as well as requiring prominent disclosure about the method and effect of accounting for stock-based compensation. The Company adopted the provisions of SFAS No. 145 as of December 31, 2002 with no material effect on its financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (hereinafter “SFAS No. 145”). SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements, by rescinding SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30 will now be used to classify those gains and losses. Additionally, SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Finally, SFAS No. 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company adopted the provisions of SFAS No. 145 that amend SFAS No. 13, as required, on May 15, 2002 for transactions occurring after such date with no material impact on its financial statements. The Company’s management currently does not expect that the adoption of the remaining provisions of SFAS No. 145, as required, on January 1, 2003 will have a material impact on its financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (hereinafter “SFAS No. 146”). SFAS No. 146 was issued to address the financial accounting and reporting for costs associated with exit or disposal activities, unless specifically excluded. SFAS No. 146 requires that a liability for a cost associated with a covered exit or disposal activity be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. If employees are not required to render service until they are terminated in order to receive the one-time termination benefits or if employees will not be retained to render service beyond the minimum retention period (as dictated by existing law, statute or contract, or in the absence thereof, 60 days), a liability for the termination benefits shall be recognized and measured at its fair value at the communication date. If employees are required to render service until they are terminated in order to receive the one-time termination benefits and will be retained to render service beyond the minimum retention period, a liability for the termination benefits shall be measured initially at the communication date based on the fair value of the liability as of the termination date. The liability shall be recognized ratably over the future service period. SFAS No. 146 also dictates that a liability for costs to terminate an operating lease or other contract before the end of its term shall be recognized and measured at its fair value when the entity terminates the contract in accordance with the contract terms. A liability for costs that will continue to be incurred under a contract for its remaining term without economic benefit to the entity is to be recognized and measured at its fair value when the entity ceases using the right conveyed by the contract. SFAS No. 146 further dictates that a liability for other covered costs associated with an exit or disposal activity be recognized and measured at its fair value in the period in which the liability is incurred. The Company’s management currently does not expect that the adoption of SFAS No. 146, as required, on January 1, 2003 will have a material impact on its financial statements.

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 2

Notes Payable to Related Parties

As of December 31, 2002, notes payable consists of the following:

Note payable to two individuals, with interest at the rate of prime plus 2.25% per annum. Interest payments due monthly; the principal balance due September 1, 2003	1,160,000

Note payable to an individual, with interest at the rate of prime plus 2.25% per annum. Interest payments due monthly; principal balance due April 1, 2003	105,500

$1,265,500

Note 3

Equity

Common Stock

During the year ended December 31, 2002 the Company issued 58,182 common stock options with an exercise price of $0.01 in lieu of shares of common stock per the contract with Trademarketing Resources, Inc. (see Note 5). The value of the common stock options at the date of grant was approximately $120,000.

Warrants

At December 31, 2001, the Company had outstanding Class A warrants to purchase 7,877.5 shares of the Company’s common stock at $1.43 per share. These warrants became exercisable on January 1, 1993 and expired on December 31, 2002. In addition, at December 31, 2000, the Company had outstanding Class C warrants to purchase 21,000 shares of the Company’s common stock at $3.25 per share. These warrants became exercisable on July 1, 1996. During the year ended December 31, 2001 8,400 of these warrants were exercised and the remainder expired on June 30, 2001. In the opinion of management, the exercise price of the Class A and C warrants approximated their fair value at the date of grant; therefore, no debt discount was recorded at the date of grant.

As a result of the completion of the Company’s initial public offering in December 1996, warrants to acquire 977,500 shares of the Company’s common stock at $6.60 per share and representative’s warrants to acquire 85,000 shares of the Company’s common stock at $7.50 per share were outstanding at December 31, 2000. These warrants expired in December 2001.

Warrants to acquire 333,333 shares of the Company’s common stock at $8.75 per share in conjunction with the 1998 issuance of preferred stock were outstanding at December 31, 2000. These warrants became exercisable in January 1998 and expired in January 2001. These warrants were valued at $229,333 and recorded as a contra entry to additional paid-in capital—preferred. This amount was amortized to accumulated deficit on a straight-line basis over the three (3) year life of the warrants.

Warrants to acquire 50,000 shares of the Company’s common stock at $5.25 per share relating to the Company’s 1998 acquisition of a credit facility were outstanding at December 31, 2002 and 2001. The warrants became exercisable in April 1998 and expire in April 2003. These warrants were valued at $21,900 based upon the market value of similar publicly traded warrants as of the date of grant. The warrant value was fully amortized to interest expense in 1998.

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 3

Equity (Continued)

Warrants to acquire 12,500 shares of the Company’s common stock at $3.00 per share related to the acquisition of notes payable were outstanding at December 31, 2002 and 2001. The warrants were exercisable upon issuance and expire in January 2003. These warrants were valued at $13,000 based upon the market value of similar publicly traded warrants as of the date of grant. The total value of these warrants was charged to expense during 1998.

During April 1999 the Company granted warrants to purchase 73,500 shares of the Company’s common stock at $5.00 per share relating to personal pledges made by stockholders related to the Company’s credit facility. The warrants were exercisable upon issuance and expired in April 2002 and were outstanding at December 31, 2001. These warrants were valued at $54,472 based on the market value of similar publicly traded warrants as of the date of grant. The total value of these warrants was charged to expense during the year ended December 31, 1999.

Warrants to purchase 3,500 shares of the Company’s common stock at $1.80 per share relating to the acquisition of notes payable were outstanding at December 31, 2002 and 2001. The warrants were exercisable upon issuance and expired in December 2002. These warrants were valued at $2,825 based on the market value of similar publicly traded warrants as of the date of grant. The total value of these warrants was charged to expense during the year ended December 31, 1999.

Warrants to purchase 77,000 shares of the Company’s common stock at $5.00 per share relating to personal pledges made by stockholders related to the Company’s credit facility were outstanding at December 31, 2002 and 2001. The warrants are exercisable upon issuance and expire in April 2003. These warrants were valued at $2,310 based on the market value of similar publicly traded warrants as of the date of grant. The total value of these warrants was charged to expense during the year ended December 31, 2000.

Warrants to purchase 84,000 shares of the Company’s common stock at $3.15 per share relating to the line of credit provided by the stockholders were outstanding at December 31, 2002 and 2001. These warrants were valued at $2,520 based on the market value of similar publicly traded warrants as of the date of grant. The total value of these warrants was charged to expense during the year ended December 31, 2000.

During the year ended December 31, 2001, warrants to purchase 8,400 shares of the Company’s common stock were exercised. During the year ended December 31, 2000, warrants to purchase 97,500 shares of the company’s common stock were exercised.

Warrants to purchase 84,000 shares of the Company’s common stock at $1.80 per share and 7,000 shares of the Company’s common stock at $2.125 per share relating to the line of credit provided by the stockholders were outstanding at December 31, 2002 and 2001. These warrants were valued at $31,922 based on the market value of similar publicly traded warrants as of the date of grant. The total value of these warrants was charged to expense during the year ended December 31, 2001.

Warrants to purchase 84,000 shares of the Company’s common stock at $1.05 per share and 7,000 shares of the Company’s common stock at $1.45 per share relating to the line of credit provided by the stockholders were outstanding at December 31, 2002. These warrants were valued at $26,040 based on the market value of similar publicly traded warrants as of the date of grant. The total value of these warrants was charged to expense during the year ended December 31, 2002.

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4

Stock Option Plan

During 1996 the Company’s Board of Directors and stockholders formally approved the Company’s stock option and restricted stock plan and non-employee director plan (the Plans), which permit the granting of options to purchase shares of the Company’s common stock to eligible employees and directors. In August, 2001 the Board of Directors approved an amendment to the Plans increasing the number of shares available to the plans to 550,000. The Plans provide that the options may be either incentive or non-incentive stock options. The exercise price for the incentive stock options shall not be less than 100% of the fair market value of the stock at the date of grant and 85% of the fair market value with respect to the non-incentive stock options. Options granted under the Plans must be exercised in whole or in part within 10 years of the date of grant. The Company may also issue stock appreciation rights or restricted stock under the provisions of the Plans with similar terms to the incentive and non-incentive stock options. Shares available for grant under the Plans as of December 31, 2002 and 2001, were approximately 137,400 and 184,900 respectively.

The per share weighted average fair value of stock options granted during 2002 and 2001 was $.55 and $.40, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected dividend yield 0%, expected volatility of 30.1% and 37.9%, respectively, and an expected life of 10 years, respectively. The risk free interest rate was 4.0% and 6.0% for 2002 and 2001, respectively.

The Company applies APB Opinion No. 25 in accounting for its Plans, and accordingly, no compensation cost has been recognized for its stock options to employees in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net income and net loss and net loss per common share for the years ended December 31, 2002 and 2001, respectively, would have been adjusted to the pro forma amounts indicated below.

	2002	2001
Net income (loss)
As reported	$461,330	$(1,357,031)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(22,080)	(68,560)
Pro forma	$439,250	$(1,425,591)

Basic earnings (loss) per share
As reported	$0.12	$(0.37)
Pro forma	$0.11	$(0.38)
Diluted earnings (loss) per share
As reported	$0.12	$(0.37)
Pro forma	$0.11	$(0.38)

The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options’ vesting period.

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4

Stock Option Plan (Continued)

A summary of the aforementioned stock plan for the years ended December 31, 2002 and 2001 is as follows:

	2002		2001
	Weighted Average		Weighted Average
	Number of Shares	Exercise Price	Number of Shares	Exercise Price
Balance at beginning of year	372,600	$4.23	272,600	$4.23
Granted	40,000	1.32	100,000	1.48
Forfeited	—	—	—	—
Exercised	—	—	—	—
Balance at the end of the year	412,600	$3.01	372,600	$3.13
Exercisable at end of year	372,600	$3.20	308,300	$3.12
Weighted average fair value of options granted during the year		$0.55		$0.40

A summary of stock options granted at December 31, 2002 is as follows:

Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life in months)	Exercise Prices	Number Exercisable at December 31, 2002	Weighted Average Remaining Contractual Life (in months
$5.60	9,500	22.50	$5.60	9,500	22.50
5.13	9,500	22.50	5.13	9,500	22.50
4.50	12,000	88.50	4.50	12,000	88.50
4.13	97,600	52.70	4.13	97,600	52.70
3.75	62,500	67.10	3.75	62,500	67.10
3.50	12,000	85.50	3.50	12,000	85.50
3.13	6,000	81.00	3.13	6,000	81.00
3.00	47,500	82.50	3.00	47,500	82.50
2.88	16,000	95.50	2.88	16,000	95.50
2.25	16,000	100.50	2.25	16,000	100.50
2.13	8,000	98.00	2.13	8,000	98.00
1.60	24,000	112.50	1.60	24,000	112.50
1.26	60,000	106.00	1.26	20,000	106.00
1.20	16,000	106.00	1.20	16,000	106.00
0.90	16,000	118.50	0.90	16,000	118.50
	412,600		$3.20	372,600

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 5

Commitments and Contingencies

The Company is involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity. Accordingly, no provision has been made in the accompanying financial statements for losses, if any, that might result from the ultimate resolution of these matters.

The company entered into a four-year contract with Trademarketing Resources, Inc. (“TRI”) wherein TRI will develop a marketing strategy to broaden the use of Cragar’s intellectual property, including the CRAGAR brand name. Under the terms of the agreement TRI will receive total compensation of $120,000 per year payable in common stock of Cragar. In addition, TRI will be paid a commission based on a percentage of gross royalty income from licensees obtained from TRI. The commission rate will vary from 25% of gross royalty income to 37.5% of gross royalty income based upon varying revenue levels. This contract may be cancelled after the second year if certain performance standards have not been met.

The Company and TRI renegotiated the issuance of common stock for 2002 and agreed to the issuance of 58, 182 common stock options with an exercise price of $.01 per share.

Note 6

Income Taxes

The Company had no current income taxes for the years ended December 31, 2002 and 2001. As of December 31, 2002 deferred tax assets consist of the following:

Net operating loss carryforwards-federal	4,517,000
Net operating loss carryforwards-state	573,000
Total deferred tax asset	5,090,000
Less valuation allowance	(5,090,000)

Net deferred tax asset	—

The Company has net operating loss carryforwards at December 31, 2002 of approximately $13,285,000 and $7,166,000 for federal and state income tax purposes, respectively, which begin to expire in 2015 and 2003, respectively.

The net change in the valuation allowance for the year ended December 31, 2002 was an increase of $594,000. For the year ended December 31, 2001 the net change was an increase of $134,100. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes that the inability to utilize net operating loss carryforwards to offset future taxable income within the carryforward periods is more likely than not. Accordingly, a 100 percent valuation allowance has been recorded against the net deferred tax assets.

The effective tax rate is lower than the expected statutory rate due to the utilization of net operating loss carryforwards of approximately $650,000.

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 7

Operating Leases

The Company had leased office and warehouse facilities and various equipment items under operating leases expiring through June 2003. During the year ended December 31, 2001, the Company cancelled all the operating leases. The terms of the cancellations included the payment of approximately $141,400, which was charged to expense during the year ended December 31, 2000.

During December 1999 the Company entered into an agreement to sublease a substantial portion of the facilities that the Company leased. The Company continued to bear primary financial responsibility for the original lease of the facility. The sublease was cancelled in March 2001.

Total gross rental income for the years ended December 31, 2002 and 2001 was approximately zero and $440,000, respectively.

Note 8

Income (Loss) Per Common Share

A summary of the Company’s basic and diluted income (loss) per share is as follows:

Years Ended December 31,	2002	2001
Net income (loss) before extraordinary items	$108,365	$(1,357,031)
Extraordinary item—gain on forgiveness of debt	352,965	—
Income (loss) available to common stockholders used in basic EPS	$461,330	$(1,357,031)

Basic EPS weighted average shares outstanding	3,900,221	3,721,908

Basic income (loss) per common share before extraordinary item	$0.03	$(0.37)
Extraordinary item	0.09	—
Basic (income) loss per common share	$0.12	$(0.37)

Diluted EPS weighted average shares outstanding	3,886,168	3,721,908

Diluted income (loss) per common and common equivalent share before extraordinary item	$0.03	$(0.37)
Extraordinary item	0.09	—
Diluted income (loss) per common and common equivalent share before extraordinary item	$0.12	$(0.37)

The weighted average shares outstanding for diluted earnings per share is increased by the issuance of 46,739 shares of common stock based upon the assumed exercise of 154,182 options and warrants.

CRAGAR INDUSTRIES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 9

Extraordinary Gain

During the years ended December 31, 2002 and 2001 the Company recorded extraordinary gains in the amounts of $352,965 and $48,512, respectively, resulting from the forgiveness of debts by certain creditors of the Company. The extraordinary gain for the year ended December 31, 2002 includes the write off of approximately $231,000 to a vendor that filed bankruptcy in 1999. The assets of the vendor were subsequently purchased out of bankruptcy but it is the Company’s understanding that their account receivable was not a part of the Plan. As the Company has not been contact in several years and based on their belief that their account receivable was not purchased out of bankruptcy they have written the amount off as of December 31, 2002. No tax is calculated on the gain due to the operating loss carryforwards that the Company has available to offset the resulting income.

Note 10

Concentrations of Credit Risk—Major Customers:

During the year ended December 31, 2002 the Company received all of its licensing fee royalties from three licensees.

Note 11

Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $16,740,884 as of December 31, 2002, has generated substantial losses from operations for several years, and has a stockholders’ deficit of $996,691 as of December 31, 2002. The Company’s business plan calls for a change in general business strategy, transitioning from the manufacturing, marketing and distribution of custom wheels and wheel accessories to the licensing of their products. The Company plans to maintain revenues from licensing agreements while substantially decreasing costs. There is no certainty that the Company’s plans will be successfully carried out. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CRAGAR INDUSTRIES, INC.

CONDENSED BALANCE SHEETS

June 30, 2003 and December 31, 2002

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$71,255	$18,616
Non-trade receivables	130,566	237,902
Investments	78,489	78,489
Prepaid expenses	9,283	40,310

Total current assets	289,593	375,317

Other Assets	4,340	17,360

Total Assets	$293,933	$392,677

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$47,310	$110,968
Line of credit	1,265,500	1,265,500
Accrued interest	8,992	9,219
Accrued expenses	1,430	3,681

Total current liabilities	1,323,232	1,389,368

Long Term Debt	—

Total Liabilities	1,323,232	1,389,368

Stockholders’ Deficit
Common stock, par value $ .01; authorized 10,000,000 shares 3,900,221 respectively issued and outstanding	38,394	38,394
Additional paid-in capital—common	15,705,799	15,705,799
Accumulated deficit	(16,773,492)	(16,740,884)

Total stockholders’ deficit	(1,029,299)	(996,691)

Total Liabilities and Stockholders’ Deficit	$293,933	$392,677

See accompanying notes to condensed financial statements

CRAGAR INDUSTRIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

Three Months and Six Months Ended June 30, 2003 and 2002

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Sales	$—	$—	$—	$—
Royalty revenues	142,972	186,427	302,093	318,013

Total revenues	142,972	186,427	302,093	318,013
Cost of goods sold	—	—	—	—

Gross profit	142,972	186,427	302,093	318,013
Selling, general and administrative expenses	113,214	187,708	271,735	341,895

Income (loss) from operations	29,758	(1,281)	30,358	(23,882)

Non-operating income (expenses), net
Interest expense	(33,713)	(40,410)	(67,314)	(67,548)
Litigation settlement	—	—	—	300,000
Other	2,985	321	4,348	39,109

Total non-operating income (expenses), net	(30,728)	(40,089)	(62,966)	271,561

Net earnings (loss) before income taxes	(970)	(41,370)	(32,608)	247,679
Income taxes	—	—	—	—

Net earnings (loss)	$(970)	$(41,370)	$(32,608)	$247,679

Basic earnings (loss) per share	$(0.00)	$(0.01)	$(0.01)	$0.06

Weighted average shares outstanding—basic	3,900,221	3,897,611	3,900,221	3,897,611

Diluted earnings (loss) per share	$(0.00)#	$(0.01)	$(0.01)#	$0.06

Weighted average shares outstanding—diluted	3,900,221 #	3,897,611	3,900,221 #	3,897,611

See accompanying notes to condensed financial statements

CRAGAR INDUSTRIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

Six Months Ended June 30, 2003 and 2002

(unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities
Net earnings (loss)	$(32,608)	$247,679
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Provision for (write-off of) doubtful accounts	—	—
Reduction in (increase in) provision for obsolete and slow moving inventory	—	—
Depreciation and amortization of property and equipment	—	—
Gain on sale of property and equipment	—	—
Gain on sale economic rights to certain investment assets	—	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	—	—
Non-trade receivables	107,336	(203,295)
Prepaid expenses	31,027	77,537
Other assets	13,020	30,000
Accounts payable and accrued expenses	(65,909)	(125,826)
Accrued interest	(227)	1,475

Net cash provided by operating activities	52,639	27,570

Cash flows from investing activities
Purchases in investments	—	—
Dispositions of property and equipment	—	—
Dispositions of economic rights to certain investment assets	—	—

Net cash provided by (used in) investing activities	—	—

Cash flows from financing activities
Net borrowings (repayments) on bank line of credit	—	—
Issuance of common stock	—	—
Proceeds from long-term debt	—	—
Repayments of long-term debt	—	(40,000)

Net cash used in financing activities	—	(40,000)

Net increase (decrease) in cash and cash equivalents	52,639	(12,430)
Cash and cash equivalents at beginning of period	18,616	33,216

Cash and cash equivalents at end of period	$71,255	$20,786

Supplemental disclosure of cash flow information: Cash paid for interest	$67,541	$66,073

See accompanying notes to condensed financial statements

CRAGAR INDUSTRIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

Three Months and Six Months Ended June 30, 2002 and 2001

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net Sales	0.0%	0.0%	0.0%	0.0%
Royalty revenues	100.0%	100.0%	100.0%	100.0%

Total revenues	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	0.0%	0.0%	0.0%	0.0%

Gross profit	100.0%	100.0%	100.0%	100.0%
Selling, general and administrative expenses	79.2%	100.7%	90.0%	107.5%

Income (loss) from operations	20.8%	(0.7)%	10.0%	(7.5)%

Non-operating income (expenses), net
Interest expense	(23.6)%	(21.7)%	(22.3)%	(21.2)%
Litigation settlement	0.0%	0.0%	0.0%	94.3%
Other	2.1%	0.2%	1.4%	12.3%

Total non-operating income (expenses), net	(21.5)%	(21.5)%	(20.8)%	85.4%

Net earnings before income taxes	(0.7)%	(22.2)%	(10.8)%	77.9%

Income taxes	0.0%	0.0%	0.0%	0.0%

Net earnings	(0.7)%	(22.2)%	(10.8)%	77.9%

See accompanying notes to condensed unaudited financial statements

CRAGAR INDUSTRIES, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Three Months Ended June 30, 2003

(Unaudited)

1.	Summary of Significant Accounting Policies

Basis of Presentation:

The interim financial data as of and for the six months ended June 30, 2003, and 2002 is unaudited; however, in the opinion of Cragar, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the six month period ended June 30, 2003 may not be indicative of the results for the entire year.

The year-end balance sheet information was derived from audited financial statements. These interim financial statements should be read in conjunction with Cragar’s audited financial statements.

2.	Basic and Diluted Earnings per Share

Basic and diluted earnings per share amounts are based on the weighted average number of common shares and common stock equivalents outstanding as reflected on Exhibit 11 to Cragar’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.

3.	The accompanying financial statements are prepared using the generally accepted accounting principles which contemplates continuation Cragar as a going concern. However, Cragar has negative working capital and negative equity as of the balance sheet date.

The above conditions indicate that Cragar may be unable to continue in existence. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary should Cragar be unable to continue in existence.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

GLOBAL ENTERTAINMENT CORPORATION

GLOBAL ENTERTAINMENT ACQUISITION CORP.

AND

CRAGAR INDUSTRIES, INC.

Dated as of June 13, 2003

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

Page

INDEX OF EXHIBITS

Exhibit A-1 Persons and Entities to Sign Voting Agreements	A-33

Exhibit A-2 Form of Voting Agreement	A-34

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of June 13, 2003, among Global Entertainment Corporation, a Nevada corporation (“Parent”); Global Entertainment Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Cragar Industries, Inc., a Delaware corporation (“Company”). Parent, Merger Sub and Company are each referred to herein as a “Party” and are collectively referred to as the “Parties, except that Merger Sub shall not be considered a “Party” with respect to Sections 2.4 through 2.20.

RECITALS

A.    Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), Parent and Company intend to enter into a business combination transaction.

B.    The Board of Directors of each of Parent and Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of its long-term business strategy and fair to, and in the best interests of, its shareholders, (ii) has approved and declared advisable this Agreement, and (iii) has approved the Merger and the other transactions contemplated by this Agreement.

C.    The Board of Directors of Company has determined to recommend that its shareholders adopt and approve this Agreement and approve the Merger.

D.    Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of Company listed on Exhibit A-1 are entering into a voting agreement in the form attached hereto as Exhibit A-2 (the “Voting Agreement”).

E.    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as “Surviving Corporation.”

1.2    Effective Time; Closing.    Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger and Reorganization and the Certificate of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of Snell & Wilmer, LLP, One Arizona Center, Phoenix, Arizona, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 7, or at such other time, date and location as the Parties agree in writing (the “Closing Date”).

1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Surviving Corporation.

1.4     Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of Surviving Corporation.

(b)    The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of Surviving Corporation until thereafter amended.

1.5    Directors and Officers.    The initial directors of Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6    Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur, in each case assuming a one-for-two reverse stock split of the outstanding shares of Parent Common Stock:

(a)    Conversion of Company Common Stock.    Each share of Common Stock, $0.01 par value per share, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(e) or issued pursuant to Sections 1.6(b) and (c), will be automatically converted (subject to Section 1.6(g)) into the right to receive (x) a number of shares of Parent Common Stock, $.001 par value per share (“Parent Common Stock”) equal to (A) Eight Hundred Fifteen Thousand Four Hundred (815,400), divided by (B) the total number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (“Exchange Ratio”) and (y) cash in lieu of fractional shares in accordance with Section 1.6(h).

(b)    Conversion of Company Secured Debt.    Each dollar of Seven Hundred and Five Thousand Dollars ($705,000) of Company’s outstanding secured debt (the “Company Secured Debt”) will be converted (subject to Section 1.6(g)) into the right to receive (x) a number of shares of Parent Common Stock equal to (A) Two Hundred Forty-Seven Thousand Eight Hundred Ninety-Two (247,892), divided by (B) the Company Secured Debt and (y) cash in lieu of fractional shares in accordance with Section 1.6(h).

(c)    Optional Conversion of Dworkin Debt.    Upon written notice by the holders of the Company’s remaining outstanding debt of Five Hundred Sixty Thousand Dollars ($560,000) (the “Dworkin Debt”) to the Company and Parent, given on or before the earlier of ninety (90) days following the date of this Agreement or ten (10) days prior to the Effective Time, each dollar of the Dworkin Debt shall be converted into the right to receive (x) a number of shares of Parent Common Stock equal to (A) One Hundred Ninety-Six Thousand Nine Hundred Seven (196,907), divided by (B) the Dworkin Debt and (y) cash in lieu of fractional shares in accordance with Section 1.6(h). The shares of Parent Common Stock issuable pursuant to Sections 1.6(a), (b) and (c) are referred to herein as “Merger Shares.”

(d)    Conversion of Company Warrants and Options.    At the Effective Time, (i) each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”), and (ii) each outstanding warrant to purchase shares of Company Common Stock (each, a “Company Warrant,” and together with each Company Stock Option, a “Company Convertible Security”), shall be assumed by Parent, and converted into a convertible security (the “Assumed Convertible Security”) to acquire on the same terms and conditions as were applicable under such Company Convertible Security as in effect as of the Effective Time to acquire Parent Company Common Stock, except that (i) each such Company Convertible Security will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such Company Convertible Security immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Convertible Security will be equal to the quotient determined by dividing the exercise price per share of such Company Convertible Security immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest tenth of a cent, and (iii) the Merger will not accelerate the exercisability or vesting of any such Company Convertible Security.

(e)    Cancellation of Stock Owned by Company, Parent and Merger Sub.    Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(f)    Capital Stock of Merger Sub.    Each share of Common Stock, $0.01 par value per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value per share, of Surviving Corporation. Certificates for shares of Surviving Corporation will be issued in exchange for certificates of shares of Merger Sub Common Stock.

(g)    Adjustments to Merger Shares.    The total number of Merger Shares shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(h)    Fractional Shares.    No fractional Merger Shares will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fractional Merger Share (after aggregating all fractional Merger Shares to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price per share of Company’s Common Stock as quoted on the NASD’s OTC Bulletin Board during the five (5) trading days immediately preceding the Closing Date (the “Company Stock Price”), less any amount required to be withheld under foreign, federal, state or local tax laws.

1.7 Surrender of Certificates.

(a)    Exchange Agent.    Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b)    Parent to Provide Stock Certificates and Cash.    As promptly as practicable after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article 1, (i) that number of Merger Shares as are issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d), and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(h), less any amounts required to be withheld from such cash under foreign, federal, state or local laws.

(c)    Exchange Procedures.    As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Shares pursuant to Section 1.6 and any dividends or other distributions pursuant to Section 1.7(d) (and cash in lieu of fractional shares pursuant to Section 1.6(h), less any amount required to be withheld from such cash under foreign, federal, state or local tax laws), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for stock certificates representing Merger Shares and any dividends or other distributions pursuant to Section 1.7(d) (and cash in lieu of fractional shares pursuant to Section 1.6(h), less any amount required to be withheld from such cash under foreign, federal, state or local tax laws). Upon surrender of Certificates to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor (x) a stock certificate representing the number of whole Merger Shares into which their shares of Company Common Stock were converted at the Effective Time and any dividends or distributions payable pursuant to Section 1.7(d), and (y) if applicable, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(h) (less any amount required to be withheld from such cash under foreign, federal, state or local tax laws), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full Merger Shares into which such shares of Company Common Stock shall have been so converted and any dividends or distributions payable pursuant to Section 1.7(d) (and, if applicable, cash in lieu of fractional shares pursuant to Section 1.6(h), less any amount required to be withheld from such cash under foreign, federal, state or local tax laws).

(d)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to Merger Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Merger Shares represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, (i) stock certificates representing whole Merger Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole Merger Shares, and (ii) if applicable, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(h), less any amount required to be withheld from such cash under foreign, federal, state or local tax laws.

(e)    Transfers of Ownership.    If stock certificates representing Merger Shares are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of stock certificates representing Merger Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, Surviving Corporation nor any party hereto shall be liable to a holder of Merger Shares or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8    No Further Ownership Rights in Company Common Stock.    All Merger Shares issued in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Surviving Corporation for any reason, they shall be exchanged as provided in this Article 1.

1.9    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, (i) stock certificates representing the Merger Shares into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6 and any dividends or distributions payable pursuant to Section 1.7(d), and (ii) if applicable, deliver or cause to be delivered to such holder a check in respect of any fractional share interests or dividends or distributions, which such holder shall be entitled to receive pursuant to Section 1.6(h), less any amount required to be withheld from such cash under foreign, federal, state or local tax laws; provided, however, that Surviving Corporation may, in its discretion and as a condition precedent to the issuance of such stock certificates representing Merger Shares and/or the issuance of a check in respect of any fractional share interests, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10    Tax Consequences.    The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.11    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, Company and Merger Sub will cause their respective current officers to take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE 2

MUTUAL REPRESENTATIONS AND WARRANTIES OF COMPANY,

PARENT AND MERGER SUB

Each of Company, Parent and Merger Sub, with respect to itself individually and not with respect to any other Party, represents and warrants, subject to such exceptions as are specifically disclosed in writing in the disclosure schedules supplied by it, dated as of the date hereof (the Parent Schedule, the Merger Sub Schedule, and the Company Schedule together are called the “Schedules”, and each individually is called a “Schedule”) referencing a specific representation, and, in the case of Company, except as disclosed in Company’s Form 10-K for the year ended December 31, 2002 or in any Company SEC Report (as defined herein), as follows:

2.1    Organization and Qualification; Subsidiaries.

(a)    Each of such Party and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of such Party and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to such Party and its subsidiaries, taken as a whole. Each of such Party and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be material to such Party and its subsidiaries taken as a whole.

(b)    Such Party has no subsidiaries. None of such Party nor its subsidiaries have agreed or are obligated to make nor are bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof (a “Contract”) under which it may become obligated to make, any future investment in or capital contribution to any entity other than such Party or a direct or indirect wholly owned subsidiary of such Party. None of such Party or any of its subsidiaries directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity, all of which are direct or indirect wholly owned subsidiaries of each such Party.

2.2    Certificate of Incorporation and Bylaws.    Such Party has previously furnished to the other Parties a complete and correct copy of its certificate of incorporation and bylaws and equivalent organizational documents of each of its subsidiaries, each as amended to date (together, the “Charter Documents”), and such Charter Documents are in full force and effect. Neither such Party nor any of its subsidiaries are in violation of any of the provisions of its Charter Documents.

2.3    Authority Relative to this Agreement.    Such Party has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to obtaining the approval of Company’s shareholders of the Merger and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Party and no other corporate proceedings on the part of such Party are necessary to authorize this Agreement, or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Company’s Common Stock in accordance with Delaware Law and the Charter Documents and the filing of the Certificate of Merger pursuant to Delaware Law). This Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.

2.4    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by such Party does not, and the performance of this Agreement by such Party will not, (i) conflict with or violate the Charter Documents, (ii) subject to obtaining the approval of Company’s shareholders of the Merger and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Party or any of its subsidiaries or by which any of its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair such Party’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of such Party or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of such Party or any of its subsidiaries are a party or by which such Party or any of its subsidiaries or any of its properties are bound or affected. Section 2.4(a) of such Party’s Schedule lists all consents, waivers and approvals under any of such Party’s or any of its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits or any material liability to any of such Party or its subsidiaries.

(b)    The execution and delivery of this Agreement by such Party does not, and the performance of this Agreement by such Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”), the rules and regulations of the National Association of Securities Dealers (the “NASD”), and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where the failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a material adverse effect on such Party’s ability to consummate the Merger or perform its obligations under this Agreement.

2.5    Compliance; Permits.

(a)    Neither such Party nor any of its subsidiaries are in conflict with, or in default or violation of, (i) any material law, rule, regulation, order, judgment or decree (each, a “Law”) applicable to such Party or any of its subsidiaries or by which any of their properties are bound or affected, or (ii) any Contract (as defined below) or any other material note, bond, mortgage, indenture, lease, license, permit, franchise or other instrument or obligation to which such Party or any of its subsidiaries are a party or by which such Party or any of its subsidiaries or any of its properties are bound or affected. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of such Party, threatened against such Party or any of its subsidiaries, nor, to the knowledge of such Party, has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Party or any of its subsidiaries, any acquisition of material property by such Party or any of its subsidiaries or the conduct of business by such Party or any of its subsidiaries as currently conducted.

(b)    Such Party and each of its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of such Party and its subsidiaries taken as a whole (collectively, the “Permits”). Such Party and its subsidiaries are in compliance in all material respects with the terms of the Permits.

2.6    Absence of Certain Changes or Events.    Since March 31, 2003, there has not been (i) any Material Adverse Effect on such Party, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, such Party’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by such Party of any of its capital stock or any other securities of such Party or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any such Party’s or any of its subsidiaries’ capital stock, (iv) any granting by such Party or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the ordinary course of business consistent with past practice, or any payment by such Party or any of its subsidiaries of any bonus, except for bonuses made to non-officer employees in the ordinary course of business consistent with past practice, or any granting by such Party or any of its subsidiaries of any increase in severance or termination pay or any entry by such Party or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving such Party or any of its subsidiaries of the nature contemplated hereby, (v) any entry by such Party or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in

Section 2.12) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by such Party in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by such Party of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of such Party other than in the ordinary course of business.

2.7    No Undisclosed Liabilities.    Neither such Party nor any of its subsidiaries have any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of such Party and its subsidiaries taken as a whole, except (i) liabilities provided for in such Party’s balance sheet as of March 31, 2003, (ii) liabilities incurred by such Party since March 31, 2003 in the ordinary course of business, none of which is individually or in the aggregate material to the business, results of operations or financial condition of such Party and its subsidiaries, taken as a whole.

2.8    Absence of Litigation.    There are no material claims, actions, suits or proceedings pending or, to the knowledge of such Party, threatened (or, to the knowledge of such Party, any governmental or regulatory investigation pending or threatened) against such Party or any of its subsidiaries or any properties or rights of such Party or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

2.9    Employee Benefits.

(a)    Employee Benefit Plans.    Such Party does not have, has not maintained or contributed to, and has no liability with respect to, (a) any multi-employer plan, as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974 (“ERISA”), or (b) any employee pension benefit plan, as defined in Section 3(2) of ERISA, subject to Section 412 of the Code. Section 2.9(a) of such Party’s Schedule contains a list setting forth each employee benefit plan or arrangement including, but not limited to, employee welfare benefit plans, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which current or former employees, their spouses or dependents, participate (“Employee Benefit Plans”) (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, if applicable, were furnished to the Parties). With respect to each Employee Benefit Plan of such Party, (i) each has been administered in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims (other than benefit claims in the ordinary course of business) or disputes are pending, or, to the knowledge of such Party, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) such Party has no knowledge of any facts which could give rise to any liability in the event of any investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; (vi) to the knowledge of such Party, no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (vii) all contributions to all Employee Benefit Plans (including contributions that consist of employee deferrals) required of such Party have been completely and timely made, all such contributions have been and are fully deductible for income tax purposes, and no such contributions or deductions have been challenged or disallowed by any Governmental Authority.

(b)    Welfare Plans.    (i) Except as provided in Section 4980B of the Code, such Party is not obligated under any employee welfare benefit plan as described in Section (3)(1) of ERISA (“Welfare Plan”) to provide medical or death benefits with respect to any employee or former employee of such Party or its predecessors after termination of employment; (ii) such Party has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan of such Party, that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan of such Party, that is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

(c)    Other Liabilities.    (i) None of the Employee Benefit Plans of such Party obligates such Party to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change of control” (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the books and records of such Party as of the Closing; and (iii) none of the Employee Benefit Plans of such Party has any unfunded liabilities that are not reflected on such Party’s balance sheet as of March 31, 2003.

2.10    Registration Statement/Proxy Statement/Prospectus.    None of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Merger Shares in or as a result of the Merger (the “S-4”) will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. None of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC by Parent and Company pursuant to Section 6.1 hereof (the “Proxy Statement/Prospectus”) will, at the date mailed to the shareholders of Company, at the times of the shareholder meeting of Company (the “Shareholders’ Meeting”) in connection with the transactions contemplated hereby, and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any statement made, omitted or incorporated by reference on the basis of information supplied by Parent or Merger Sub which is contained or incorporated by reference in, or omitted from, any of the foregoing documents, and Parent and Merger Sub make no representation or warranty with respect to any statement made, omitted or incorporated by reference on the basis of information supplied by Company which is contained or incorporated by reference in, or omitted from, any of the foregoing documents.

2.11    Labor Matters.    (i) There are no controversies pending or, to the knowledge of such Party, threatened, between such Party or any of its subsidiaries and any of its employees; (ii) as of the date of this Agreement, none of such Party or any of its subsidiaries are bound by or subject to (and none of their respective assets or properties are bound by or subject to) any collective bargaining agreement or other labor union contract applicable to persons employed by such Party or its subsidiaries nor does such Party or its subsidiaries know of any activities or proceedings of any union to organize any such employees; and (iii) as of the date of this Agreement, none of such Party or any of its subsidiaries have any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any group of employees of such Party or any of its subsidiaries. There is no pending or, to the knowledge of such Party, threatened labor dispute involving such Party and any group of its employees nor has such Party experienced any labor interruptions over the past three (3) years, and such Party considers its relationship with its employees to be good. Such Party and its subsidiaries are in compliance in all respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

2.12    Intellectual Property.

(a)    Each of such Party and its subsidiaries holds or has a right to hold all right, title and interest to, or hold valid and enforceable licenses or sublicenses for, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, know-how and other proprietary rights and information that are used in the business of such Party or its subsidiaries as currently conducted (the “Intellectual Property”), and the consummation of the transactions contemplated hereby will not materially alter or impair any such rights.

(b)    None of such Party or any of its subsidiaries own any patents or patent applications.

(c)    No claim, action, suit or proceeding against such Party or any of its subsidiaries has been made or is pending or, to the knowledge of such Party, threatened, and neither such Party nor any of its subsidiaries have received any written notice of any such claim, action, suit or proceeding in connection with the operation of the business of such Party or any of its subsidiaries or any of the material assets or properties of such Party or any of its subsidiaries, either (i) based upon, challenging or seeking to deny or restrict the use of any Intellectual Property in the operation of such Party’s or such Party’s subsidiaries’ business, or (ii) alleging that any of such Party or such Party’s subsidiaries’ activities, services provided or products sold, or Intellectual Property used, are being conducted, provided, sold or used in violation of any intellectual property rights of any third person.

(d)    To the knowledge of such Party, (i) there are no third person’s intellectual property rights that infringe upon the Intellectual Property, or any Intellectual Property or any product or service sold by such Party that violates or infringes upon any intellectual property right owned by, or other right of, a third person, and (ii) there are no pending claims or charges brought by such Party or any of its subsidiaries against any person with respect to the use of any Intellectual Property or the enforcement of any of such Party’s and or any of its subsidiaries’ rights relating to the Intellectual Property.

(e)    Such Party or its subsidiaries own all right, title and interest in all material Intellectual Property conceived, developed or reduced to practice by the employees, consultants and independent contractors of such Party or any of its subsidiaries for all work done related to the business of such Party or any of its subsidiaries during their time of employment, consultancy or engagement, free of any Lien. All current and former employees, consultants and independent contractors who are or were involved in, or who have contributed to, the creation or development of any material Intellectual Property have executed and delivered to such Party an appropriate written agreement assigning to such Party all right, title and interest in any material Intellectual Property they may have contributed to or developed. To such Party’s knowledge, all such agreements continue to be in full force and effect in accordance with their respective terms with respect to all employees, consultants and independent contractors actively engaged in the research and development of intellectual property for such Party or any of its subsidiaries. No current or former employee, consultant, director, officer, stockholder or independent contractor has made a claim to or, to the knowledge of such Party, has any right, claim or interest in or with respect to any Intellectual Property of such Party or its subsidiaries.

2.13    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon such Party or its subsidiaries or to which such Party or any of its subsidiaries are a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Party or any of its subsidiaries, any acquisition of property by such Party or any of its subsidiaries or the conduct of business by such Party or any of its subsidiaries as currently conducted.

2.14    Title to Property.    None of such Party or any of its subsidiaries own any real property. Such Party and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, claims, charges, encumbrances and other third-party rights of any kind except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which such

Party or any of its subsidiaries lease from others material real or personal property are in full force and effect, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which such Party or any of its subsidiaries has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of such Party and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

2.15    Tax Matters.

(a)    Such Party and each of its subsidiaries have timely filed all Tax Returns (as defined below) of such Party or its subsidiaries that they were required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by such Party or any subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the such Party’s financial statements or amounts payable with respect to periods or portions of periods after such Party’s balance sheet dated March 31, 2003. Such Party and each of its subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither such Party nor any of its subsidiaries have any material liability for unpaid Taxes accruing after the date of its latest financial statements except for Taxes incurred in the ordinary course of business since that date. There are no liens for Taxes on the properties of such Party or any of its subsidiaries, other than liens for Taxes not yet due and payable.

(b)    No Tax Returns of such Party or any of its subsidiaries have been audited. Such Party has delivered or made available correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by such Party or any of its subsidiaries for the last three years. Neither such Party nor any of its subsidiaries have waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(c)    Neither such Party nor any of its subsidiaries are a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Neither such Party nor any of its subsidiaries are a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or “disregarded entity” for United States federal income tax purposes.

(d)    Neither such Party nor any of its subsidiaries are obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

(e)    Neither such Party nor any of its subsidiaries have been or, to such Party’s knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Neither such Party nor any of its subsidiaries have filed or will file any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state Tax laws) apply to such Party or such subsidiaries. Neither such Party nor any of its subsidiaries have filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither such Party nor any of its subsidiaries are currently or have been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

(f)    Neither such Party nor any of its subsidiaries have incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state or local or other Tax law).

(g)    Neither such Party nor any of its subsidiaries have been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person, or as a result of any express or implied obligation to indemnify any other person. As used herein, “Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

2.16    Environmental Matters.    Except as have not had and could not reasonably be expected to have, in the aggregate, a material adverse effect on such Party’s assets, financial condition or operating results, such Party (i) has obtained all applicable permits, licenses and other authorizations which are required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by such Party (or its agents); (ii) is in compliance with all terms and conditions of any required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) is not aware of nor has it received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from such Party’s (or any agent’s) manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable requirements of such federal, state or local laws, rules or regulations to register any products or materials required to be registered by such Party (or its agents) thereunder.

2.17    Brokers.    Except for the initial $50,000 fee payable to Miller Capital Corporation by Company, the balance of which shall be paid by Surviving Corporation if the Merger is consummated, such Party has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.18    Agreements, Contracts and Commitments.

(a)    Such Party has attached to such Party’s Schedule or otherwise furnished to the other Parties true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which such Party or any of its subsidiaries are a party affecting the obligations of any party thereunder) to which such Party or any of its subsidiaries are a party or by which any of their assets or properties are bound that (i) obligate such Party for commitments in excess of $250,000 in any given year, (ii) relate to any debt or security agreement in an amount greater than $100,000, or (iii) have a term greater than five (5) years from the date hereof, and are otherwise material to the business, assets or properties of such Party and its subsidiaries taken as a whole.

(b)    Except as specifically disclosed in such Party’s Schedule (i) since the date of such Party’s March 31, 2003 balance sheet, no significant customer or supplier has indicated that it will stop or materially decrease the rate of business done with such Party, except for changes in the ordinary course of such Party’s business; (ii) such Party has performed all material obligations required to be performed by it in connection with the contracts or commitments of such Party described herein and such Party has not been advised of or received any claim of default under any such contract or commitment; (iii) such Party has no present expectation or intention of not fully performing any obligation pursuant to any contract or commitment of such Party; and (iv) such Party has no knowledge of any breach or anticipated breach by any other party to any contract or commitment of such Party.

2.19    Insurance.    Such Party maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of such Party and its subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of such Party and its subsidiaries. There is no material claim by such Party or any of its subsidiaries pending under any of their material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.20    Board Approval.    The Board of Directors of such Party has, as of the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and has approved the Merger and the other transactions contemplated hereby, and (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of such Party and fair to, and in the best interests of, such Party and its shareholders. The Board of Directors of the Company has determined to recommend that the shareholders of Company adopt and approve this Agreement and approve the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the Company Schedule supplied by Company to Parent dated as of the date hereof referencing a specific representation, as follows:

3.1    Capitalization.

(a)    The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock and 200,000 shares of Preferred Stock (“Company Preferred Stock”), each having par value $0.01 per share. As of the close of business on May 16, 2003 (i) 3,842,039 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company; (iii) 242,949 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1996 Non-Employee Directors’ Stock Option Plan; (iv) 289,215 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1996 Stock Option and Restricted Stock Plan; (v) 202,281 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants; (vi) 57,051 shares of Company Common Stock were available for future grant under the 1996 Non-Employee Directors’ Stock Option Plan; (vii) 10,785 shares of Company Common Stock were available for future grant under the 1996 Stock Option and Restricted Stock Plan; (viii) 32,658 shares of Company Common Stock were reserved for issuance upon the exercise of other outstanding options to purchase

Company Common Stock, (ix) 58,182 shares of Company Common Stock were reserved for issuance upon the exercise of options to purchase Company Common Stock, which are assumed to be exercised for other purposes under this Agreement; and (x) no shares of Company Preferred Stock were issued or outstanding. From the close of business on May 16, 2003 through the date hereof, Company has not issued any shares of Company Common Stock (other than shares of Company Common Stock issued pursuant to the exercise of options purported in this Section 3.1(a) to be outstanding) or any options, warrants or other rights to acquire Company Common Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, Company’s Charter Documents or any agreement or document to which Company is a party or by which it is bound. Section 3.1(a) of the Company Schedule sets forth the following information with respect to each Company Convertible Security outstanding as of the date of this Agreement: (i) the name and address of the holder (ii) the number of shares of Company Common Stock subject to such Company Convertible Security; (iii) the exercise price of such Company Convertible Security; (iv) the date on which such Company Convertible Security was granted; and (v) the applicable vesting schedule. All shares of Company Common Stock subject to issuance in connection with a Company Convertible Security, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock, all outstanding Company Convertible Securities, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements (as defined below). For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

(b)    Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset but excluding restrictions on transfer under applicable securities laws) directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

(c)    As of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries are a party or by which any of them are bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the Closing, there will be no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which any of them is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and there is, except for the Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other similar agreement or understanding to which

Company or any of its subsidiaries are a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. There are no equity-based compensation awards (whether payable in cash or otherwise) outstanding nor are there any commitments to issue any such awards.

3.2    SEC Filings.

(a)    Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission (“SEC”) after March 31, 2002 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by Company with the SEC after March 31, 2002. The Company SEC Reports (i) were prepared in accordance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) together with any public announcements in a news release issued by the Dow Jones news service, PR Newswire or any equivalent service made by Company, did not at the time they were filed or issued (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company’s subsidiaries is required to file any reports or other documents with the SEC.

(b)    Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

3.3    Financial Statements.    The audited consolidated financial statements and unaudited interim financial statements (including any related notes and schedules) set forth in Company SEC Reports, including any Company SEC Reports filed after the date hereof until the Closing, (A) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), or published rules and regulations of the SEC, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of interim unaudited statements, subject to usual and recurring year-end adjustments normal in nature and which are not expected to be material in amount) and (B) fairly present in all material respects the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected to be material in amount.

3.4    State Takeover Statutes.    The Board of Directors of Company has approved the Merger, this Agreement and the transactions contemplated hereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby, the provisions of Section 203 of the Delaware Law to the extent, if any, such Section is applicable to the Merger, this Agreement, and the transactions contemplated hereby. To Company’s knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement or the transactions contemplated hereby.

3.5    Vote Required.    The affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company capital stock necessary to adopt and approve this Agreement and approve the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company, subject to such exceptions as are specifically disclosed in writing in the Parent Schedule supplied by Parent to Company dated as of the date hereof referencing a specific representation, as follows:

4.1    Capitalization.    The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of Preferred Stock, $.001 par value per share (the “Parent Capital Stock”). At the close of business on May 16, 2003, (i) 8,134,755 shares of Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) no shares of Common Stock were held in treasury by Parent, (iv) 467,215 shares of Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Common Stock (“Parent Options”). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent’s and Merger Sub’s respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger, has conducted no business and has no material assets or liabilities except as necessary for such purpose. All Parent Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the Merger Shares to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. The Merger Shares to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 promulgated under the Securities Act.

4.2    Financial Statements.    The audited consolidated financial statements and unaudited interim financial statements (including any related notes and schedules) set forth in Section 4.2 of the Parent Schedule, (A) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of interim unaudited statements, subject to usual and recurring year-end adjustments normal in nature and which are not expected to be material in amount) and (B) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected to be material in amount.

ARTICLE 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1    Conduct of Business by Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall, and shall cause each of its subsidiaries to, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

In addition, except as expressly permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a)    Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, provided Company may exchange, reprice, or otherwise modify existing stock options and warrants to the extent such action does not violate Section 7.3(g);

(b)    Grant (whether in cash, stock, equity securities, property or otherwise) any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

(c)    Transfer or license to any person or entity or otherwise extend, amend or modify any rights to Company’s Intellectual Property, or enter into grants to transfer or license to any person future patent rights other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company’s Intellectual Property;

(d)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f)    Issue, grant, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, except as contemplated by Section 1.6(b), (c) and (d) or Section 7.3(g);

(g)    Cause, permit or propose any amendments to Company’s Charter Documents;

(h)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances;

(i)    Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory or product licenses in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company or any of its subsidiaries, or lend funds to any third party (other than intercompany loans in the ordinary course of business or advances to employees for travel and other reasonable business expenses in the ordinary course of business);

(j)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, and (ii) pursuant to credit facilities existing as of the date of this Agreement.

(k)    Except as set forth in Section 5.1(k) of the Company Schedule, adopt or amend any employee benefit plan, policy, or arrangement or any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, increase the salaries, wage rates, fringe benefits (including rights to severance or indemnification) or other compensation of any of its directors, officers, employees or consultants or those of any of its subsidiaries, or grant any equity-based compensation award (whether payable in cash, shares or otherwise);

(l)    (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, (A) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, and (B) of such other claims, liabilities and obligations which do not, in the aggregate, exceed $25,000, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any material confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

(m)    Make any individual or series of related payments outside of the ordinary course of business in excess of $25,000, provided that it is understood that payment by Company, before or after the Effective Time, of the reasonable actual fees and expenses of any financial, legal, accounting or other professional service advisors for services provided prior to the Effective Time with respect to the transactions contemplated by this Agreement or otherwise, shall not constitute a payment outside of the ordinary course of business;

(n)    Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any of its subsidiaries thereof is a party if doing so would be materially adverse to the Company or any of its subsidiaries or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o)    Enter into or materially modify in any manner adverse to Company or any of its subsidiaries contracts, agreements, or obligations relating to the distribution, sale, license (other than to end users in the ordinary course of business) or marketing by third parties of the products of Company or any of its subsidiaries or products licensed by Company or any of its subsidiaries;

(p)    Revalue any of the assets of Company or any of its subsidiaries or, except as required by GAAP, make any change in accounting methods, principles or practices;

(q)    Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $25,000 individually;

(r)    Engage in any action that would be reasonably likely to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code whether or not otherwise permitted by the provisions of this Article 5;

(s)    Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its subsidiaries or settle or compromise any material income tax liability;

(t)    Agree in writing or otherwise to take any of the actions described in Section 5.1(a) through (s) above.

5.2    Conduct of Business by Parent.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall, and shall cause each of its subsidiaries to, except to the extent that Company shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

In addition, except as expressly permitted by the terms of this Agreement or as set forth in Section 5.2 of the Parent Schedule, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

(a)    Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)    Issue, grant, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of stock options, warrants, and other convertible securities outstanding as of the date of this Agreement or the grant, issuance, delivery and/or sale to employees, directors, or consultants of options, warrants, securities or shares of capital stock;

(c)    Declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital or split, combine or reclassify any share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than dividends or distributions by any of Parent’s subsidiaries to Parent or any of Parent’s subsidiaries or a one-for-two reverse stock split;

(d)    Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or its subsidiaries, except repurchases of shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(e)    Cause, permit or propose any amendments to the Company’s Charter Documents, except as it relates to transactions contemplated by, or permitted by, this Agreement;

(f)    Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or enter into any joint ventures, strategic partnerships or alliances, if such acquisition would require Parent to include audited financial statements of the acquired business in the S-4;

(g)    Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory or product licenses in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company or any of its subsidiaries;

(h)    Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person other than in the ordinary course consistent with past practice;

(i)    Lend funds to any third party (other than intercompany loans in the ordinary course of business or advances to employees for travel and other reasonable business expenses in the ordinary course of business);

(j)    (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, (A) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the consolidated financial statements (or the notes thereto) of Parent as of March 31, 2003 or incurred since such date, and (B) of such other claims, liabilities and obligations which do not, in the aggregate, exceed $50,000, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any material confidentiality or similar agreement to which Parent or any of its subsidiaries are a party or of which Parent or any of its subsidiaries are a beneficiary;

(k)    Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000, provided that it is understood that payment by Parent, before or after the Effective Time, of the reasonable actual fees and expenses of any financial, legal, accounting or other professional service advisors for services provided prior to the Effective Time with respect to the transactions contemplated by this Agreement or otherwise, shall not constitute a payment outside of the ordinary course of business;

(l)    Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Parent or any of its subsidiaries thereof is a party if doing so would be materially adverse to Parent or any of its subsidiaries or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(m)    Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $100,000 individually;

(n)    Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its subsidiaries or settle or compromise any material income tax liability;

(o)    Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(p)    Engage in any action that could cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article 5; or

(q)    Agree in writing or otherwise to take any of the actions described in Section 5.2 (a) through (p) above.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1    Proxy Statement/Prospectus; Registration Statement.

(a)    Promptly after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the S-4 and (ii) the Proxy Statement/Prospectus. Each of the Parties hereto shall use commercially reasonable efforts to cause the S-4 to become effective promptly after the date hereof, and, prior to and after the effective date of the S-4, except as otherwise provided in this Agreement, Parent shall take all action reasonably required under any applicable Laws in connection with the issuance of Merger Shares pursuant to the Merger. Parent or Company, as the case may be, shall promptly furnish all information concerning Parent or Company as the other Party may reasonably request in connection with such actions and the preparation of the S-4 and the Proxy Statement/Prospectus. Promptly after the effective date of the S-4, the Proxy Statement/Prospectus shall be mailed to the shareholders of Company. Each of the Parties shall use its best efforts to cause the Proxy Statement/Prospectus to comply as to form and substance with respect to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the NASD.

(b)    The Proxy Statement/Prospectus shall solicit the approval of this Agreement and the Merger and include the recommendation of the Board of Directors of Company to Company’s shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of Company to withdraw its recommendation in the exercise of its good faith judgment as to its fiduciary duties to Company or its shareholders, which judgment is based upon the advice of counsel.

(c)    Each of Parent and Company shall promptly amend or supplement the Proxy Statement/Prospectus to the extent required by law to do so. No amendment or supplement to the Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed. Each of the Parties shall advise the other Parties, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Merger Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

6.2    Shareholders’ Meeting.    Company shall call the Company Shareholders’ Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger, pursuant to the Proxy Statement/Prospectus, and Company shall use reasonable efforts to hold the Company Shareholders’ Meeting promptly, and in no event more than 90 days, after the date on which the S-4 becomes effective. Nothing herein shall prevent Company from adjourning or postponing the Company Shareholders’ Meeting if there are insufficient shares of Company Common Stock necessary to conduct business at the meeting of the shareholders to approve this Agreement and the Merger. Unless Company’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 6.4, Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement/Prospectus and shall take all other reasonable action necessary or advisable to secure the vote or consent of its shareholders required by Delaware Law or applicable stock exchange requirements to obtain such approval. Company shall take all other action reasonably necessary or advisable to promptly secure any vote or consent of shareholders required by applicable Law and Company’s certificate of incorporation and bylaws or equivalent organizational documents to effect the Merger.

6.3    Confidentiality; Access to Information.    Each Party will afford each other Party, and its accountants, counsel and other representatives reasonable access to such Party’s properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as may reasonably be requested. No information or knowledge obtained in any investigation pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

6.4    No Solicitation.

(a)    Takeover Proposal.    Until the Effective Date, neither Company nor its subsidiaries, officers, directors, employees or other agents will, directly or indirectly, take any action to solicit, initiate or intentionally encourage any offer or proposal for, or any indication of interest in (whether written or oral), (i) a merger or other business combination involving Company, or (ii) the sale of any equity interest in Company (a “Takeover Proposal”); provided that the transactions contemplated by this Agreement shall in no event be deemed to constitute a Takeover Proposal. Company shall promptly notify Parent if Company (or to its knowledge any of the other enumerated persons or any shareholder of Company) is approached by any person interested in acquiring its assets or capital stock.

(b)    Superior Offer.    Notwithstanding Section 6.4(a) above, if an unsolicited written Takeover Proposal shall be received by the Board of Directors of Company, then (i) if neither Company nor its subsidiaries, officers, directors, employees or other agents and representatives have violated in any material respect any of the restrictions in Section 6.4(a), and (ii) to the extent the Board of Directors of Company believes in good faith (after consultation with its financial advisors) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Company’s shareholders than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”), and (iii) the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to take action with respect to such Superior Proposal would be inconsistent with the fiduciary duties of the Board of Directors of Company to its shareholders under applicable law, Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with such a Superior Proposal information and take such other actions with respect to such Superior Proposal as are consistent with the fiduciary obligations of Company’s Board of Directors, and such actions with respect to such Superior Proposal shall not be considered a breach of Section 6.4(a), provided that in each such event Company (A) notifies Parent in writing of such determination by its Board of Directors, (B) provides Parent with a summary of the Superior Proposal received from such third party so long as disclosure does not cause the breach of any non-disclosure or confidentiality agreements, and (C) advises Parent generally of documents containing or referring to non-public information that are supplied to such third party so long as such disclosure does not cause the breach of any outstanding non-disclosure or confidentiality agreements. Notwithstanding the immediately preceding sentence, neither Company nor its representatives may take any action with respect to a Superior Proposal unless the Board of Directors of Company has determined, after consulting with its investment bankers, that such third party is actually capable of making a Superior Proposal. Additionally Company shall not enter into a definitive agreement with respect to, and the Board of Directors of Company shall not approve or recommend to its shareholders, a Takeover Proposal (including a Superior Proposal) unless Company shall have terminated this Agreement and paid to Parent all amounts payable pursuant to Section 8.3(b) hereof.

6.5    Public Disclosure.    Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other Party will be made prior to any such release or public statement; provided that the foregoing obligations shall terminate immediately following any withdrawal, modification or change by the Board of Directors of Company of its recommendation of this Agreement or the Merger in a manner adverse to Parent or Parent’s shareholders. The Parties have agreed to the text of the joint press release announcing the signing of this Agreement.

6.6    Reasonable Efforts; Notification.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (ii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or the Voting Agreement or any of the transactions contemplated hereby or thereby, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement and by the Voting Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b)    The Parties shall give prompt notice to each other of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of any Party to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Sections 7.2(a), 7.2(b), 7.3(a), or 7.3(b) could reasonably be expected to not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.7    Third-Party Consents.    As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

6.8    Company Benefit Plans.    Effective immediately preceding the Effective Time, Company shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to Company that such 401(k) plans shall not be terminated) (collectively, “Company Employee Plans”). Unless Parent provides such written notice to Company, no later than three business days prior to the Effective Time, Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective immediately preceding the Effective Time) pursuant to resolutions of Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require. In the event that distribution or rollover of assets from the trust of a 401(k) Plan that is terminated (or to be terminated) is reasonably anticipated to trigger liquidation, surrender or other fees to be paid from plan assets or by Company or any of its subsidiaries, Company shall take such actions as are necessary to reasonably estimate the amount of such fees and provide such estimate to Parent at least 30 days prior to the Effective Time.

6.9    Employee Compensation.    Each person who was an employee of Company immediately prior to the Effective Time, shall be, at the Effective Time, an at-will employee of Parent or Surviving Corporation, to the extent permitted by applicable law (a “Continuing Employee”); provided that each employee employed in the United States shall provide proof satisfactory to Parent of the right to work in the United States. Arrangements with respect to compensation and retention of specified key employees of Company shall be as set forth in Section 6.9 of the Parent Schedule.

6.10    Indemnification.

(a)    From and after the Effective Time, Parent will, and will cause Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and any person who served as a director or officer at any time prior to the Effective Time in effect immediately prior to the Effective Time and any indemnification provisions under Company’s Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the “Indemnified Parties”) as those contained in Company’s Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

(b)    For a period of six years after the Effective Time, Parent will, and will cause Surviving Corporation to, use its commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Company’s directors’ and officers’ liability insurance policy on terms (including coverage) comparable to (and not substantially less advantageous than) those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or Surviving Corporation be required to expend an annual premium for such coverage in excess of 150% of the annual premium currently paid by Company.

(c)    This Section 6.10 shall survive the consummation of the Merger, is intended to benefit Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

6.11    Tax-Free Reorganization.    From and after the Effective Time, Parent will not take any action if such action would cause the Merger to fail to qualify as a tax-free reorganization described in Section 368(a) of the Code. Without limiting the generality of the foregoing, after the Merger, (a) Parent will cause Company to continue its historic business or use a significant portion of its historic business assets in a business; and (b) Parent will not, and will not permit Company to, take any position in or with regard to their respective tax returns (or any amendments thereto) that is inconsistent with the treatment of the Merger as a tax-free reorganization described in Section 368 of the Code.

6.12    Section 16 Matters.    Prior to the Effective Time, the Board of Directors of each of Parent and Company shall adopt a resolution consistent with the interpretative guidance of the SEC so that the receipt by Company Insiders of Merger Shares in exchange for Company Common Stock pursuant to the Merger, shall be exempt transactions for purposes of Section 16 of the Exchange Act by any officer or director of Company who may become a covered person for purposes of Section 16 of the Exchange Act (a “Company Insider”).

6.13    Parent Benefit Plans.

(a)    As soon as administratively practicable after the Effective Time, Parent shall take commercially reasonable action so that employees of Company and its subsidiaries shall be entitled to participate in such employee benefit plans, programs or arrangements of Parent (“Parent Benefits Plans”) so that each Company employee who becomes an employee of Parent or any of its subsidiaries is eligible for benefits that are substantially similar in the aggregate to those provided to a similarly situated employee of Parent and its subsidiaries (it being understood that inclusion of the employees of the Parent and its subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans). To the extent permitted under the Parent Benefits Plans, Parent shall cause each Parent Benefit Plan in which employees of the Parent and its subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with Company and its subsidiaries to the same extent such service was credited for such purposes by Company under comparable benefit plans (but in no event shall such accounting for prior service result in additional benefit accruals or amounts).

(b)    If former or active employees of Company or any of its subsidiaries become eligible to participate in a medical, dental or vision benefits plan of Parent, Parent shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, dental or vision benefits plans of Parent, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Employee Plan prior to the Effective Time.

(c)    If, in accordance with Section 6.8 of this Agreement, Company is required to terminate its plan which is qualified under Section 401(k) of the Code (the “Company 401k Plan”), Parent hereby agrees that, subject to the approval of the plan administrator and in accordance with the terms of Parent’s tax-qualified 401(k) plan (the “Parent’s 401(k) Plan”), Parent will use commercially reasonable efforts to cause Parent’s 401(k) Plan to accept rollovers or direct rollovers of “eligible rollover distributions” within the meaning of Section 402(c) of the Code made with respect to Company’s employees pursuant to Company’s 401(k) Plan by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to Parent’s 401(k) Plan in accordance with this Section 6.13(c) shall at all times be 100% vested and shall be invested in accordance with the provisions of Parent’s 401(k) Plan.

6.14    Board of Directors of Parent.    At the Effective Time, the Board of Directors of Parent shall consist of seven members. Until the annual meeting of Parent in 2005, Parent shall nominate and use commercially reasonable efforts to cause to be elected to the Board of Directors of Parent, Michael Hartzmark, Ph.D. and Mark Schwartz. Each such member of the Board of Directors of Parent shall remain in office until his or her respective successors are duly elected or appointed and qualified, unless removed by shareholder’s as provided by law. Upon any such removal, a new director or directors may be designated by those persons who were directors of Company immediately prior to the Effective Time.

6.15    Administrative Services and License Agreements.    Upon the execution of this Agreement, Parent and Company shall execute the Administrative Services Agreement and License Agreement in the form attached hereto as Exhibit B and Exhibit C.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Shareholder Approval.    This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of Company.

(b)    Dissenters’ Rights.    No more than ten percent (10%) in interest of Company’s shareholders shall have exercised dissenters’ rights.

(c)    Registration Statement Effective and Blue Sky Qualification.    The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC. Any applicable registration, qualification, approval, exemptions, waivers or consents as may be required under any Blue Sky Laws shall have been timely obtained or satisfied.

(d)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign (which has jurisdiction over Company or Parent), seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each Party agrees to use its reasonable efforts to have such injunction or other order lifted.

(e)    OTCBB Listing.    The Merger Shares issuable to the shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger (including shares underlying Company Convertible Securities) shall be eligible for quotation on the OTC Bulletin Board upon official notice of issuance.

7.2    Additional Conditions to Obligations of Company.    The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) with the same force and effect as if then made, except that this clause shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, taken together, have not had a Material Adverse Effect on Parent. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the President of Parent.

(b)    Agreements and Covenants.    Parent and Merger Sub shall have in all material respects performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by the President of Parent.

(c)    Parent Stock Option Plan.    Parent shall have amended its stock option plan in a manner to enable it to comply with Section 1.6(d).

(d)    Reverse Stock Split.    Parent shall have effected a one-for-two reverse stock split of Parent Company Common Stock.

7.3    Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)    Representations and Warranties.    The representations and warranties of Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Effective Time (except to the extent such representations and warranties shall have been made as of an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) with the same force and effect as if then made, except that this clause shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, taken together, have not had a Material Adverse Effect on Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the President of Company.

(b)    Agreements and Covenants.    Company shall have in all material respects performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the President of Company.

(c)    Consents.    Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 2.4(a) of the Company Schedule.

(d)    Conversion of Debt.    Company and the holders of the Company Secured Debt shall have consented and taken all actions necessary to convert the Company Secured Debt pursuant to Section 1.6(b) herein.

(e)    Optional Conversion or Restructuring of Dworkin Debt.    Company and the holders of the Dworkin Debt shall have consented to and taken all actions necessary to either (x) convert the Dworkin Debt pursuant to Section 1.6(c) herein, or (y) restructure the Dworkin Debt pursuant to the terms set forth in Section 7.3 of the Company Schedule.

(f)    Exchange of Options and Warrants.    Company and the holders of the Company Stock Options and Company Warrants shall have consented and taken all actions necessary to effect an exchange of the Company Stock Options and Company Warrants, such that following such exchange and the conversion of such Company Stock Options and Company Warrants pursuant to Section 1.6(d), the Company Stock Options and Company Warrants together will not be exercisable into a number of shares of Parent Common Stock greater than 164,903, and at an exercise price not less than $3.50 per share.

(g)    Tax Opinion.    Company shall have received a written opinion from its tax counsel (Greenberg Traurig, LLP) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Company agrees to make such reasonable representations as requested by its tax counsel for the purpose of rendering such opinion.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Parent and Company:

(a)    by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

(b)    by either Company or Parent if the Merger shall not have been consummated by October 31, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)    by either Company or Parent if the approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure to obtain such shareholder approval and such action or failure to act constitutes a breach of this Agreement;

(e)    by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Parent is cured during such thirty (30)-day period);

(f)    by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 8.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonably efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by Company is cured during such thirty (30)-day period);

(g)    by Company, if the Board of Directors of Company shall approve or recommend to Company Shareholders a Superior Proposal or shall have resolved to approve or recommend to Company Shareholders a Superior Proposal.

8.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other Parties (or such later time as may be required by Section 8.1). In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 8.3 and Article 9, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement (it being understood that, for purposes of this Section 8.2, the representations and warranties of Company and Parent in Sections 2, 3 and 4 of this Agreement, are made solely as of the date of this Agreement).

8.3    Fees and Expenses.

(a)    General.    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys’ and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto.

(b)    Termination Fee.

Parent Termination Fee.    In the event (x) Parent terminates this Agreement other than as permitted hereunder, or (y) Company terminates this Agreement pursuant to Section 8.1(e) as a result of the failure by Parent to satisfy any closing condition within its control, then Parent shall, within five business days after such termination has occurred, pay Company an amount equal to $250,000.

Company Termination Fee.    In the event (x) Company terminates this Agreement other than as permitted hereunder, (y) Parent terminates this Agreement pursuant to Section 8.1(f) as a result of the failure by Company to satisfy any closing condition within its control, or (z) Company terminates this Agreement pursuant to Section 8.1(g) in connection with a Superior Proposal, then Company shall, within five business days after such termination has occurred, pay Parent an amount equal to $250,000.

In the event of a payment pursuant to this Section 8.3(b), such payment shall be in full satisfaction of all obligations and liabilities of the paying Party to the other, arising out of the termination of this Agreement.

8.4    Amendment.    Subject to applicable law, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and Company.

8.5    Extension; Waiver.    At any time prior to the Effective Time, any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 9

GENERAL PROVISIONS

9.1    Survival of Representations and Warranties.    The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)    if to Parent or Merger Sub, to:

Global Entertainment Corporation

5111 N. Scottsdale Road, Suite 108

Scottsdale, Arizona 85250

Attention: Rick Kozuback

Telecopy No.: (480) 949-8616

with copies to:

Snell & Wilmer, LLP

One Arizona Center

Phoenix, Arizona 85004

Attention: Steven D. Pidgeon

Telecopy No.: (602) 382-6070

(b)    if to Company, to:

Cragar Industries, Inc.

4620 East Arcadia Lane

Phoenix, Arizona 85018

Attention: Michael Hartzmark

Telecopy No.: (602) 852-0538

with a copy to:

Greenberg Traurig, LLP

2375 E. Camelback Road, Suite 700

Phoenix, Arizona 85016

Attention: Robert Kant

Telecopy No.: (602) 445-8100

9.3    Interpretation; Definitions.

(a)    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)    For purposes of this Agreement:

the term “knowledge” means with respect to a Party, with respect to any matter in question, the actual knowledge of the executive officers of such Party after reasonable inquiry;

the term “Material Adverse Effect,” when used in connection with an entity, means any fact, change, event, development, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its subsidiaries, other than any Effect that such entity successfully bears the burden of proving is directly and primarily the result of (A) the announcement or pendency of the Merger, excluding any Effect attributable to loss of employees or litigation or (B) conditions generally affecting any of the industries in which such entity operates or the U.S. economy and which do not disproportionately affect such entity; provided, however, that any change of such entity’s stock price or trading volume, in and of itself, shall not be taken into account in determining whether there has been, or will be, a Material Adverse Effect.

the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

9.4    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.5    Entire Agreement; Third-Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.10.

9.6    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7    Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9    Rules of Construction.    The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.10    Assignment.    No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.10 shall be void.

9.11    Deliveries.    Any deliveries required of Company under this Agreement to either or both of Parent and Merger Sub may be delivered solely to Parent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GLOBAL ENTERTAINMENT CORPORATION

By:	/s/ RICHARD KOZUBACK
Name:	Richard Kozuback
Its:	President and Chief Executive Officer

GLOBAL ENTERTAINMENT ACQUISITION CORP.

By:	/s/ RICHARD KOZUBACK
Name:	Richard Kozuback
Its:	President

CRAGAR INDUSTRIES, INC.

By:	/s/ MICHAEL L. HARTZMARK
Name:	Michael L. Hartzmark,
Its:	CEO

EXHIBIT A-1

COMPANY SHAREHOLDERS TO SIGN VOTING AGREEMENTS

Michael Hartzmark, Ph.D.

Marc Dworkin

Mark Schwartz

Donald E. McIntyre

Michael R. Miller

Estate of Sidney Dworkin

Harry Schwartz

Dolores Hartzmark

EXHIBIT A-2

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June     , 2003, by and between Global Entertainment Corporation, a Nevada corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Cragar Industries, Inc., a Delaware corporation (“Company”).

RECITALS

A.    Company and Parent have entered into an Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”), which provides for the merger (the “Merger”) of Company with a wholly owned subsidiary of Parent. Pursuant to the Merger, all outstanding capital stock of Company shall be converted into the right to receive shares of Common Stock of Parent, as set forth in the Reorganization Agreement;

B.    Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options and warrants as is indicated on the signature page of this Agreement; and

C.    In consideration of the execution of the Reorganization Agreement by Parent, Shareholder (solely in his or her capacity as such) agrees to vote the Shares (as defined below) so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.    Certain Definitions.    Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this Agreement:

(a)    “Expiration Date”    shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to Article 8 thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

(b)    “Person”    shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(c)    “Shares”    shall mean all shares of Company Common Stock owned of record or beneficially by Shareholder as of the record date for every meeting of the shareholders of the Company called, and at every adjournment thereof, and as of the date of every action or approval by written consent of the shareholders of the Company prior to the Expiration Date, including all shares of Company Common Stock which Shareholder acquires after the date hereof; provided that “Shares” shall not include any securities of Company sold pursuant to a plan for trading securities adopted prior to the date hereof by Shareholder designed to avail Shareholder of the affirmative defense provided by Rule 10b5-1 promulgated under the Exchange Act (a “Rule 10b5-1 Plan”) or pursuant to a margin agreement or similar agreement entered into by Shareholder prior to the date hereof, to the extent provided in Section 2(a) below.

(d)    Transfer.    A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, offers to sell, makes any short sales of, pledges, encumbers, lends, hypothecates, enters into any type of equity swap or hedging of, grants an option with respect to, transfers or disposes of such security, any interest therein, or the economic consequences of ownership of such security or (ii) enters into an agreement, contract or commitment providing for the sale of, making any short sales of, pledge of, lending of, encumbrance of, equity swap or hedging of, grant of an option with respect to, transfer of or disposition of such security, any interest therein or the economic consequences of ownership of such security, other than any such actions pursuant to which such Person maintains all voting rights with respect to such security.

2.    Transfer of Shares.

(a)    Transferee of Shares to be Bound by this Agreement.    Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not cause or permit any Transfer (other than a Transfer (i) pursuant to a Rule 10b5-1 Plan adopted prior to the date hereof by Shareholder, (ii) pursuant to any margin agreement or similar agreement entered into by Shareholder prior to the date hereof, (iii) made in accordance with the Reorganization Agreement, or (iv) specifically required by any court order) of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request) and delivered such executed counterpart of this Agreement and the attached proxy to Parent.

(b)    Transfer of Voting Rights.    Shareholder agrees that, during the period from the date of this Agreement through the Expiration Date, Shareholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares, except as expressly provided in this Agreement or as may be specifically required by court order.

(c)    No Limitation on Discretion as Director.    This Agreement is intended solely to apply to the exercise by Shareholder of rights attaching to ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Shareholder who is a director of the Company with respect to, any action which may be taken or omitted by Shareholder acting in Shareholder’s fiduciary capacity as a director of the Company.

3.    Agreement to Vote Shares.

(a)    Agreement to Vote.    Until the Expiration Date, at every meeting of the shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company, Shareholder (in his or her capacity as such) shall cause the Shares to be voted (i) to adopt and approve the Reorganization Agreement and approve the Merger (the “Company Approval Matters”), and (ii) in favor of any transaction contemplated by the Merger or the Reorganization Agreement.

(b)    No Other Agreement.    Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

5.    Representations and Warranties of the Shareholder.    Shareholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the final page of this Agreement; (ii) on and as of the date hereof, does not beneficially own any securities of the Company other than the shares of Company Common Stock and options and warrants to purchase shares of Common Stock of Company indicated on the final page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy (including but not limited to the voting of the Shares in favor of any transaction contemplated by the Merger or the Reorganization Agreement).

6.    Additional Documents; Consents.    Shareholder (solely in his or her capacity as such) hereby covenants and agrees to (a) execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement, and (b) obtain any consents or approvals necessary or desirable, in the reasonable opinion of Parent, to carry out the intent of this Agreement.

7.    Termination.    This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

8.    Miscellaneous.

(a)    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)    Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c)    Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)    Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e)    Notices.    All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Global Entertainment Corporation

5111 N. Scottsdale Road, Suite 108

Scottsdale, Arizona 85250

Attention: Rick Kozuback

Telecopy No.: (480) 949-8616

with copies to:

Snell & Wilmer, LLP

One Arizona Center

Phoenix, Arizona 85004

Attention: Steven D. Pidgeon

Telecopy No.: (602) 382-6070

If to Shareholder:

To the address for notice set forth on the signature page hereof.

(f)    Governing Law.    This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

(g)    Entire Agreement.    This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h)    Effect of Headings.    The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i)    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written. The undersigned is executing this Agreement only in his capacity as a shareholder. Such signature in no way affects his obligations as an officer or director of the Company.

GLOBAL ENTERTAINMENT CORPORATION

By:
Name:
Its:

SHAREHOLDER

Signature of Shareholder:

Print Name of Shareholder:

Address of Shareholder:

Telephone:

Facsimile No.

Shares beneficially owned:

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options, warrants or other rights

Exhibit A

IRREVOCABLE PROXY

The undersigned shareholder of Cragar Industries, Inc., a Delaware corporation (“Company”), hereby irrevocably (to the fullest extent permitted by law) appoints                      and                      and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or shares of capital stock of Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Global Entertainment Corporation, a Nevada corporation (“Parent”), and the undersigned shareholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”), by and among Parent, a wholly owned subsidiary of Parent (“Merger Sub”) and Company. The Reorganization Agreement provides for the merger of Merger Sub with and into Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Article 8 thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every meeting of the shareholders of the Company called, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company (i) to adopt and approve the Reorganization Agreement and approve the Merger (the “Company Approval Matters”) and (ii) in favor of any transaction contemplated by the Merger or the Reorganization Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date; provided that, solely with respect to (i) Shares sold prior to the Expiration Date pursuant to a plan for trading securities (a “Trading Plan”) adopted prior to the date hereof by the undersigned shareholder designed to avail the undersigned shareholder of the affirmative defense provided by Rule 10b5-1 promulgated under the Exchange Act (“Rule 10b5-1 Shares”) or (ii) Shares sold prior to the Expiration Date pursuant to any margin agreement or similar agreement entered into prior to the date hereof by the undersigned shareholder (“Margin Shares”) (which sales pursuant to (i) and (ii) shall not, when aggregated with all other Transfers after the date hereof and prior to the Expiration Date pursuant to any margin agreement or similar agreement by other directors and executive officers of Company, exceed 2% of the outstanding number of shares of common stock of Company as of the date hereof), this Proxy shall terminate and be of no further force and effect with respect to such Rule 10b5-1 Shares or Margin Shares immediately prior to the sale of such Rule 10b5-1 Shares or Margin Shares pursuant to any Trading Plan or margin agreement or similar agreement, respectively. The undersigned is executing this Proxy only in his capacity as a shareholder. Such signature in no way affects his obligations as an officer or director of Company

Dated:    June     , 2003

Signature of Shareholder:

Print Name of Shareholder:

Shares beneficially owned:

             shares of the Company Common Stock

             shares of the Company Common Stock issuable upon exercise of outstanding options, warrants or other rights.

EXHIBIT B

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

EXHIBIT C

FORM OF LICENSE AGREEMENT

ANNEX B

Delaware Appraisal Rights

§ 262.  Appraisal Rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. ’01, eff. 7-1-01.)

Part II

Information Not Required In Prospectus

Item 20.    Indemnification of Directors and Officers

Subsection 2 of Section 78.7502 of Chapter 78 of the Nevada Revised Statutes (the “NRS”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or that, with respect to any criminal action or proceeding, he had reasonable cause to believe his actions were unlawful.

Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards to those described above expect that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought, or other court of competent jurisdiction, determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent a person acting in the capacities set forth above has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the NRS provides that any indemnification provided for by Section 78.7502 of the NRS (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

Article IX of Global Entertainment’s Bylaws reflect these indemnification provisions. Article IV of Global Entertainment’s Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the NRS, no director or officer of Global Entertainment shall be personally liable to Global Entertainment or any of its stockholders for damages for any breach of fiduciary duty as a director or officer.

Item 21.    Exhibits and Financial Statement Schedules

(a)    See Exhibit Index.

(b)    Not applicable.

Item 22.    Undertakings

The undersigned Registrant hereby undertakes:

(1)    That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2)    That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3)    That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

(5)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Page Follows]

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Global Entertainment Corporation has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on September 20, 2003.

GLOBAL ENTERTAINMENT CORPORATION

By	/s/ RICHARD KOZUBACK
Richard Kozuback President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Richard Kozuback as his, her or its attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD KOZUBACK Richard Kozuback	Director, President and Chief Executive Officer (Principal Executive Officer)	September 20, 2003

/s/ PHILIP LAJOIE Philip LaJoie	Chief Accounting Officer (Principal Financial and Accounting Officer)	September 20, 2003

/s/ JAMES TRELIVING James Treliving	Director and Chairman of the Board	September 20, 2003

/s/ GEORGE MELVILLE George Melville	Director and Secretary	September 20, 2003

/s/ TERRY S. JACOBS Terry S. Jacobs	Director	September 20, 2003

/s/ DONALD HEAD Donald Head	Director	September 20, 2003

Exhibit Index

Exhibit
2.1	Agreement and Plan of Merger and Reorganization, dated as of July 13, 2003, by and among Global Entertainment Corporation, Global Entertainment Acquisition Corp. and Cragar Industries, Inc. (included as Annex A to the proxy statement/prospectus filed as part of this Registration Statement).

2.2*	First Amendment to Agreement and Plan of Merger and Reorganization, dated as of July 13, 2003, by and among Global Entertainment Corporation, Global Entertainment Acquisition Corp. and Cragar Industries, Inc. (included as Annex A to the proxy statement/prospectus filed as part of this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of Global Entertainment Corporation

3.2	Bylaws of Global Entertainment Corporation

3.3	Second Amended and Restated Certificate of Incorporation of Cragar Industries, Inc. filed with the State of Delaware on October 1, 1996 (1)

3.4	Amended and Restated Bylaws of Crager Industries, Inc. (1)

3.5	Form of Certificate of Designation (3)

4.1	Form of Voting Agreement, dated as of June 13, 2003, signed by eight stockholders of Cragar Industries, Inc. (included as Exhibit A-2 to Agreement and Plan of Merger and Reorganization included as Annex A to the proxy statement/prospectus filed as part of this Registration Statement)

4.2	Form of Stock Option/Restricted Stock Grant for grants made pursuant to either or both the Cragar Industries, Inc. 1996 Non-Employee Directors’ Stock Option Plan and the Cragar Industries, Inc. 1996 Stock Option and Restricted Stock Plan (1)

5.1*	Opinion of Snell & Wilmer, LLP as to the legality of Global Entertainment’s securities

8.1*	Tax Opinion of Greenberg Traurig, LLP

10.1	Global Entertainment Corporation 2000 Long Term Incentive Plan

10.2	Amendment to Global Entertainment Corporation 2000 Long Term Incentive Plan

10.3*	Third Renewal Agreement between Global Entertainment Corporation and Miller Capital Corporation, dated August 8, 2003

10.4	Employment Agreement between Global Entertainment Corporation and Richard Kozuback, dated April 18, 2000

10.5	Joint Operating Agreement between Global Entertainment Corporation and the Central Hockey League

10.6	Form of License Agreement between Western Professional Hockey League, Inc. and franchisees

10.7	Form of Amendment to License Agreement between Western Professional Hockey League, Inc. and franchisees

10.8*	Exclusive Field of Use License Agreement between Cragar Industries, Inc. and CIA Wheel Group, effective as of October 1, 2003

10.9	Administrative Services Agreement between Global Entertainment Corporation and Cragar Industries, Inc., dated as of June 13, 2003

10.10	Licensing Representation Agreement between Global Entertainment Corporation and Cragar Industries, Inc.

10.11	Cragar Industries, Inc. 1996 Non-Employee Directors’ Stock Option Plan (1)

10.12	First Amendment to the Cragar Industries, Inc. 1996 Non-Employee Directors’ Stock Option Plan, dated October 1, 1996 (1)

10.13	Cragar Industries, Inc. 1996 Stock Option and Restricted Stock Plan (1)

Exhibit
10.14	First Amendment to the Cragar Industries, Inc. 1996 Stock Option and Restricted Stock Plan, dated October 1, 1996 (1)

10.15	Form of Promissory Note of Cragar Industries, Inc., dated March 16, 1999 (4)

10.16	Form of Security Agreement underlying Promissory Note of Cragar Industries, Inc., dated March 16, 1999 (4)

10.17	Agreement of Purchase and Sale of Assets between Cragar Industries, Inc. and Weld Racing, Inc., dated September 30, 1999 (5)

10.18	Exclusive Field of Use License Agreement between Cragar Industries, Inc. and Weld Racing, Inc., dated September 30, 1999 (5)

10.19	Agreement of Purchase and Sale of Assets between Cragar Industries, Inc. and Carlisle Tire and Wheel Co., dated October 15, 1999 (5)

10.20	Exclusive Field of Use License Agreement between Cragar Industries, Inc. and Carlisle Tire and Wheel Co., dated October 15, 1999 (5)

10.21	Form of Promissory Note of Cragar Industries, Inc., dated December 22, 1999 (6)

10.22	Form of Security Agreement underlying Promissory Note of Cragar Industries, Inc., dated December 22, 1999 (6)

10.23	Stock Option (7)

10.24	Sales Agreement (7)

10.25	Amendment to Sales Agreement (7)

10.26	Form of Promissory Note of Cragar Industries, Inc., dated August 1, 2000 (8)

10.27	Form of Security Agreement underlying Promissory Note of Cragar Industries, Inc., dated August 1, 2000 (8)

10.28	Form of Security Agreement (Pledge) underlying Promissory Note of Cragar Industries, Inc., dated August 1, 2000 (8)

21.1	Subsidiaries of Global Entertainment Corporation

23.1	Consent of Semple & Cooper, LLP, independent public accountants with respect to Global Entertainment Corporation’s financial statements.

23.2	Consent of Semple & Cooper, LLP, independent auditors with respect to Cragar Industries, Inc.’s financial statements.

23.3*	Consent of Snell & Wilmer, LLP (included as part of its opinion filed as Exhibit 5.1).

23.4*	Consent of Greenberg Traurig, LLP (included as part of its opinion filed as Exhibit 8.1).

24.1	Power of Attorney (included on signature page of registration statement).

99.1	Form of Proxy of Cragar Industries, Inc.

*	To be filed by amendment.
(1)	Incorporated by reference to Cragar’s Registration on Form SB-2 (No. 333-13415)
(2)	Incorporated by reference to Cragar’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (No. 1-12559)
(3)	Incorporated by reference to Cragar’s Current Report of Form 8-K, filed January 23, 1999 (No. 1-12559)
(4)	Incorporated by reference to Cragar’s Quarterly Report on Form 10-QSB, filed on May 12, 1999 (No. 1-12559)
(5)	Incorporated by reference to Cragar’s Quarterly Report on Form 10-QSB, filed on November 15, 1999 (No. 1-12559)

(6)	Incorporated by reference to Cragar’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (No. 1-12559)
(7)	Incorporated by reference to Cragar’s Quarterly Report on Form 10-QSB, filed on August 15, 2000 (No. 1-12559)
(8)	Incorporated by reference to Cragar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (No. 1-12559)
(9)	Incorporated by reference to Cragar’s Registration Statement on Form S-8 filed on May 22, 2001 (No. 333-61414)
(10)	Incorporated by reference to Cragar’s Quarterly Report on Form 10-QSB, filed on August 14, 2001 (No. 1-12559)